As filed with the Securities and Exchange Commission on April 24, 2007

Registration No. 333-140439

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FiberTower Corporation

(Exact name of registrant as specified in its charter)

Delaware	52-1869023
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Co-Registrants

(see next page)

Thomas A. Scott
185 Berry Street, Suite 4800	185 Berry Street, Suite 4800
San Francisco, California 94107	San Francisco, California 94107
(415) 659-3500	(415) 659-3500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
W. Mark Young
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Co-Registrants

Exact Name of Co-Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
FiberTower Network Services Corp.	Delaware	4812	52-2312256
FiberTower Solutions Corporation	Delaware	4812	20-3363366
ART Licensing Corp.	Delaware	4812	52-1933157
ART Leasing, Inc.	Delaware	4812	91-2048517
Teligent Services Acquisition, Inc.	Delaware	4812	20-2303658

Subject to Completion, dated April 24, 2007

The information in this  prospectus is not complete and may be changed.  The selling securityholders  may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$498,630,000

FIBERTOWER CORPORATION

9.00% CONVERTIBLE SENIOR SECURED NOTES DUE 2012 AND
THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

We issued $402.5 million in aggregate principal amount of notes in a private placement on November 9, 2006. This prospectus may be used by selling securityholders to resell their notes, including up to $96.13 million in aggregate principal amount of additional notes that may be issued in payment of interest thereon, as described below. This prospectus also may be used by selling securityholders to resell the shares of common stock issuable upon conversion of the notes from time to time, including any shares of common stock that may be issued upon conversion of the notes in connection with any “make-whole premiums,” as described below.

We will pay interest on the notes at an annual rate of 9.00% semi-annually on May 15 and November 15 of each year, beginning on May 15, 2007. If no default has occurred and is continuing, then on any or all of the next four interest payment dates after the fourth interest payment date, we may elect to make payments of interest in additional notes in a principal amount equal to such interest amount, provided that the interest rate applicable to the notes for the period to which such interest payment relates will be 2.0% higher than the interest rate otherwise applicable to the notes. Thereafter, interest on the notes will only be payable in cash.

The notes will mature on November 15, 2012. Unless the notes are previously redeemed or converted, we will redeem the notes at 125.411% of their principal amount on November 15, 2012.

Holders may convert the notes into shares of our common stock at an initial conversion rate equal to 120.627 shares per $1,000 principal amount of notes, representing an initial conversion price of approximately $8.29 per share, in each case subject to adjustment, at any time after 90 days from the initial issue date of the notes until the close of business on the business day immediately preceding the final maturity date. In the event holders elect to convert their notes prior to November 15, 2009, we will pay holders a make-whole premium. We will also pay a make-whole premium if holders convert their notes in connection with certain designated events that occur on or prior to November 15, 2010.

The notes will be fully, unconditionally and irrevocably guaranteed on a senior secured basis by each of our existing and future domestic restricted subsidiaries, jointly and severally. The notes and the guarantees will rank senior in right of payment to all of our and the guarantors’ future subordinated indebtedness and equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness.

The notes and the guarantees will initially be secured, to the extent permitted by law, by a first priority pledge (subject to permitted liens) of substantially all of our and our existing and future domestic restricted subsidiaries’ assets, other than certain excluded assets, and by a first priority pledge (subject to permitted liens) of the stock of all of our existing and future domestic restricted subsidiaries, subject, in each case, to a prior lien to secure a $50.0 million working capital facility and, in certain cases, a pari passu lien on certain assets up to $250.0 million of other indebtedness.

The notes are not redeemable before November 15, 2010. Under certain circumstances, we may redeem any of the notes, in whole or in part, at any time on or after November 15, 2010 at 100% of the aggregate accreted principal amount, together with accrued and unpaid interest, including liquidated damages, if any, on the notes to the redemption date. If certain designated events occur prior to maturity, holders may require us to repurchase all or part of their notes for cash at a repurchase price equal to 101% of their aggregate accreted principal amount, plus accrued and unpaid interest, and liquidated damages, if any, up to, but excluding, the repurchase date. On or after November 15, 2010, if our common stock has traded at or above 150% of the then effective conversion price for 20 of any 30 consecutive trading days and the daily trading volume for each such trading day which, when multiplied by the closing sale price for such trading day, equals at least $8.0 million, we may redeem any of the notes, in whole or in part, at any time on or after November 15, 2010.

Shares of our common stock are listed on the Nasdaq Global Market under the symbol “FTWR.” On April 23, 2007, the last reported closing sale price of our common stock was $4.97.

We will not receive any proceeds from the resale by the selling securityholders of the notes or the common stock. Other than underwriting discounts and commissions and transfer taxes, if any, we will pay all expenses of the registration of the notes, guarantees and shares of common stock and certain other expenses.

Investing in our securities involves risks. Please read “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Under no circumstances should the delivery to you of this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “FiberTower,” “we,” “us,” and “our” mean FiberTower Corporation and its wholly owned subsidiaries. Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “First Avenue” mean First Avenue Networks, Inc. and all references in this prospectus to “Old FiberTower” mean FiberTower Network Services Corp. (formerly FiberTower Corporation), in each case prior to the merger between First Avenue and Old FiberTower (which we refer to as the “Merger”). In this prospectus, we sometimes refer to the notes, common stock, and guarantees collectively as the “securities.”

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, which we refer to as the Securities Act, that registers the sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.fibertower.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•       our annual report on Form 10-K for the year ended December 31, 2006; and

•       the description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the offerings hereunder are completed, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address: FiberTower Corporation, Attn: Investor Relations, 185 Berry Street, Suite 4800, San Francisco, CA 94107, (202) 251-5210.

ii

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements” within the meaning of the Securities Act of 1933, as amended. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our anticipated financial condition, results of operations and business in the future, including expectations, beliefs, projections, future plans and strategies and assumptions concerning future results and events. These forward-looking statements generally may, but do not necessarily, include words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “predicts,” “potential,” “continue” or similar expressions. The forward-looking information contained in this prospectus is generally located under the headings “Prospectus Summary,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” but may be found in other locations as well. Forward-looking statements are not guarantees. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are inherently subject to risks, uncertainties and assumptions. Accordingly, there can be no assurance that such plans, intentions or expectations will be achieved or that any trends noted in this prospectus will continue. We caution you that any forward-looking statement reflects only our belief as of the date of this prospectus. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We undertake no obligation to update or revise any forward-looking statements after the date of this prospectus.

Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, those identified under “Risk Factors” in this prospectus and in the annual and quarterly reports we have filed with the SEC and that are incorporated by reference in this prospectus, including, but not limited to, the following:

•       we may not successfully integrate the businesses of First Avenue and Old FiberTower in a timely manner, and anticipated synergies from the Merger may not be achieved;

•       our ability to utilize our net operating losses may be limited;

•       we expect to incur negative cash flows and operating losses for at least the next few years;

•       we may be unable to execute our business strategy;

•       we may not be able to obtain necessary financing;

•       we may incur significant costs to develop new sites, without any assurance of significant future revenues from those sites;

•       we are a new entrant into a highly competitive market, and a single customer has accounted for a large portion of our revenues;

•       we may face intense competition in the marketplace from competitors with greater financial resources;

•       general economic and business conditions or conditions within our industry may change;

•       we may experience delays or difficulties in expanding our network;

•       our FCC licenses are subject to regulatory and other risks; and

•       we may not be able to hire and retain key personnel.

iii

PROSPECTUS SUMMARY

The following summary highlights certain information contained in or incorporated by reference in this prospectus. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and the financial statements and the notes incorporated by reference in this prospectus. You should carefully read this entire prospectus and should consider, among other things, the matters described in the “Risk Factors” section before deciding to invest in the notes or the shares of common stock issuable upon conversion of the notes.

The Company

We are a leading provider of facilities-based backhaul services to wireless carriers. Backhaul is the transport of voice and data traffic from a wireless carrier’s mobile base station, or cell site, to its mobile switching center, or MSC, where the traffic is then switched onto a fixed telecommunications network. We utilize our comprehensive wireless spectrum assets to provide backhaul services through a hybrid radio/fiber network architecture. Our services allow wireless carriers to optimize their networks, enabling significant improvements in their availability, reliability, scalability and cost, while providing a long-term solution for the increasing demand for backhaul capacity. We secured our first national agreement with a major wireless carrier in 2002 and launched our services into our first market in Dallas, Texas in April 2003. As of December 31, 2006, our business has expanded to include master service agreements with six of the eight largest U.S. wireless carriers. Through these master service agreements and other customer agreements, we are contracted to provide services to nearly 3,400 customer locations in 12 markets throughout the United States as of December 31, 2006.

We believe that we are the first independent network provider in the United States focused specifically on providing backhaul services to wireless providers. Our spectrum portfolio includes, on average, over 740 MHz in the top 20 U.S. metropolitan areas and, in the aggregate, approximately 1.5 billion channel pops, calculated as the number of channels in a given area multiplied by the population, as measured in the 2000 census, covered by these channels. We believe our spectrum portfolio represents one of the largest and most comprehensive collections of millimeter wave spectrum in the United States. Our licenses extend over virtually the entire United States, and cover a population of over 284 million people.

Our networks are designed to be modular and are relatively inexpensive to deploy as compared to fixed wireline networks. The networks use mature and proven technologies, allowing us to operate at a level of reliability, referred to as carrier-class, that is appropriate for a telecommunication carrier’s network. Our current service offerings consist of T-1 (a standardized telecommunications data service offering at 1.544 megabits per second, or Mbps, of capacity, also known as DS-1) and other bulk time division multiplexing, or TDM, transport at higher capacities. In general, we provide service between a wireless carrier’s cell site and switch, or other drop location. We have designed our network architecture to accommodate additional transport services that our customers may implement in the future, including, for example, metro Ethernet and other packet-based protocols.

We deploy networks to existing towers, rooftops, or other sites where wireless carriers have deployed cell sites. At each of these physical locations, or sites, there may be more than one wireless carrier’s cell site—each of which we refer to as a customer location. When possible, we provide service to multiple customers at a single site, using a shared infrastructure in order to increase our capital efficiency.

The Merger

On August 29, 2006, First Avenue completed the Merger with Old FiberTower pursuant to an Agreement and Plan of Merger, dated May 14, 2006, among First Avenue, Marlin Acquisition Corporation and Old FiberTower. First Avenue, as the successor entity of the Merger, changed its name to FiberTower Corporation.

Our principal executive offices are located at 185 Berry Street, Suite 4800, San Francisco, California 94107 and our telephone number at that address is (415) 659-3500. Our website address is http:/ /www.fibertower.com. The information on our website is not part of this prospectus.

THE NOTES

The summary below describes the principal terms of the indenture governing the notes and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section entitled “Description of the Notes” contains a more detailed description of the terms and conditions of the notes including the definitions of certain terms used in this summary.

Issuer	FiberTower Corporation, a Delaware corporation.
Securities Offered

Up to $498,630,000 principal amount of 9.00% Convertible Senior Secured Notes due 2012, which includes up to $96,130,000 principal amount of notes that may be issued in payment of interest on the notes, as described below, and the shares of our common stock issuable upon conversion of the notes, including shares that may be issued in connection with certain make-whole premiums, as described below.

Maturity Date	November 15, 2012.
Redemption at Maturity	Unless the notes are previously redeemed or converted, we will redeem the notes at 125.411% of their principal amount on November 15, 2012.
Interest	9.00% per annum on the principal amount, accruing from November 9, 2006, payable semi-annually in arrears in cash on May 15 and November 15 of each year, beginning May 15, 2007.

If no default has occurred and is continuing, then on any or all of the next four interest payment dates after the fourth interest payment date, we may elect to make payments of interest in additional notes in a principal amount equal to such interest amount, provided that the interest rate applicable to the notes for the period to which such interest payment relates will be 2.0% higher than the interest rate otherwise applicable to the notes. Thereafter, interest on the notes will only be payable in cash.

Escrowed Interest

On the closing date of the initial sale of the notes, we deposited approximately $68.5 million of the net proceeds realized from the sale of the notes into an escrow account held by the escrow agent for the benefit of the holders of the notes, which is pledged as additional collateral to secure the notes (and only the notes). Funds in the escrow account, together with the proceeds from the investment thereof, are sufficient to make the first four interest payments on the notes. The escrowed interest may only be used to make such interest payments, or to make such other payments as required by the indenture.

Ranking

The notes and guarantees will be our senior secured obligations and will rank pari passu in right of payment to all of our and the guarantors’ existing and future senior indebtedness. In addition, the notes will rank senior to any of our and the guarantors’ existing and future subordinated indebtedness.

Security

The notes and the guarantees will initially be secured, to the extent permitted by law, by a first priority pledge (subject to permitted liens) of substantially all of our and our existing and future domestic restricted subsidiaries’ assets, other than certain excluded assets, and by a first priority pledge (subject to permitted liens) of the stock of each of our existing and future domestic restricted subsidiaries, subject in each case to (1) a prior lien to secure a working capital facility up to an aggregate principal amount of $50.0 million and (2) at any time after our Field EBITDA has equaled or exceeded $75.0 million, on an annualized basis, for two consecutive fiscal quarters for which financial statements are available, a pari passu lien on such assets and capital stock (other than the assets and capital stock of our subsidiaries that hold our 24GHz or 39GHz FCC licenses) to secure up to $250.0 million of other indebtedness in an amount equal to 1.5 times the amount of net cash proceeds from the issuance of equity interests (other than disqualified stock) after the date of the indenture (other than resulting from the conversion of the notes), in each case pursuant to the terms of the intercreditor agreement.

Guarantees

The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of our existing and future domestic restricted subsidiaries. The guarantees may be released in certain instances. See “Description of the Notes—Guarantees.”

Conversion

You may convert the notes into shares of our common stock at an initial conversion rate equal to 120.627 shares of common stock per $1,000 principal amount of notes (representing an initial conversion price of approximately $8.29 per share), in each case subject to adjustment, at any time after 90 days from the initial issue date of the notes until the close of business on the business day immediately preceding the final maturity date. Upon conversion, we will deliver shares of our common stock and cash in respect of any fractional shares.

We are required to deliver the conversion shares and cash in lieu of fractional shares as promptly as practicable after determination of the conversion date, but in no event later than three business days thereafter.

The notes contain certain antidilution provisions that will cause the conversion price of the notes to be reduced and the conversion rate to be increased (i) upon certain issuances or sales of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock with aggregate proceeds of $25.0 million or more within two years of the date of the indenture and (ii) if we have not consummated common stock issuances or sales for aggregate proceeds of at least $50.0 million meeting certain requirements within two years after the date of the indenture.

If you convert your notes prior to November 15, 2009 as described below opposite the caption “Conversion Prior to November 15, 2009” or convert your notes prior to November 15, 2010 in connection with certain designated events as described below opposite the caption “Designated Event Make-Whole Amount,” you will also receive a make-whole premium on the notes you convert. Such payment will include your pro rata portion of the cash escrow account in the event of conversion prior to November 15, 2008, with the balance of the payment payable, at our option, in cash, shares of our common stock valued at a 5.0% discount to the volume weighted average sale prices of our stock for the ten consecutive trading days prior to the conversion date, the consideration received triggering such designated event, or a combination of cash, shares and such consideration

Conversion Prior to November 15, 2009	If you convert your notes prior to November 15, 2009, you will be entitled to receive a make-whole premium within 30 days of the conversion date.

This amount will consist of the present value of all required interest payments on the notes as if paid in cash from the date of such conversion through November 15, 2009 (including accrued but unpaid interest), computed using a discount rate equal to the reinvestment yield determined on the date of conversion, provided that this make-whole premium will not exceed $130.277 per $1,000 principal amount of notes. See “Description of the Notes—Conversion of the Notes—Conversion Prior to November 15, 2009.”

Sinking Fund	None.
Optional Redemption

The notes are not redeemable before November 15, 2010. If our common stock has traded at or above 150% of the then effective conversion price for 20 of any 30 consecutive trading days and the daily trading volume for each such trading day, when multiplied by the closing sale price for such trading day, equals at least $8.0 million, we may redeem any of the notes, in whole or in part at any time on or after November 15, 2010. See “Description of the Notes—Optional Redemption.” Upon any redemption, we will pay a redemption price equal to 100% of the aggregate accreted principal amount of the notes to be redeemed, plus accrued and unpaid interest, and liquidated damages, if any, to the redemption date. We will give not less than 30 nor more than 60 days notice of any redemption.

Repurchase Upon a Designated Event

If a designated event (as described under “Description of the Notes—Repurchase at Option of the Holder Upon a Designated Event”) occurs prior to maturity, you may require us to repurchase all or part of your notes for cash at a repurchase price equal to 101% of their aggregate accreted principal amount, plus accrued and unpaid interest, and liquidated damages, if any, up to but excluding the repurchase date.

Our ability to repurchase your notes for cash upon the occurrence of a designated event will be subject to the limitations imposed by existing and any future credit agreements or indebtedness. See “Risk Factors—Risks Related to the Notes—Our ability to purchase notes with cash upon designated events may be limited.”

Designated Event Make-Whole Amount

If you convert your notes prior to November 15, 2010 in connection with certain designated events related to consolidations and mergers as described below under “Description of the Notes—Repurchase at Option of the Holder Upon a Designated Event” and “Description of the Notes—Designated Event Make-Whole Amount,” you will be entitled to receive a make-whole premium within 20 days after the consummation of such designated event.

This amount will consist of the present value on the designated event conversion date of all required interest payments on the notes as if paid in cash from the effective date of such designated event through November 15, 2010 (including accrued but unpaid interest), computed using a discount rate equal to the reinvestment yield. You will only be eligible to receive the make-whole premium, unless otherwise converting under the voluntary conversion provision described above opposite the caption “Conversion” and eligible for the conversion make-whole amount described above opposite the caption “Conversion Prior to November 15, 2009,” if the market price of our common stock immediately following the announcement of such designated event is within a specified price range.

Original Issue Discount

For U.S. federal income tax purposes, the notes were treated as issued with original issue discount because neither the accretion premium nor the interest payable on the notes constitutes “qualified stated interest” under applicable rules. Consequently, the notes will be treated as issued at a discount and U.S. holders will be required to include original issue discount in gross income for U.S. federal income tax purposes attributable, among other things, to amortization of the accretion premium. See “Material United States Federal Income Tax Considerations.”

Events of Default

If an event of default on the notes has occurred and is continuing, the aggregate accreted principal amount of the notes, plus any accrued and unpaid interest, and liquidated damages, if any, may be declared immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of the Notes—Events of Default.”

Restrictive Covenants	The indenture governing the notes and the guarantees restricts, among other things, our and our restricted subsidiaries’ ability to:
	•	borrow additional money;
•

make certain restricted payments, including, but not limited to, paying dividends on our stock or our restricted subsidiaries’ stock, or issuing, selling or repurchasing our stock or our restricted subsidiaries’ stock;

	•	transfer or sell assets;
	•	create liens;
	•	create restrictions on the ability of our subsidiaries to pay dividends or make loans to us;
	•	merge or consolidate;
	•	enter into transactions with affiliates; and
	•	engage in certain business activities.
The covenants are subject to important exceptions and qualifications. See “Description of the Notes—Certain Covenants.”
No Public Market; Listing and Trading

The notes are not listed on any securities exchange or included in any automated quotation system. Although the notes are eligible for trading on The PORTAL Market, the initial purchasers of the notes are not obligated to make a market in the notes, and any such market may be discontinued by the initial purchasers in their discretion at any time without notice. See “Plan of Distribution.” Our shares of common stock are listed on the NASDAQ Global Market under the symbol “FTWR.”

Before making an investment in the notes or the shares of common stock issuable upon conversion of the notes, you should carefully consider the information included in “Risk Factors,” beginning on page 9 of this prospectus, as well as all other information set forth in or incorporated by reference into this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges on a consolidated basis for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

	Years Ended December 31,
	2002(1)	2003	2004		2005		2006
Ratio of earnings to fixed charges	—	n/a(2)	n/a	(2)	n/a	(2)	n/a	(2)

(1)          FiberTower has never filed financial statements with the SEC for periods prior to 2003.

(2)          Ratio is inapplicable since the Company incurred losses in each of these years. Earnings were inadequate to cover fixed charges by $5.6 million, $12.1 million, $21.9 million and $57.3 million for the years ended December 31, 2003, 2004, 2005 and 2006, respectively.

RISK FACTORS

The securities to be offered by this prospectus may involve a high degree of risk. You should carefully consider the risks and uncertainties described below and incorporated by reference herein and all of the other information contained in or incorporated by reference into this prospectus, including the financial statements, pro forma financial information and the notes thereto, before deciding to invest in the notes or the shares of common stock issuable upon conversion of the notes. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or that may adversely affect our business. If any of these risks or uncertainties actually occurs, our business, operating results or financial condition may be materially adversely affected, which in turn could cause you to lose all or a part of your investment. Additional risks and uncertainties not presently known to us or that are not currently believed to be important to you also may adversely affect our company.

Risks Relating to Our Industry and Business

We may not realize the anticipated benefits of the Merger due to challenges associated with integrating the companies or other factors.

The success of the Merger will depend in part on the success of our management in integrating the operations, technologies and personnel of First Avenue and Old FiberTower. Our inability to meet the challenges involved in successfully integrating the operations of these companies or otherwise to realize any of the anticipated benefits of the Merger could seriously harm our results of operations. In addition, the overall integration of the two companies may result in unanticipated operations problems, expenses, liabilities and diversion of management’s attention. The challenges involved in integration include:

•       integrating the two companies’ operations, technologies, products and services;

•       coordinating and integrating sales and marketing and research and development functions;

•       demonstrating to our customers that the Merger will not result in adverse changes in business focus;

•       assimilating the personnel of both companies and integrating the business cultures of both companies;

•       integrating the two companies’ accounting systems;

•       consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

•       maintaining employee morale and motivation.

We may not be able to successfully integrate these operations in a timely manner, or at all, and we may not realize the anticipated benefits of the Merger, including potential synergies or sales or growth opportunities, to the extent or in the time frame anticipated. The anticipated benefits and synergies of the Merger are based on assumptions and current expectations, not actual experience, and assume a successful integration. In addition to the potential integration challenges discussed above, our ability to realize the benefits and synergies of the business combination could be adversely impacted to the extent that our historical relationships with existing or potential customers, suppliers or strategic partners are adversely affected as a consequence of the Merger, or by practical or legal constraints on our ability to combine operations.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of our common stock.

In accordance with United States generally accepted accounting principles, we have accounted for the Merger as a reverse acquisition of First Avenue using the purchase method of accounting, which may result in charges to earnings that could have a material adverse effect on the market value of our common stock. Under the purchase method of accounting, we have allocated the total purchase price to First Avenue’s net tangible and identifiable intangible assets based on their fair values as of the date of completion of the Merger, and have recorded the excess of the purchase price over those fair values as goodwill. We will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the Merger. In addition, to the extent the value of goodwill or other intangible assets becomes impaired, we may be required to incur material charges relating to the impairment of those assets. These amortization and potential impairment charges could have a material impact on our results of operations.

For U.S. federal income tax purposes, there is a significant risk that we will not be able to deduct the interest on the notes. We may be limited in our ability to use some or all of First Avenue’s and Old FiberTower’s net operating losses for U.S. federal income tax purposes, which may increase our tax liability in future years.

There is a significant risk that the interest on the notes will not be deductible for U.S. federal income tax purposes. In addition, changes in the ownership of First Avenue as a result of the Merger may cause there to be an annual limitation on FiberTower’s use of First Avenue’s net operating loss carryforwards that arose prior to the Merger. Such limitation would be imposed in addition to any annual limitations on the use of such net operating losses that resulted from prior ownership changes. Similarly, changes in the ownership of Old FiberTower as a result of the Merger may cause there to be an annual limitation on the use of its net operating loss carryforwards that arose prior to the Merger. Such limitation also would be imposed in addition to any annual limitations that arose from prior ownership changes of Old FiberTower. Since we do not currently generate taxable income and therefore cannot currently make use of any of our net operating losses, we have not yet performed the analysis to determine whether such changes of control have occurred, but we believe it is likely that they have. Furthermore, we may experience future ownership changes that may limit our use of net operating losses. Limitations on the use of First Avenue’s and Old FiberTower’s net operating losses may increase our U.S. federal income tax liability in future years and could cause some of these net operating losses to expire unused. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Deferred Taxes” and —Income Taxes” in our quarterly report on Form 10-Q for the quarter ended September 30, 2006, which is incorporated by reference into this prospectus.

We expect to incur negative cash flows and operating losses for at least the next few years.

We have generated operating and net losses since our inception, and we expect that we will continue to generate significant operating and net losses and negative cash flows for the next few years. We may not achieve or sustain profitability in the future. Our ability to achieve profitability will depend, in part, on our ability to:

•       attract and retain an adequate customer base;

•       react to changes, including technological changes, in the markets we target;

•       deploy our services in additional markets;

•       respond to competitive developments;

•       attract and retain experienced and talented personnel as needed; and

•       establish strategic and maintain existing business relationships.

Accordingly, our historical revenue may not be indicative of future revenue based on comparable traffic volumes. If the prices for our communications services decrease, and if we are unable to offer additional services from which we can derive additional revenue or otherwise reduce our operating expenses, our operating results will decline and our business and financial results will suffer.

We may be unable to successfully execute any of our identified business opportunities or other business opportunities that we determine to pursue.

We currently have a limited corporate infrastructure. In order to pursue business opportunities, we will need to continue to build our infrastructure and operational capabilities. Our ability to do any of these successfully could be affected by one or more of the following factors:

•       the ability of our equipment, our equipment suppliers or our service providers to perform as we expect;

•       the ability of our services to achieve market acceptance;

•       our ability to execute our business strategy, which could be affected by our limited experience in providing high-speed transmission services;

•       our ability to effectively manage our third party relationships;

•       our ability to negotiate acceptable agreements to secure suitable locations for our radios and antennas;

•       our ability to manage the expansion of our operations, which could result in increased costs, high employee turnover or damage to customer relationships;

•       our ability to attract and retain qualified personnel, which may be affected by the significant competition in our industry for persons experienced in network operations and engineering;

•       equipment failure or interruption of service, which could adversely affect our reputation and our relations with our customers;

•       our ability to accurately predict and respond to the rapid technological changes in our industry and the evolving demands of the markets we serve; and

•       our ability to raise substantial additional capital to fund our growth.

Our failure to adequately address one or more of the above factors would have a significant impact on our ability to implement our business plan with respect to mobile backhaul and fiber network extensions and our ability to pursue other opportunities that arise, which might negatively affect our business.

We may require significant funds in the future, which may not be available to us, to operate and expand our business.

As of December 31, 2006, we had unrestricted cash, cash equivalents, certificates of deposit and short term investments of $365 million. However, our business is capital intensive, and we may require additional funds to fund capital expenditures and pay operating expenses. We may be unable to secure additional financing when needed, on acceptable terms, or at all, for these purposes. Any such financing could be subject to onerous terms and could be very dilutive to our stockholders. If we are unable to secure capital when needed, our business plans could be adversely affected and our results of operations could suffer.

We invest significant resources into developing sites that may not necessarily generate significant revenues in the future.

Prior to 2005, Old FiberTower constructed networks where each site had committed customer orders prior to any network design or deployment activities. Beginning in 2005, in order to shorten the time a customer was required to wait between commitment and initial service delivery, Old FiberTower implemented a strategy to deploy networks where not all sites had committed customer orders at the start of deployment. Accordingly, we have an inventory of sites where T-1s are available for sale following completion of a deployment project, including some sites where no T-1s have yet been sold. As of December 31, 2006, we had 1,996 deployed sites, with 1,329 sites then being used to deliver services to customers and generating revenues. We incur significant costs in constructing and developing a site, and if we are unable to generate sufficient revenues from the site in the future, our business and financial condition would be adversely affected.

Failure to comply with internal control attestation requirements could lead to loss of public confidence in our financial statements and negatively impact the price of the notes and our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in each Annual Report on Form 10-K, management’s assessment of the effectiveness of the company’s internal control over financial reporting. Furthermore, our independent registered public accounting firm is required to attest as to whether management’s assessment of the effectiveness of internal controls over financial reporting is fairly stated in all material respects and to separately report on whether it believes we maintained, in all material respects, effective internal control over financial reporting. Old FiberTower, as a privately held company, had not been required to review or assess its internal control procedures. Now that the Merger has been completed, we will be required to modify and apply the disclosure controls and procedures, internal controls and related corporate governance policies to include the current operations of Old FiberTower. If we fail to timely complete the development of our internal controls as a combined company and management is unable to make this assessment, or if the independent registered public accounting firm cannot timely attest to this assessment, we could be subject to regulatory sanctions, which could harm our results of operations, or we could experience a loss of public confidence in our internal controls and the reliability of our financial statements, which ultimately could negatively impact the price of the notes and our common stock.

Material weaknesses in our internal control over financial reporting could lead to loss of public confidence in our financial statements and negatively impact the price of our common stock.

As discussed in “Item 9A. Controls and Procedures” of our annual report on Form 10-K for the year ended December 31, 2006, our management has identified and reported to our audit committee and our independent registered public accounting firm, the following material weakness in our internal control over financial reporting. The scope and complexity of our operations increased during late 2006, principally as a result of the merger between Old FiberTower and First Avenue, and our subsequent convertible debt offering. As a result, we do not have a sufficient number of accounting personnel with the relevant technical accounting and financial reporting experience and skills, and we lack the requisite accounting systems (which were largely non-integrated as of December 31, 2006), to facilitate the preparation of timely and accurate consolidated financial statements, particularly with respect to accounting for significant unusual transactions. Consequently, material errors occurred, or have the potential to occur, in our (i) goodwill and deferred income tax liability accounts and (ii) embedded derivative financial instruments and other income and expense accounts, as well as in the related financial statement disclosures. Therefore, we recorded a number of adjustments to our 2006 consolidated financial statements, and related disclosures, prior to their inclusion in our annual report on Form 10-K for the year ended December 31, 2006.

As a result of this material weakness in our internal control over financial reporting, our CEO and CFO have concluded that, as of December 31, 2006, our disclosure controls and procedures and our internal control over financial reporting were not effective. We are implementing and will continue to implement measures intended to address this material weakness and improve our internal control over financial reporting. If these measures are insufficient to address the issues raised, or if we discover additional internal control deficiencies, (1) we may fail to meet reporting requirements established by the SEC, (2) we may fail to meet our obligations under the terms of our convertible notes and our future indebtedness, (3) our financial statements may contain material misstatements and require restatement and (4) our business and operating results may be harmed. The restatement of previously issued financial statements could also expose us to legal risk. The defense of any such actions could cause the diversion of management’s attention and resources, and we could be required to pay damages to settle such actions if any such actions are not resolved in our favor. Moreover, we may be the subject of negative publicity focusing on the financial statement inaccuracies and resulting restatement and negative reactions by our stockholders, creditors or others with which we do business. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our common stock to decline.

Any future acquisitions and other material changes in our operations will likely require us to expand and possibly revise our disclosure controls and procedures, internal controls and related corporate governance policies. In addition, new and changed laws and regulations are subject to varying interpretations in many cases and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. If our efforts to comply with new or changed laws and regulations differ from the conduct intended by regulatory or governing bodies due to ambiguities or varying interpretations of the law, we could be subject to regulatory sanctions, our reputation may be harmed and the trading price of the notes and our common stock may be adversely affected.

We are a new entrant into a highly concentrated market with few potential customers.

There are only a limited number of national mobile wireless carriers in any given regional market and typically fewer than four to seven mobile wireless carriers in any given market who are potential customers for mobile wireless carrier backhaul services. Our business strategy will depend on maintaining and growing customer relationships with a small number of national mobile wireless carriers and additional wireless carriers in each market. The competitors in this market, including large telephone companies, enjoy long-standing and established relationships with all of the mobile wireless carriers. If we are unable to secure and maintain a minimum number of ongoing and growing relationships with carrier customers in each market, our results of operations will be adversely affected.

A single customer has accounted for 70% or more of our revenues for each year of our operations.

Cingular has been our largest customer and has historically accounted for more than 80% of our revenues from 2003–2005. In 2006, Cingular accounted for 70% of our revenues. If we were to lose Cingular as a customer, or if Cingular reduced its usage of our services or became financially unable to pay our charges, our business, financial condition and operating results would be harmed. In addition, if Cingular were to encounter financial difficulties, our business could be adversely affected.

The success of our business strategy relies on the continued growth of the mobile wireless services industry and high-bandwidth broadband mobile applications in the United States.

The demand for backhaul services, and accordingly those we offer, depends on the continued growth of the mobile wireless services industry. The provision of mobile wireless services represents an evolving sector of the telecommunications industry, and is subject to a number of risks, including:

•       the continued development and use of high-bandwidth mobile applications;

•       historical perceptions regarding the burdens and unreliability of previous mobile wireless technologies;

•       high rates of consumer adoption of mobile applications;

•       increased levels of usage by subscribers;

•       increases in the number of overall subscribers; and

•       the continued development and market acceptance of mobile devices enabled for mobile applications.

If the mobile wireless carrier industry demand for backhaul services does not continue to grow through new subscriber additions and the adoption of high-bandwidth 3G applications, or for any other reason, our operations and financial performance will be adversely affected.

Our revenues depend on the sale of fixed-wireless T-1 backhaul circuits for mobile wireless carriers.

We derive a substantial majority of our revenues from the sale of fixed-wireless T-1 backhaul and related services to mobile wireless carriers. We expect that we will continue to derive a substantial majority of our revenues from these services in the future. Any competitor’s substitute service with similar performance and coverage characteristics and a lower cost structure could create downward price pressure and adversely affect our sales efforts. In addition, competing technologies could be developed that make our services obsolete. Accordingly, any changes in demand for our services, whether due to pricing pressure, technological changes, or otherwise, could materially and adversely affect our business and results of operations.

The telecommunications market is highly competitive, and we may be unable to compete effectively, especially against competitors with greater financial and other resources, which could materially and adversely affect our ability to attract customers and maintain and grow our sales performance. Many of our existing or emerging competitors are better established and have significantly greater resources than we do, which may make it difficult to attract and retain customers and grow revenues.

We operate in a highly competitive environment and may not be able to compete successfully. Our competitors include or could include:

•       cable multiple system operators offering either T-1, DS-1 and higher bandwidth circuits or Ethernet-based backhaul services;

•       incumbent and competitive local exchange carriers who offer T-1, DS-1 and higher bandwidth services or Ethernet-based backhaul services;

•       satellite providers providing high capacity backhaul services;

•       other fixed-wireless service providers using unlicensed or licensed spectrum, suitable for high-bandwidth transport services;

•       fiber services providers with metro area network and distribution facilities; and

•       electric utilities and other providers offering or planning to offer broadband access over power lines.

Moreover, we expect other existing and prospective competitors to adopt technologies or business plans similar to ours, or to seek other means to develop a product competitive with our services. Many competitors are well-established and have larger and better developed networks and systems, longer-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we have. These competitors can often subsidize competing services with revenues from other sources, such as consumer services, content or advertising, and thus may offer their services at lower prices. These or other competitors may also reduce the prices of their services significantly or may offer backhaul connectivity with other services, which could make their services more attractive to customers. Given the intense competition, we may be unable to compete effectively with these and other technologies and service providers and, consequently, we may be unable to attract customers and grow and maintain our sales, or we may experience difficulty in developing long-term opportunities.

An economic or wireless telecommunications industry slowdown may materially and adversely affect our business.

Slowdowns in the U.S. economy or in the telecommunications industry in the future may impact consumer demand for wireless services, thereby reducing demand for our backhaul services, or negatively impact the debt and equity markets, thereby reducing demand for our services by causing wireless carriers to delay or abandon implementation of new systems and technologies, including 3G and other wireless broadband services. Further, the war on terrorism, the threat of additional terrorist attacks, the political and economic uncertainties resulting therefrom and other unforeseen events may impose additional risks upon and adversely affect the wireless telecommunications industry and our business.

Competitors or customers may acquire radio spectrum for the purpose of offering similar fixed wireless services, which could impact our growth and negatively affect our operating results.

The U.S. Federal Communications Commission, or FCC, controls a substantial amount of radio spectrum that may be procured through auction or other licensing mechanisms and used for provision of fixed wireless services. Fixed wireless radio spectrum could be acquired by companies through sale or lease for the purpose of competing with us. Additionally, companies that we might serve with our wireless operations may elect to acquire spectrum or use spectrum they already control and develop their own fixed wireless networks. Moreover, certain unlicensed technologies may be used to provide services that could be used to compete with our services. All of these could adversely affect our business.

We depend on third parties to help deploy our infrastructure and equipment to deliver our services.

We rely on third-party contractors to deploy the infrastructure and equipment needed to provide our services. None of these third parties are contractually obligated to continue providing these services to us for any specific period of time. There are inherent risks in relying on third parties to provide these services, including:

•       the third parties could determine not to continue providing these types of services in the future, which would require us to obtain the services from other third-party contractors, or require us to develop the capability to perform these services internally;

•       reduced control over delivery schedules and quality of work; or

•       defects in third-party work may not be discovered until after services have been provided, which could lead to outages, decreased performance levels and customer dissatisfaction.

If these third-party contractors are unable to provide quality services to us at reasonable prices, or if these third-party providers cease providing these services, our business could be harmed.

We may experience difficulties in constructing, upgrading and maintaining our network, which could adversely affect customer satisfaction, increase carrier turnover and reduce revenues.

We may experience quality deficiencies, cost overruns and delays on construction, maintenance and upgrade projects, including the portions of those projects not within our control. The construction of networks for backhaul services also requires the receipt of permits and approvals from numerous governmental bodies, including municipalities and zoning boards. Such bodies often limit the expansion of transmission towers and other necessary construction. Failure to receive approvals in a timely fashion can delay system rollouts and raise the cost of completing construction projects. In addition, we typically must obtain rights from land, building and tower owners to install our antennas and other equipment to provide our services. We may not be able to obtain, on terms acceptable to us, or at all, the rights necessary to construct our network and expand our services.

We also face challenges in managing and operating our network. These challenges include operating, maintaining and upgrading network and customer premises equipment to accommodate increased traffic or technological advances, and managing the sales, advertising, customer support, billing and collection functions of the business while providing reliable network service at expected speeds and levels of quality. The failure in any of these areas could adversely affect customer satisfaction, increase subscriber turnover, increase costs, decrease our revenues and otherwise have a material adverse effect on our business, prospects, financial condition and results of operations.

We are subject to comprehensive and continually evolving regulation that could increase our costs and adversely affect our ability to successfully implement our business plan.

We and some of our communications services and installations are regulated by the FCC, state agencies, local zoning authorities, and other governmental entities. Our failure to comply with these requirements may have an adverse effect on our licenses or operations and could result in sanctions, fines or other penalties. These regulators regularly conduct rulemaking proceedings and issue interpretations of existing rules. For example, the FCC has a number of proceedings still pending to implement the Telecommunications Act of 1996, and these regulatory proceedings could impose additional obligations on us, give rights to competitors, increase our costs, and otherwise adversely affect our ability to implement our business plan. Congress could also enact new legislation that could restrict the manner in which we conduct our business, impose additional obligations on us, assist our competitors in competing against us or otherwise harm our business.

If we do not retain, obtain or maintain rights to use licensed spectrum in one or more markets, we may be unable to operate in these markets, which could harm the business of the combined company and our ability to execute our business strategy.

Since we plan to provide services using licensed spectrum, we will be dependent on our ability to retain, acquire and maintain sufficient rights to use licensed spectrum by retaining our own licenses and acquiring additional microwave radio spectrum licenses, or long-term spectrum leases, in each of the markets in which we operate. Obtaining additional licensed spectrum, if required, can be a long and difficult process that can be costly and require a disproportionate amount of management resources. We may not be able to acquire, lease or maintain the spectrum necessary to execute our business strategy.

The FCC may cancel or revoke our licenses for past or future violations of the FCC’s rules, which could limit our operations and growth.

As an FCC licensee, we are subject to extensive regulatory oversight. For example, the FCC imposes requirements on the construction and technical aspects of the operation of our licenses and wireless communication systems and on the nature of the services that we can provide within a particular frequency band. The FCC’s regulations also require various regulatory filings and fees. The FCC may find that our filings made and fees paid are insufficient. The FCC also may find that the operation of our licenses or wireless communication systems violates the FCC’s rules or policies. Findings of violations by the FCC may result in fines and/or sanctions. Moreover, under some circumstances, our licenses may be canceled or conditioned, and in extreme cases, our licenses may be revoked. In addition, the FCC could change its regulations of our operations and licenses, which could impact our business. The FCC also could change its regulation of our wireless customers that are using our backhaul services, thereby impacting our operations and growth.

Our FCC licenses may not be renewed upon expiration, which could limit the expansion of our business and our ability to serve our customers and could harm our operating results.

Our spectrum licenses in the 24 GHz and 39 GHz bands are granted for ten-year terms with renewal dates ranging from 2006 to 2014. For our 24 GHz and 39 GHz licenses to qualify for renewal, we must demonstrate that we have provided “substantial service” by the end of the term of each license. The FCC’s substantial service renewal standard for both the 24 GHz and 39 GHz licenses is intended to provide licensees with flexibility in demonstrating usage of their licenses. The FCC’s “safe harbor” test provides licensees with a degree of certainty as to how to comply with the substantial service requirement. For example, for 39 GHz licensees offering point-to-point service, the FCC has said that the construction of four links per channel per million persons in the license area will meet the substantial service test. For 24 GHz point-to-point/multipoint licensees the FCC has said that a showing of four links per million persons within a service area or service to an area that has very limited access to either wireless or wireline telecommunications services will meet the substantial service test. While the safe harbors are intended to provide guidance, they are not the only way for licensees to demonstrate substantial service. Licensees may show that they have met the substantial service test in other ways, such as providing niche services or offering services to underserved consumers; however, there is little precedent in this area at this time. Accordingly, we believe that the level of service that will be considered “substantial” by the FCC at renewal may vary depending upon our type of product offering. Further, the FCC may modify its perception of substantial service and, in the future, we may offer services for which the FCC establishes more stringent substantial service requirements. The loss of some of our licenses could limit the expansion of our business and harm our operating results.

We are required to demonstrate substantial service at the time the licenses are renewed, and the substantial majority of our licenses will be up for renewal commencing in 2010. We do not currently meet the substantial service safe harbor guidance provided by the FCC for the substantial majority of our 24 and 39 GHz licenses but believe that our licenses will be renewed based on our significant network investment and expanding geographic coverage. However, since we are required to demonstrate substantial service at the time licenses are renewed, the FCC could choose to revoke licenses that do not meet the substantial service safe harbor.

On October 6, 2006, we filed a request with the FCC seeking to have the terms of 214 “rectangular service area” 39 GHz licenses extended. All of these licenses are scheduled for renewal at various dates before December 31, 2007. We asked the FCC to grant waivers necessary to extend them until October 18, 2010, at which time other similar licenses we hold will be due for renewal. Our request is predicated upon the favorable changes in demand and technology since the earlier failures to commercialize the 39 GHz band, the efficiency of focusing on renewing our similarly situated wide-area licenses at the same time, and on the additional scale and scope available to FiberTower as a result of the Merger. A similar extension request has been made by another major 39 GHz licensee. On January 31, 2007, the FCC acted upon our request providing a blanket 6-month extension until August 1, 2007 to complete construction for all the licenses with expiration dates between November 15, 2006 and June 9, 2007 (162 licenses). The remaining 42 licenses possess expiration and buildout dates that occur after August 1, 2007.

The value of our FCC licenses could decline, which could materially affect our ability to raise capital, and could have a material adverse effect on our business and the value of our stock and the collateral for the notes.

The carrying value of our mobile wireless FCC spectrum licenses comprises a significant portion of our assets. A decline in the value of our FCC licenses could negatively impact our ability to raise capital both privately and in the public markets and could significantly reduce the value and the attractiveness of our stock to investors. The value of any or all of our FCC licenses could decrease as a result of many factors, including:

•       increases in the supply of spectrum that provides similar functionality;

•       new radio technology in unlicensed bands that provides the same capability as our network;

•       a decrease in the demand for services offered with any of our FCC licenses;

•       lower values placed on similar licenses in future FCC auctions;

•       regulatory limitations on the use, transfer or assignment of any of our FCC licenses; or

•       bankruptcy or liquidation of any comparable companies.

Many of these factors depend on circumstances beyond our control. The occurrence of any of these events could have a material adverse effect on our ability to generate revenues and on our business, prospects, results of operations and financial condition.

Also, if the value declines, impairment charges might be necessary which would negatively impact operating results and might lead to a conclusion that the FCC spectrum assets are no longer indefinite lived intangible assets in which case they would then have to be amortized over their remaining useful lives which would negatively impact results of operations.

Our reliance upon spectrum licensed by the FCC includes additional risks.

Our use of FCC-licensed spectrum imposes additional risks on our business, including:

•       increases in spectrum acquisition costs;

•       adverse changes to regulations governing spectrum/licensee rights;

•       the risk that spectrum will not be commercially usable or free of harmful interference from licensed or unlicensed operators in its or adjacent bands;

•       with respect to spectrum in the United States, contractual disputes with or the bankruptcy or other reorganization of the license holders, which could adversely affect control over the spectrum subject to such license;

•       change in the FCC allocation of microwave radio spectrum, or change in the FCC rules regarding the licensing of microwave radio spectrum; and

•       invalidation of any authorization to use all or a significant portion of the spectrum, resulting in, among other things, impairment charges related to assets recorded for such spectrum.

The FCC may determine that we are subject to common carrier regulation, which could increase our costs and result in a decline in our operations, revenues and profitability.

We currently offer our services as a private carrier and do not consider our services to be telecommunications services subject to common carrier or telecommunications carrier obligations. The FCC has broad powers to require providers of communications facilities and services to operate as common carriers, and there is significant FCC and Federal court case law in regard to this issue. Based on this body of law, we do not believe that the FCC, if it examined the issue with respect to our services, would require us to begin operating as a common carrier. However, there can be no assurance of this. Should the FCC conclude that we are a common carrier, we would become subject to a number of additional regulatory obligations. The precise nature of those obligations will vary depending upon the particular services offered, but we could be required by the FCC to offer services according to published rates, terms and conditions deemed to be just, reasonable, and non-discriminatory. We could also be required to make certain additional reports to the FCC, pay additional regulatory fees, and adhere to other requirements imposed on common carriers. Adherence to these obligations could materially affect our costs of providing services and therefore have an adverse impact on our business operations, revenues, and profitability.

If state regulatory bodies determine that our services are common carrier, intrastate services, then we may be subject to fines or sanctions for failure to obtain state regulatory authorizations. We also may be subject to regulation in those states which will increase our operating costs in those states.

If one or more states determines that we are providing intrastate, common carrier service, then we may be required to obtain regulatory authorizations in those states and/or be subject to fines or sanctions for failure to obtain regulatory authorizations in those states. As a result, we may be required to apply for and maintain Certificates of Public Convenience and Necessity in those states. We also may be required to fulfill other state requirements, such as filing tariffs and reports and contributing to state universal service funds, among other things. Such additional regulation would increase our costs.

We may be required to make certain FCC filings in the future and may be subject to fines and or sanctions for failure to file in the past.

Prior to the Merger, First Avenue had taken the position that it was not obligated to submit certain revenue reporting forms required by the FCC’s rules to be filed by certain providers of telecommunications services. These forms are the basis of payments assessed by the FCC in support of universal service, numbering administration, telecommunications relay services for the deaf, and local number portability. There can be no assurance that the FCC will accept First Avenue’s interpretation of its filing obligations in this respect. The FCC could determine that such revenue reporting filings should have been made and that FiberTower should be assessed a fine and/or be required to make any and all payments such filings might necessitate. While Old FiberTower filed such revenue reporting forms prior to the Merger, those revenues did not meet the FCC’s threshold for Old FiberTower to make payments to the FCC’s programs described above. There can be no assurance that the FCC would accept a decision by FiberTower to suspend such filings in the future.

FCC Regulation of RF emissions and RF environments may increase our costs and/or limit our operations.

The FCC regulates the health and safety effects of radio frequency, or RF, emissions for us and other wireless communications providers. Any FCC licensee whose emissions in an area exceed five percent (5%) of the total permissible emissions limit is responsible for ensuring that the site meets applicable health and safety requirements. The fixed wireless equipment we use is designed to operate at RF emission levels well below the FCC’s standard. However, if we operate in an area where other higher RF emitters are operating, we could nonetheless be required to cooperate with, and contribute financially to, efforts intended to bring the site within applicable health and safety limits.

FCC approval for conversion of the notes, if required, may not be forthcoming or may result in adverse conditions to our business or to the holders of the notes.

If the conversion of the notes into shares of our common stock would cause a change in control of FiberTower under the Communications Act of 1934, as amended and the FCC’s rules, regulations or policies promulgated thereunder, the prior approval of the FCC would be required prior to any such conversion. There can be no assurance that, at the time the conversion is contemplated, the FCC would grant such an approval, or that the FCC would grant such an approval without adverse conditions.

Interruption or failure of information technology and communications systems could impair our ability to provide services, which could damage our reputation and harm our operating results.

We have experienced service interruptions in some markets in the past and may experience service interruptions or system failures in the future. Any unscheduled service interruption will adversely affect our ability to operate our business and could result in an immediate loss of revenues. If we experience frequent or persistent system or network failures, our reputation and brand could be permanently harmed. We may make significant capital expenditures to increase the reliability of our systems, but these capital expenditures may not achieve the expected results.

We will also depend on the continuing operation of our information technology and communications systems. Any damage to or failure of these systems could result in interruptions in service. Interruptions in service could reduce revenues and harm operating results, and our brand could be damaged if people believe the network is unreliable. These systems are also vulnerable to damage or interruption from earthquakes, terrorist attacks, riots, acts of war, floods, tornadoes, hurricanes, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems, and similar events. Some systems are not fully redundant, and disaster recovery planning may not be adequate. The occurrence of a natural disaster or unanticipated problems at any network centers could result in lengthy interruptions in service and adversely affect operating results.

The industries in which we operate are continually evolving. Our services may become obsolete, and we may not be able to develop competitive products or services on a timely basis or at all.

The mobile wireless services industry is characterized by rapid technological change, competitive pricing, frequent new service introductions and evolving industry standards and regulatory requirements. The backhaul infrastructure that supports this dynamic industry must be similarly flexible and able to adapt to these changes. Our success depends on our ability to anticipate and adapt to these challenges and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties associated with this reliance on technological development, such as:

•       competition from service providers using other means to deliver similar or alternative services;

•       competition from new service providers using more efficient, less expensive technologies, including products or services not yet invented or developed;

•       gaining and sustaining market acceptance of the technology underlying our services;

•       realizing economies of scale;

•       responding successfully to advances in competing technologies in a timely and cost-effective manner;

•       migration toward standards-based technology, requiring substantial capital expenditures; and

•       existing, proposed or undeveloped technologies that may render fixed wireless backhaul and other services less profitable or obsolete.

As the services offered by us and our competitors develop, wireless carriers may not accept our services as a commercially viable alternative to other means of delivering wireless backhaul and other services. Accordingly, our inability to keep pace with technological development could materially and adversely affect our business.

If our data security measures are breached, our reputation and business may be harmed.

We rely on the security of our networks to deliver our services to customers. Because techniques used to obtain unauthorized access to or to sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate or implement adequate preventive measures against unauthorized access or sabotage. Consequently, unauthorized parties may overcome these security systems and obtain access to data on the network. We may incur costs associated with the unauthorized use of our networks including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. In addition, because we operate and control the network and the customers’ network connectivity, unauthorized access or sabotage of our network could result in damage to our network and to the computers or other devices used by customers or carriers. An actual or perceived breach of network security, regardless of whether the breach is our fault, could harm public perception of the effectiveness of our security measures, adversely affect our ability to attract and retain customers, expose us to significant liability and adversely affect our business prospects.

We rely on single equipment vendors for certain network components. If these components fail to perform, or if the relevant vendor fails to maintain timely supply, we may have a shortage of components and may be required to suspend or delay network deployment and service introductions.

We depend on certain single source suppliers that supply components used in our network to deliver our services. If we need alternative sources for key component parts for any reason, these component parts may not be immediately available to us. If alternative suppliers are not immediately available, we will have to identify and qualify alternative suppliers, and production or delivery of these components may be delayed. We may not be able to find an adequate alternative supplier in a reasonable time period, or on commercially acceptable terms, if at all.

In certain markets, our network facilities include single points of failure that, in the case of a failure, could cause wide scale market service disruption.

In some of our markets, some of our network facilities do not have redundant components. Accordingly, if one of these components were to fail for any reason, our network may not be able to achieve satisfactory performance levels and may even suffer outages. Any service disruptions may have an immediate and significant impact on our ability to attract, retain, and grow customer revenues, which would harm our business and operating results.

We depend on the continued availability of leases or licenses for our communications facilities.

We lease communications facilities from the owners of towers, rooftops, water towers, utility poles and other structures. We typically seek five year initial terms for our leases with three to five year renewal options. The options are generally at our option with a window of 90 to 180 days before the expiration of each term in which to terminate the agreement. Our leases in the Austin, Dallas, San Antonio and Waco, Texas markets will begin to come up for renewal in the third and fourth quarters of 2007. If these leases are terminated or if the owners of these structures are unwilling to continue to enter into leases or licenses with us in the future, we would have to seek alternative arrangements with other providers. If we are unable to continue to obtain or renew leases on satisfactory terms, our business would be harmed.

We do business with affiliated third parties and may not have obtained the most advantageous terms possible.

We lease communications facilities from two of our significant stockholders, American Tower, which received approximately 4% of our outstanding common stock pursuant to the Merger, and Crown Castle, which owns approximately 18% of our outstanding common stock. We may not have obtained the same lease terms with these stockholders as we might have obtained from unaffiliated providers.

Our limited exclusivity agreements with American Tower and Crown Castle could terminate if we fail to meet certain performance obligations under those agreements.

We have limited exclusivity agreements with American Tower and Crown Castle under which they have each agreed not to compete directly with us as a provider of backhaul services and not to invest in other entities in 20 designated markets. If we are unable to meet certain minimum backhaul service level obligations required under these agreements, these exclusivity provisions will terminate. In addition, these agreements terminate on January 2009 or on certain change-in-control transactions affecting American Tower or Crown Castle. Any such termination of these exclusivity agreements could adversely affect our business.

A portion of our communications facilities or some subset of our equipment may not have been installed with valid lease agreements and/or proper permits.

In some cases, some of our communications facilities or some of our equipment may not have been installed with valid lease agreements and/or proper permits in place. If a facilities owner were to challenge our ability to operate on that site, the resolution of the matter may require the termination of service to the customer, or an increase in operating costs associated with the locations, which could adversely affect operating results.

To be successful, we must attract, retain and motivate key employees, and the inability to do so could seriously harm us. The loss of key personnel could adversely affect our business because these individuals are important to our continued growth.

To be successful, we must attract, retain and motivate executives and other key employees and keep them focused on our strategies and goals. Competition for personnel throughout our industry is intense, and we may be unable to retain key employees or attract or retain other highly qualified employees in the future. If we are not successful in attracting new personnel or retaining and motivating our current personnel, our business and prospects could be adversely affected. Our future success depends to a significant extent on the skills, experience, performance and continued services of our senior management and other key personnel. We believe that our future success is highly dependent on our senior management to provide significant continuity in the execution of our growth plans following the Merger. The loss of any members of our management team could harm our business.

We have little experience with customer renewal rates and it is difficult to predict the extent of customer renewals for our services.

We sell our services pursuant to service agreements that are generally for up to five years in length. Customers have no obligation to renew after the expiration of their initial subscription period and no assurance can be given that customers will renew at the same or higher levels of service, if at all. Moreover, under some circumstances, some of these customers have the right to cancel their service agreements prior to the expiration of the terms of their agreements. We have limited historical data with respect to rates of customer renewals, and we cannot accurately predict future customer renewal rates. Renewal rates may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction or dissatisfaction with the services, the prices of the services, the prices of the services offered by competitors or mergers and acquisitions affecting our customer base. If customers do not renew their subscriptions for our services or if they renew on less favorable terms, revenues may decline and our business will suffer.

Our quarterly results of operations have fluctuated in the past and may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause the trading price of the notes and our common stock to decline.

Our quarterly results of operations have fluctuated in the past and may fluctuate in the future as a result of a variety of factors, many of which are outside of our control. If quarterly results of operations fall below the expectations of securities analysts or investors, the trading price of the notes and our common stock could decline substantially. Fluctuations in quarterly results of operations may be due to a number of factors, including, but not limited to, those listed below:

•       our ability to increase sales to existing customers and attract new customers;

•       the addition or loss of significant customers;

•       the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our business, operations and infrastructure;

•       failure of our key suppliers, including equipment and fiber service providers;

•       the timing and success of new product and service introductions by the combined company or competitors;

•       changes in our pricing policies or those of competitors;

•       changes in consumer demand for mobile services;

•       service outages or security breaches;

•       the extent to which any of our significant customers do not renew their service agreements;

•       limitations of the capacity of our network and systems;

•       the timing of costs related to the development or acquisition of technologies, services or businesses;

•       general economic, industry and market conditions and those conditions specific to the telecommunications industry; and

•       geopolitical events such as war, threat of war or terrorist actions.

We believe that, as a result of the above listed factors, our quarterly revenues and results of operations may vary significantly in the future and that period-to-period comparisons of operating results may not be meaningful. You should not rely on historical results as an indication of future performance.

We have experienced growth in recent periods. If we fail to manage future growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

We have substantially expanded our overall business, customer base, headcount and operations in recent periods. We increased our total number of full-time employees from 29 on December 31, 2003 to 219 on December 31, 2006. In addition, during this same period, we made substantial investments in network infrastructure, growing from 121 sites deployed and billing to nearly 2,000 sites deployed and over 1,300 deployed and billing as of December 31, 2006. We will need to continue to expand our business, including the number of billing sites. We anticipate that this expansion will require substantial management effort and significant additional investment in infrastructure. In addition, we will be required to continue to improve our operational, financial and management controls and our reporting procedures, as Old FiberTower was not previously a public company. Our historic expansion has placed, and our expected future growth will continue to place, a significant strain on managerial, administrative, operational, financial and other resources. If we are unable to manage growth successfully, our business will be harmed.

Acquisitions could result in operating difficulties, dilution and distractions from our core business.

We may evaluate potential strategic transactions in the future, including acquisitions. The process of acquiring and integrating a company, business or technology is risky, may require a disproportionate amount of management or financial resources and may create unforeseen operating difficulties or expenditures. Future acquisitions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. Future acquisitions may require additional equity or debt financing, which may not be available on favorable terms, or at all.

Risks Related to the Notes

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our business does not currently generate sufficient cash flow from operations to service the interest on the notes. As a result, we deposited into an escrow account $68.5 million of the net proceeds from the notes offering, which together with the proceeds from the investment thereof, will be sufficient to make the first four interest payments on the notes. Thereafter, we have the option to pay interest on the next four interest payment dates in additional notes. Our ability to pay our expenses and make payments due on the notes therefore depends on our future performance, which will be affected by financial, business, economic, legislative and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow from operations in the future, which could result in our being unable to pay interest or repay indebtedness, including the notes, or to fund other liquidity needs. If we do not have sufficient funds, we may be required to sell assets or incur additional debt, or we may need to refinance all or a portion of our indebtedness, including the notes, at or before maturity. We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the notes and our ability to pay interest and the amounts due under the notes.

Rights of holders of notes in the collateral may be adversely affected by the failure to have, obtain and/or perfect liens on certain assets.

Subject to certain exceptions, the liens securing the notes will cover substantially all of our assets other than our FCC licenses and authorizations, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the lien thereon or of the priority of the lien securing the notes.

Any foreclosure on the collateral that would result in a change of control would require various prior regulatory approvals from the FCC, as well as foreclosures on the assets, which may not be obtained in a timely fashion, if at all.

Our substantial level of indebtedness could materially adversely affect our financial condition and prevent us from fulfilling our obligations under the notes and our other indebtedness.

We have a substantial amount of debt. As of December 31, 2006, we had $403.8 million of total indebtedness. The indenture governing the notes will also allow us to enter into a senior secured credit facility and incur certain other additional indebtedness, including pari passu senior secured indebtedness in certain circumstances.

Our substantial indebtedness could have important consequences to you and significant effects on our business, including the following:

•       it may make it difficult for us to satisfy our obligations under the notes and our other indebtedness and contractual and commercial commitments and, if we fail to comply with these requirements, an event of default could result;

•       we must use a substantial portion of our cash flow from operations to pay interest on the notes and our other indebtedness, which will reduce the funds available to us for other purposes;

•       our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes will be limited;

•       our flexibility in reacting to changes in our industry may be limited and we could be more vulnerable to adverse changes in our business or economic conditions in general; and

•       we may be at a competitive disadvantage compared to our competitors that are not as highly leveraged.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

FiberTower Corporation, the issuer of the notes, is a holding company, and therefore our ability to make any required payment on the notes depends upon the ability of our subsidiaries to pay dividends or to advance funds.

FiberTower Corporation, the issuer of the notes, has no direct operations and no significant assets other than the stock of our subsidiaries. Because we conduct our operations through our operating subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including our required obligations under the notes. However, each of our subsidiaries is a legally distinct entity, and while our domestic subsidiaries will guarantee the notes, such guarantees are subject to risks. See “—A court could cancel the notes or the guarantees of our existing subsidiaries and our future domestic restricted subsidiaries under fraudulent conveyance laws or certain other circumstances” and “—Rights of holders of notes in the collateral may be adversely affected by the failure to have, obtain and/or perfect liens on certain assets.” The ability of our subsidiaries to pay dividends and make distributions will be subject to, among other things, the terms of any debt instruments of our subsidiaries then in effect and applicable law. If distributions from our subsidiaries to us were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the notes would be substantially impaired.

Despite our substantial level of indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes will limit our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. In addition, the indenture governing the notes will not prevent us from incurring obligations that do not constitute indebtedness. See “Description of the Notes.” To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

The notes contain restrictive covenants that limit our operational flexibility.

The notes contain covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest. These covenants include restrictions on our ability to:

•       incur or guarantee additional indebtedness or issue certain preferred stock;

•       pay dividends or make other distributions;

•       issue capital stock of our restricted subsidiaries;

•       transfer or sell assets, including capital stock of our restricted subsidiaries;

•       make certain investments or acquisitions;

•       grant liens on our assets;

•       incur dividend or other payment restrictions affecting our restricted subsidiaries;

•       enter into certain transactions with affiliates; and

•       merge, consolidate or transfer all or substantially all of our assets.

Our failure to comply with these restrictions could lead to a default under the notes. The actual covenants are contained in the indenture. See “Description of the Notes—Certain Covenants.”

The liens securing the indebtedness under our proposed working capital facility will generally be senior to the liens securing the notes.

We may obtain a working capital facility up to an aggregate principal amount of $50.0 million. Such working capital facility may be secured by a first priority lien on substantially all of our existing and future assets, other than the amounts from time to time on deposit in the escrow account to be held by the escrow agent for the benefit of the holders of the notes. Because the liens securing the indebtedness under the proposed working capital facility will generally be prior to the liens securing the notes with respect to the assets securing our obligations under the working capital facility, other than with respect to the amounts from time to time on deposit in the escrow account described above, the liens granted to the holders of the notes will be subordinated to the liens granted to the lenders under the proposed working capital facility, and the indebtedness under the proposed working capital facility will rank effectively senior in right of payment to the notes to the extent of the value of the collateral securing such obligations.

The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

No appraisals of any collateral have been prepared in connection with the offering of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under first priority claims. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations.

To the extent that third parties enjoy prior liens, including under the working capital facility described in the previous risk factor, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. Additionally, the terms of the indenture allow us to incur additional pari passu secured indebtedness in certain circumstances, which will be entitled to the same rights and priority with respect to certain of the collateral. The indenture does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Thus, the incurrence of additional pari passu secured indebtedness pursuant to the indenture may have the effect of significantly diluting your ability to recover payment in full of the notes that you purchase from the then existing pool of collateral. Releases of collateral from the liens securing the notes are permitted under some circumstances. The actual provisions relating to such releases are contained in the indenture. See “Description of the Notes.”

The ability of the collateral agent to foreclose on the collateral may be limited pursuant to bankruptcy laws.

The right of the collateral agent, as a secured party under the collateral documents for the benefit of itself, the trustee and the holders of the notes, to foreclose upon and sell the collateral upon the occurrence of a payment default is likely to be significantly impaired by applicable bankruptcy laws, including the automatic stay provision contained in Section 362 of the Bankruptcy Code. Under applicable federal bankruptcy laws, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit a debtor to continue to retain and use collateral even though that debtor is in default under the applicable debt instruments so long as the secured creditor is afforded “adequate protection” of its interest in the collateral. Although the precise meaning of the term “adequate protection” may vary according to circumstances, it is intended in general to protect a secured creditor against any diminution in the value of the creditor’s interest in its collateral. Accordingly, the bankruptcy court may find that a secured creditor is “adequately protected” if, for example, the debtor makes certain cash payments or grants the creditor liens on additional or replacement collateral as security for any diminution in the value of the collateral occurring for any reason during the pendency of the bankruptcy case.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, we cannot predict whether payments under the notes would be made following commencement of, and during the pendency of, a bankruptcy case, whether or when the collateral agent could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral. Furthermore, if a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, holders of notes would hold “under-secured claims.” Applicable federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorney’s fees for “under-secured claims” during a debtor’s bankruptcy case.

None of our future foreign subsidiaries or unrestricted domestic subsidiaries, if any, will guarantee the notes. If any of our future foreign subsidiaries or unrestricted domestic subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us. Consequently, your claims in respect of the notes effectively would be subordinated to all of the existing and future liabilities of our future foreign subsidiaries and our unrestricted domestic subsidiaries, if any.

Our ability to purchase notes with cash upon designated events may be limited.

Upon the occurrence of a designated event, as defined in the indenture governing the notes, we will be required to offer to purchase the notes at a price equal to 101% of the aggregate accreted principal amount thereof, together with any accrued and unpaid interest, and liquidated damages, if any, to the date of purchase. However, it is possible that we will not have sufficient funds at the time of the designated event to make the required purchase of the notes. The actual covenant requiring us to offer to repurchase the notes upon a designated event is set forth in the indenture. See “Description of the Notes—Repurchase at Option of the Holder Upon a Designated Event.”

One of the circumstances under which a designated event may occur is upon the sale or disposition of all or substantially all of our capital stock or assets. However, the phrase “all or substantially all” will likely be interpreted under the law of the State of New York, which is the law governing the indenture, and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of all or substantially all of our capital stock or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to purchase all or a portion of the notes held by such holder may be impaired.

A court could cancel the notes or the guarantees of our existing subsidiaries and our future domestic restricted subsidiaries under fraudulent conveyance laws or certain other circumstances.

Our issuance of the notes and the issuance of the guarantees by our existing subsidiaries and of our future domestic restricted subsidiaries may be subject to review under federal or state fraudulent transfer or similar laws.

All of our existing subsidiaries and our future domestic restricted subsidiaries will guarantee the notes. If we or such a subsidiary becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, under federal or state laws governing fraudulent conveyance, renewable transactions or preferential payments, a court in the relevant jurisdiction might avoid or cancel its guarantee. The court might do so if it found that, when the subsidiary entered into its guarantee or, in some states, when payments become due thereunder, (a) it received less than reasonably equivalent value or fair consideration for such guarantee and (b) either (i) was or was rendered insolvent, (ii) was left with inadequate capital to conduct its business, or (iii) believed or should have believed that it would incur debts beyond its ability to pay. The court might also avoid such guarantee, without regard to the above factors, if it found that the subsidiary entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

Similarly, if we become a debtor in a case under the Bankruptcy Code or encounter other financial difficulty, a court might cancel our obligations under the notes, if it found that when we issued the notes (or in some jurisdictions, when payments become due under the notes), factors (a) and (b) above applied to us, or if it found that we issued the notes with actual intent to hinder, delay or defraud our creditors.

A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the notes. If a court avoided such guarantee, you would no longer have a claim against such subsidiary or the collateral granted by such subsidiary to secure its guarantee. In addition, the court might direct you to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the notes from another subsidiary or from any other source.

The indenture will state that the liability of each subsidiary on its guarantee is limited to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, we cannot assure you that the guarantees and the collateral granted by such subsidiary to secure its guarantee will be in amounts sufficient, if necessary, to pay obligations under the notes when due.

There is no public trading market for the notes, and your ability to sell the notes is limited.

There is no existing public market for the notes. No assurances can be made that any liquid market will develop for the notes or that holders of the notes will be able to sell their notes, and no assurances can be made concerning the price at which the holders will be able to sell their notes. The notes have been approved for trading on PORTAL, but we cannot assure you as to the liquidity of any markets that may develop for the notes, the ability of holders of the notes to sell their notes or the price at which holders would be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Although the initial purchasers of the notes have advised us that they intend to make a market in the notes, they are not obligated to do so and any market-making may be discontinued by it at any time without notice. Accordingly, no market for the notes may develop, and any market that develops may not persist.

We do not intend to apply for listing of the notes on any securities exchange or other market, other than on PORTAL. The liquidity of the trading market and the trading price of the notes may be adversely affected by changes in our financial performance or prospects and by changes in the financial performance of or prospects for companies in our industry generally.

The terms of the notes will not provide protection against some types of important corporate events.

The notes are convertible into shares of our common stock. Upon the occurrence of a designated event, we may be required to offer to repurchase all of the notes then outstanding. However, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a “designated event” under the notes. See “Description of the Notes—Repurchase at Option of the Holder Upon a Designated Event.”

The market price of the notes could be significantly affected by the market price of our common stock, which may fluctuate significantly.

We expect that the market price of the notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value for the notes than would be expected for nonconvertible debt securities we may issue. Factors that could affect our common stock price include the following:

•       fluctuations in our quarterly results of operations and cash flows or those of other companies in our industry;

•       the public’s reaction to our press releases, announcements and filings with the SEC;

•       additions or departures of key personnel;

•       changes in financial estimates or recommendations by research analysts;

•       changes in the amount of indebtedness we have outstanding;

•       changes in the ratings of the notes or other securities;

•       changes in general conditions in the United States and international economy, financial markets or the industries in which we operate, including changes in regulatory requirements;

•       significant contracts, acquisitions, dispositions, financings, joint marketing relationships, joint ventures or capital commitments by us or our competitors;

•       developments related to significant claims or proceedings against us;

•       our dividend policy; and

•       future sales of our equity or equity-linked securities.

In recent years, stock markets, including the Nasdaq Global Market, have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market prices of our common stock and the notes.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion price of the notes will be adjusted for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of the Notes—Conversion of the Notes—Conversion Rate Adjustments.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, Non-U.S. Holders (as defined in “Material United States Federal Income Tax Considerations”) of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Material United States Federal Income Tax Considerations.”

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale will have on the trading price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the notes.

The make-whole premium payable on the notes converted in connection with certain designated events related to consolidations and mergers may not adequately compensate you for the lost option time value of your notes as a result of such designated event.

If certain designated events related to consolidations and mergers occur on or prior to November 15, 2010, we will be required to pay holders electing to convert their notes a make-whole premium as described below under “Description of the Notes—Designated Event Make-Whole Amount.” While the make-whole premium is designed to compensate you for the lost option time value of your notes as a result of such designated event, the amount of the make-whole premium may not adequately compensate you for such loss. In addition, if a designated event occurs after November 15, 2010 or if our stock price is less than the market price of our common stock on the date of the original issuance of the notes or more than three times the market price of our common stock on the date of the original issuance of the notes, we will not be required to pay converting note holders a make-whole premium. Moreover, a designated event will not be deemed to have occurred and you will not receive a make-whole premium if, in the case of a merger or consolidation, 90% or more of the total consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in the merger or consolidation constituting the designated event consists of common stock and any associated rights that will be traded on a United States national securities exchange or quoted on the Nasdaq Global Market. Our obligation to pay a make-whole premium in these circumstances could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

As a holder of the notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold any of our notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions, if any, on our common stock), but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only when we deliver shares of common stock to you upon conversion of your notes and, in limited cases, under the conversion rate adjustments applicable to the notes. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of common stock, if any, to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The repurchase rights in the notes triggered by a designated event could discourage a potential acquiror.

The repurchase rights in the notes triggered by a designated event, as described under the heading “Description of the Notes—Repurchase at Option of the Holder Upon a Designated Event,” could discourage a potential acquiror. The term “designated event” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

The conversion rate of the notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers as described under “Description of the Notes—Conversion of the Notes—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as certain stock issuances for cash, that may adversely affect the trading price of the notes.

In addition, the payment of the make-whole premium upon conversion of notes prior to November 15, 2009 will not exceed $130.277 per $1,000 principal amount of notes. We will have the option of paying cash or shares of common stock upon conversions of the notes. See “Description of the Notes—Conversion Rate Adjustments.”

We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be declared or paid in the foreseeable future. As a result, holders of our common stock may not receive a return, if any, on their investment unless they sell their shares of our common stock. Therefore, upon conversion of the notes to our common stock, you may not receive a return on your investment until the sale of your shares of our common stock.

Provisions in our charter documents and Delaware law may delay or prevent an acquisition of our company.

Our certificate of incorporation and bylaws contain provisions that could make it harder for a third party to acquire us without the consent of our Board of Directors. For example, our certificate of incorporation provides that the Board of Directors can issue preferred stock at its discretion with respect to voting, conversion, distribution, and other rights given to stockholders, which may be used in a way to significantly dilute the ownership of a hostile acquiror. In addition, if a potential acquiror were to make a hostile bid for us, the acquiror would not be able to cumulate votes at a meeting, which would require the acquiror to hold more shares to gain representation on the Board of Directors than if cumulative voting were permitted. In addition, the members of our Board of Directors are elected on a staggered or classified basis, which could prevent or deter takeovers or changes in control by increasing the time it takes for a hostile acquiror to replace board members.

Section 203 of the Delaware General Corporation Law limits mergers and other business combination transactions involving 15% or greater stockholders of Delaware corporations unless certain board or stockholder approval requirements are satisfied. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders.

Our Board of Directors could choose not to negotiate with an acquiror that it did not believe was in our strategic interests. If an acquiror is discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by these or other measures, you could lose the opportunity to sell your notes at a favorable price.

You will be required to include original issue discount in your U.S. federal taxable income, which will exceed the amount of interest paid on the notes in cash or additional notes.

For U.S. federal income tax purposes, the notes were treated as issued with original issue discount because neither the Accretion Premium (as defined in “Description of the Notes”) nor the interest payable on the notes constitutes “qualified stated interest” under applicable rules. As a result, interest will accrue from the issue date of the notes on a constant yield-to-maturity basis, and a holder will be required to include such accrued amounts in taxable income as original issue discount. Due to the Accretion Premium, the amount includable in income will significantly exceed the interest payments on the notes. Furthermore, original issue discount will continue to accrue even if interest payments are made in additional notes. See “Material United Federal Income Tax Considerations.”

A designated event and the provisions in the notes related to the occurrence of a designated event may adversely affect us or the notes.

If a designated event event occurs we cannot assure you that we will have enough funds to purchase all the notes. Our future credit agreements or other agreements relating to our indebtedness may prohibit the repurchase of the notes upon a designated event or may provide that a designated event constitutes an event of default under the agreement. If a designated event occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or attempt to refinance this debt. If we do not obtain a consent, we could not purchase or redeem the notes. Please see “Description of the Notes—Repurchase at Option of the Holder Upon a Designated Event” for a description of a designated event under the notes.

The term designated event is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or the market value of the notes or our common stock. Our obligation to offer to redeem the notes upon a designated event would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. Furthermore, the designated event provisions, including the provision requiring the payment, subject to certain limitations, of a make-whole premium for conversions in connection with certain designated events related to consolidations and mergers prior to November 15, 2010, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

Risks Relating to Our Common Stock

Future asset impairments or other charges could have an adverse impact on our future financial results and the trading price of our common stock, which would affect the market value of the notes.

Under U.S. GAAP, we are required to test goodwill and indefinite-lived intangible assets such as our FCC licenses for impairment annually and also assess the impairment of our other long-lived assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable as measured by the sum of the expected future undiscounted cash flows. The factors that management considers in determining whether to conduct an impairment review include significant underperformance relative to minimum future operating results, significant changes in the manner of use of the assets, significant technological or industry changes or changes in the strategy of the overall business. When we determine that the carrying value of the long-lived assets may not be recoverable based upon the existence of one or more of the above impairment indicators, we then measure any impairment based on a projected discounted cash flow using a discount rate determined by management to be commensurate with the risk inherent in our current business model. In accordance with U.S. GAAP, any impairment change will be recorded as an operating loss. At December 31, 2006, there was approximately $243 million of goodwill representing 20% of our total assets and $342.0 million of carrying value for our FCC licenses representing 28% of our total assets. Any operating losses resulting from impairment charges to our goodwill, FCC licenses or other long-lived assets would have an adverse effect on our future financial results and could have an adverse effect on our stock price.

Future sales of shares by us or our existing stockholders could affect the price of our common stock price, which would affect the market value of the notes.

Our current stockholders hold a substantial number of shares that they will be able to sell in the public market. As of April 16, 2007, 145,668,647 shares of our common stock were outstanding and 11,382,577 additional shares of our common stock were subject to outstanding stock options and warrants to purchase common stock. Some of these outstanding shares are restricted securities within the meaning of Rule 144 under the Securities Act, control securities within the meaning of Rule 144, or securities subject to resale restrictions for up to two years after the Merger as a result of the Merger pursuant to Rule 145 under the Securities Act. Some of these restrictions may have lapsed. In addition, the lock-up agreements entered into by certain stockholders of First Avenue and Old FiberTower in connection with the Merger expired upon the closing of the offering of the notes to the initial purchasers. Shares of our common stock subject to outstanding options and shares reserved for future issuance under our stock option plan will continue to become eligible for sale in the public market to the extent permitted by the various provisions of various vesting agreements and the securities rules and regulations applicable to these shares. If any of our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline, which could affect the market value of the notes. See “Shares Eligible for Future Sale.”

USE OF PROCEEDS

We will not receive any proceeds from the sales of securities pursuant to this prospectus.

DESCRIPTION OF THE NOTES

We issued the notes under an indenture (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) and Collateral Agent (the “Collateral Agent”). The Collateral Agreements, including the Intercreditor Agreement, referred to below under “—Security” define the terms of the pledges that secure the notes. We summarize below the material provisions of the Indenture, the Collateral Agreements, including the Intercreditor Agreement, and the registration rights agreement, but do not include all of the provisions of the Indenture, the Collateral Agreements, including the Intercreditor Agreement, and the registration rights agreement. We urge you to read the Indenture, the Collateral Agreements, including the Intercreditor Agreement, and the registration rights agreement because they, and not this description, define the rights of the holders of the notes. The terms of the Notes include those stated in the Indenture, the Collateral Agreements, including the Intercreditor Agreement, and the registration rights agreement and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). You can obtain a copy of the Indenture, the Intercreditor Agreement and the registration rights agreement upon request from us. You can find definitions of certain capitalized terms used in this description below under “—Certain Definitions.” When we refer to the “Company” in this section we mean FiberTower Corporation, the issuer of the Notes, and not its Subsidiaries.

The Trustee will initially act as paying agent and registrar for the Notes. You may present Notes for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate office. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. We may change any paying agent and registrar without notice to the holders of the Notes (the “Holders”). We will pay principal (and premium, if any) on the Notes at the Trustee’s office in New York, New York. At our option, we may pay interest on the Notes, at the Trustee’s corporate trust office or by check mailed to the registered address of each Holder.

As discussed under “—Registration Rights; Liquidated Damages,” pursuant to the registration rights agreement, we agreed for the benefit of the Holders, at our cost, to use our commercially reasonable efforts to register the resale of the Notes, the Guarantees and the shares of common stock into which the Notes are convertible under the Securities Act through a shelf registration statement. Our failure to timely register the resale of these securities under such shelf registration statement will result in our paying Liquidated Damages on the Notes until so registered.

Brief Description of the Notes and the Guarantees

The Notes

The Notes:

•        are senior secured obligations of the Company;

•        are initially secured to the extent permitted by law by a first priority pledge (subject to Permitted Liens) of substantially all of the assets of the Company and its existing and future Domestic Restricted Subsidiaries (it being understood that the Communications Act currently prohibits the grant of a security interest in an FCC License), other than Excluded Assets, and a first priority pledge (subject to Permitted Liens) of the Capital Stock of the Company’s existing and future Domestic Restricted Subsidiaries, subject to (1) a prior lien to secure a Working Capital Facility up to an aggregate principal amount of $50.0 million and (2) at any time after the Company’s Field EBITDA has equaled or exceeded $75.0 million, on an annualized basis, for two consecutive fiscal quarters for which financial statements are available, a pari passu lien on such assets and Capital Stock (other than the assets and Capital Stock of Subsidiaries that hold the Company’s 24 GHz or 39 GHz FCC Licenses) to secure up to $250.0 million of other Indebtedness in an amount equal to 1.50 times the amount of net cash proceeds from the issuance of Equity Interests (other than Disqualified Stock) after the date of the Indenture (other than resulting from the conversion of the Notes), in each case pursuant to the terms of the Intercreditor Agreement;

•        rank equally in right of payment with all other senior obligations of the Company and senior in right of payment to all Indebtedness that by its terms is subordinated to the Notes;

•        rank senior, as to Collateral, to all of the Company’s existing and future unsecured Indebtedness; and

•        are and will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by all of the Company’s existing and future Domestic Restricted Subsidiaries, as set forth under “—The Guarantees” below.

The Guarantees

The Notes are and will be fully and unconditionally guaranteed, jointly and severally, by each of the Company’s existing and future Domestic Restricted Subsidiaries (each, a “Guarantor” and, collectively, the “Guarantors”). The obligations of each Guarantor under its Guarantee are limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. Each Guarantee of a Guarantor:

•        is a senior secured obligation of such Guarantor;

•        is initially secured to the extent permitted by law by a first priority pledge (subject to Permitted Liens) of substantially all of the assets owned by such Guarantor (it being understood that the Communications Act currently prohibits the grant of a security interest in an FCC License) and a first priority pledge (subject to Permitted Liens) of the Capital Stock of such Guarantor, subject to (1) a prior lien to secure a Working Capital Facility up to an aggregate principal amount of $50.0 million and (2) at any time after the Company’s Field EBITDA has equaled or exceeded $75.0 million, on an annualized basis, for two consecutive fiscal quarters for which financial statements are available, a pari passu lien on such assets and Capital Stock (other than the assets and Capital Stock of Subsidiaries that hold the Company’s 24 GHz or 39 GHz FCC Licenses) to secure up to $250.0 million of other Indebtedness in an amount equal to 1.50 times the amount of net cash proceeds from the issuance of Equity Interests (other than Disqualified Stock) after the date of the Indenture (other than resulting from the conversion of the Notes), in each case pursuant to the terms of the Intercreditor Agreement;

•        ranks equally in right of payment with all other senior obligations of such Guarantor and senior in right of payment to all Indebtedness that by its terms is subordinated to the Guarantee of such Guarantor; and

•        ranks senior, as to Collateral, to all of such Guarantor’s existing and future unsecured Indebtedness.

Methods of Receiving Payments on the Notes

All principal of, and interest on, the Notes will be paid by the Company to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and, with respect to Holders of certificated Notes, if a Holder has given wire transfer instructions to the Company, the Company will pay all principal of, and interest on, that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar in the City of New York, Borough of Manhattan, unless the Company elects to make interest payments by check mailed to the Holders of the Notes at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange; Restrictions on Transfer

The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer.

Principal, Maturity and Interest

The Company issued $402.5 million in aggregate principal amount of Notes. The Company may issue an unlimited principal amount of additional Notes (the “Additional Notes”) (i) under the Indenture from time to time, subject to satisfaction of all of the covenants in the Indenture, including the covenants described below under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Limitation on Liens” or (ii) to pay interest on the Notes. The Notes and any Additional Notes will be substantially identical other than, in certain cases, the issuance dates, issue prices and the dates from which interest will accrue. Any Additional Notes issued will be secured, equally and ratably, with the Notes.

The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. However, because any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers and may be represented by a different global Note or Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Notes include any Additional Notes actually issued.

The Company issued Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on November 15, 2012.

Interest on the Notes  accrues at the rate of 9.00% per annum and will be payable in cash semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2007; provided, however, that if no Default has occurred and is continuing, then on any or all of the next four interest payment dates after the fourth interest payment date, the Company may elect to make payments of interest in Additional Notes in a principal amount equal to such interest amount (a “payment in kind election”), provided that if the Company elects to pay interest through the issuance of Additional Notes, then:

(i)    the interest rate applicable to the Notes for the period to which such interest payment relates shall be 2.0% higher than the interest rate otherwise applicable to the Notes;

(ii)   the Company shall deliver to the Trustee and to the Holders of the Notes at least 20 days prior to the record date for such interest payment, a written notice setting forth the extent to which such interest payment will be made in the form of Additional Notes; and

(iii) the Company shall deliver to the Trustee no later than one Business Day prior to such interest payment, an order to authenticate and deliver such Additional Notes.

The Additional Notes will be identical to the originally issued notes, except that interest will begin to accrue from the date they are issued.

Thereafter, interest on the Notes will only be payable in cash at the rate of 9.00% per annum payable semi-annually in arrears on May 15 and November 15 of each year until the final maturity of the Notes.

Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the Notes. The Company will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Escrow Account

On the closing date of the initial sale of the Notes, the Company deposited approximately $68.5 million of the net proceeds realized from the sale of the Notes into an escrow account (the “Escrow Account”) held by an escrow agent (the “Escrow Agent”) for the benefit of the Holders of the Notes. Funds in the Escrow Account, together with the proceeds from the investment thereof, will be sufficient to make the first four interest payments on the Notes (excluding Liquidated Damages). The escrowed interest may only be used to make such interest payments, or to make such other payments as required by the Indenture. Funds will be released from the Escrow Account in pro rata amounts to reflect any reduction in the outstanding principal amount of the Notes prior to the fourth interest payment date. Pending any such required payments, the escrowed interest may be invested in U.S. government securities, which will be pledged as additional Collateral to secure the Notes.

Guarantees

The full and prompt payment of the Company’s payment obligations under the Notes and the Indenture is guaranteed, jointly and severally, by the Guarantors. Each Guarantor fully and unconditionally guarantees (each, a “Guarantee” and, collectively, the “Guarantees”), jointly and severally, to each Holder, the Trustee and the Collateral Agent, the full and prompt performance of the Company’s Obligations under the Indenture, the Notes and the other Indenture Documents, including the payment of principal of, interest on and premium, if any, on the Notes. The Guarantee of each Guarantor ranks senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equally in right of payment with all other existing and future senior Indebtedness of such Guarantor. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution. Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation. See “—Certain Covenants—Merger, Consolidation and Sale of Assets” and “—Certain Covenants—Limitation on Asset Sales.”

Notwithstanding the foregoing, a Guarantor will be released from its Guarantee without any action required on the part of the Trustee, the Collateral Agent or any Holder:

(1)   if all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation and, in the case of a sale of Capital Stock, whether directly by transfer of Capital Stock issued by that Guarantor or indirectly by transfer of Capital Stock of other Subsidiaries that, directly or indirectly, own Capital Stock issued by such Guarantor) to a Person other than the Company or any other Guarantor, and the Company otherwise complies, to the extent applicable, with the “Limitation on Asset Sales” covenant;

(2)   if the Company exercises its legal defeasance option as described under “—Legal Defeasance and Covenant Defeasance;” or

(3)   upon satisfaction and discharge of the Indenture or payment in full of the principal of, premium, if any, accrued and unpaid interest, including Liquidated Damages, if any, on the Notes and all other Obligations under the Indenture Documents that are then due and payable.

The Trustee shall promptly deliver, at the Company’s expense, an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an officers’ certificate certifying as to the compliance with these release provisions.

Security

Collateral

The Notes and the Guarantees are initially secured to the extent permitted by law by a first priority pledge (subject to Permitted Liens) of substantially all of the assets of the Company and its existing and future Domestic Restricted Subsidiaries (it being understood that the Communications Act currently prohibits the grant of a security interest in an FCC License), other than Excluded Assets, and a first priority pledge (subject to Permitted Liens) of the Capital Stock of the Company’s existing and future Domestic Restricted Subsidiaries subject to (1) a prior lien to secure a Working Capital Facility up to an aggregate principal amount of $50.0 million and (2) at any time after the Company’s Field EBITDA has equaled or exceeded $75.0 million, on an annualized basis, for two consecutive fiscal quarters for which financial statements are available, a pari passu lien on such assets and Capital Stock (other than the assets and Capital Stock of Subsidiaries that hold the Company’s 24 GHz or 39 GHz FCC Licenses) to secure up to $250.0 million of other Indebtedness (the “Pari Passu Indebtedness”) in an amount equal to 1.50 times the amount of net cash proceeds from the issuance of Equity Interests (other than Disqualified Stock) after the date of the Indenture (other than resulting from the conversion of the Notes), in each case pursuant to the terms of the Intercreditor Agreement. In addition, the Notes are secured by a first priority pledge of the Escrow Account, which pledge will secure no Indebtedness other than the Notes.

Prospective purchasers of the Notes should be advised that the Communications Act currently prohibits the grant of a security interest in an FCC License. As a result, although Holders of the Notes were granted a security interest in the Capital Stock of the Subsidiaries that hold the Company’s FCC Licenses, and in the proceeds of such licenses and authorizations, Holders of the Notes do not have a direct security interest in such licenses and authorizations. Prospective purchasers of the Notes should also be advised that the Communications Act requires prior approval for any de facto or de jure change in control (as defined by the Communications Act) of a holder of an FCC License or any assignment of an FCC License. To the extent that the exercise of any right described herein (including, but not limited to, exercise of certain rights on an Event of Default or upon conversion of the Notes) would result in a de facto or de jure change in control or assignment of an FCC License, any required FCC approval must be obtained prior to the exercise of such rights. All powers of the Collateral Agent under the Collateral

Agreements, in its capacity as collateral agent thereunder, are subject to applicable provisions of the Communications Act.

Working Capital Facility; Pari Passu Indebtedness

When entered into, the Working Capital Facility and any Pari Passu Indebtedness will be secured by Liens on substantially all of the assets of the Company and the Guarantors (other than the Escrow Account and the Excluded Assets, and the Pari Passu Indebtedness will not be secured by the assets and Capital Stock of Subsidiaries that hold the Company’s 24 GHz or 39 GHz FCC Licenses). The relative priorities of the security interests granted in the Company’s and the Guarantors’ assets pursuant to the Indenture, the Working Capital Facility and any instruments governing Pari Passu Indebtedness will be governed by the Intercreditor Agreement, more fully described below under “—Intercreditor Agreement.” The Trustee will, on behalf of the Holders of Notes and without requiring any action or consent therefrom, enter into the Intercreditor Agreement on such terms (except for necessary conforming revisions) establishing the relative priorities of the security interests granted in the Shared Collateral.

Intercreditor Agreement

Concurrently with the closing of the Working Capital Facility, or in the event any Pari Passu Indebtedness is incurred after the date of the Indenture, the Company, the Guarantors party to the Working Capital Facility Agreement, the Working Capital Facility Collateral Agent, the Collateral Agent, on behalf of the Holders of Notes, and any Pari Passu Indebtedness Collateral Agent, on behalf of the holders of Pari Passu Indebtedness (or if none, the holders of Pari Passu Indebtedness), will enter into an intercreditor agreement (as amended, modified, superseded, reinstated, succeeded or replaced from time to time in accordance with its terms and the terms of the Indenture, the “Intercreditor Agreement”), which defines the rights of the Working Capital Facility Collateral Agent and the lenders under the Working Capital Facility in relation to the rights of the Collateral Agent and the Holders of Notes (and, if applicable, any Pari Passu Indebtedness Collateral Agent and the holders of any Pari Passu Indebtedness) with respect to the Shared Collateral. The following description of the principal terms of the Intercreditor Agreement is subject to and qualified entirely by reference to the definitive Intercreditor Agreement. It is possible that in connection with the deposit into escrow accounts of cash proceeds from the incurrence of Indebtedness to secure the interest payments for such Indebtedness, (a) the Notes will be secured by Collateral that does not secure any other Indebtedness, (b) the Working Capital Facility Obligations will be secured by Collateral that does not secure the Notes, and (c) any Pari Passu Indebtedness will be secured by Collateral that does not secure the Notes.

Lien Priorities

Pursuant to the Intercreditor Agreement, the Collateral Agent, on behalf of itself and the Holders, will agree that:

(1)   any Lien on the Shared Collateral securing any or all of the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Indebtedness Cap) now or hereafter held by the Working Capital Facility Collateral Agent or any of the Senior Lenders will be senior and prior to any Lien on the Shared Collateral securing any or all of the Note Obligations;

(2)   any Lien on the Shared Collateral now or hereafter held by the Collateral Agent or any of the Holders of the Notes regardless of how acquired, will be junior and subordinate in all respects to all Liens on the Shared Collateral securing any or all of the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Indebtedness Cap), in each case, on the terms and in the manner set forth in the Intercreditor Agreement; and

(3)   any Lien on the Shared Collateral securing any or all of the Pari Passu Obligations (subject to the principal amount thereof not exceeding the Pari Passu Indebtedness Cap) now or hereafter held by any Collateral Agent or any holder of Pari Passu Indebtedness will be pari passu to any Lien on the Shared Collateral securing any or all of the Note Obligations, on the terms and in the manner set forth in the Intercreditor Agreement.

Enforcement

Subject to the provisions of the Intercreditor Agreement described below, prior to the Discharge of Working Capital Facility Obligations, the Working Capital Facility Collateral Agent and the Senior Lenders will have the exclusive right to enforce rights, exercise remedies (including, without limitation, setoff and the right to credit bid their debt) and make determinations regarding release, disposition, or restrictions with respect to the Shared Collateral without any consultation with or the consent of the Trustee, the Collateral Agent or any Holder.

Unless and until the Discharge of Working Capital Facility Obligations has occurred:

(1)   the Collateral Agent and the Holders will not commence, or join with any Person (other than the Senior Lenders and the Working Capital Facility Collateral Agent upon the request thereof) in commencing any Insolvency Proceeding against any Obligor or any enforcement, collection, execution, levy, or foreclosure action or proceeding with respect to any Lien held by it on the Shared Collateral under any of the Note Documents or otherwise; and

(2)   the Collateral Agent and the Holders will not take any action that would hinder any exercise of remedies undertaken by the Working Capital Facility Collateral Agent or any Senior Lender in respect of the Shared Collateral under any of the Working Capital Facility Documents, including any sale, lease, exchange, transfer, or other disposition of any Shared Collateral, whether by foreclosure or otherwise.

Subject to the provisions of the Intercreditor Agreement described in the next paragraph, the Collateral Agent, for itself and on behalf of the Holders, will waive any and all rights it or any of the Holders may have as a junior lien creditor or otherwise to object to the manner in which the Working Capital Facility Collateral Agent or any of the Senior Lenders seek to enforce or collect any Working Capital Facility Indebtedness (subject to the principal amount thereof not exceeding the Senior Lender Indebtedness Cap) or any Liens granted in any of the Shared Collateral.

Notwithstanding anything to the contrary set forth in the Intercreditor Agreement, in the event of the failure of the Company to make any payment in respect of the Note Indebtedness in accordance with the terms of the Note Documents or upon the occurrence of any other Event of Default under the Note Documents and for so long as such Event of Default under the Note Documents is continuing, subject at all times to the provisions of the Intercreditor Agreement described above under “—Lien Priorities” and described below under “—Payments,” commencing 180 days after the receipt by the Working Capital Facility Collateral Agent of the declaration by the Trustee of such Event of Default under the Note Documents and of the written demand by the Trustee or the Collateral Agent to the Company for the accelerated payment of all Note Indebtedness (unless any Obligor is subject to an Insolvency Proceeding by reason of which such declaration and the making of such demand is stayed, in which case, commencing on the date of the commencement of such Insolvency Proceeding), the Trustee or the Collateral Agent may take any action described in the provisions of the Intercreditor Agreement described above with respect to its Liens on the Shared Collateral but only so long as the Working Capital Facility Collateral Agent is not already diligently pursuing in good faith the exercise of its enforcement rights or remedies against, or diligently in good faith attempting to vacate any stay or enforcement of its Liens on, all or any material portion of the Shared Collateral.

Payments

Until the Discharge of Working Capital Facility Obligations has occurred, all cash proceeds of Shared Collateral received in connection with any exercise of remedies by the Working Capital Facility Collateral Agent, including any sale or other disposition of, or collection or other realization on, such Shared Collateral (except for payments in respect of the Notes made in accordance with any provision of the Working Capital Facility expressly permitting such payments) will be paid to the Working Capital Facility Collateral Agent and will be applied by the Working Capital Facility Collateral Agent to the Working Capital Facility Indebtedness (subject to the principal amount thereof not exceeding the Senior Lender Indebtedness Cap) in accordance with the Working Capital Facility Documents. Promptly following the Discharge of the Working Capital Facility Obligations, the Working Capital Facility Collateral Agent will deliver to the Collateral Agent any Shared Collateral and any proceeds of Shared Collateral held by it in the same form as received, with any necessary or reasonably requested endorsements or as a court of competent jurisdiction may otherwise direct.

Until the Discharge of Working Capital Facility Obligations, any Shared Collateral or proceeds thereof received by the Collateral Agent or any Holder at any time prior to the Discharge of Working Capital Facility Obligations (except for payments in respect of the Notes made in accordance with any provision of the Working Capital Facility expressly permitting such payments) will be segregated and held in trust by the Collateral Agent. The Collateral Agent will promptly send written notice to the Working Capital Facility Collateral Agent upon receipt of such Shared Collateral or proceeds and if directed by the Working Capital Facility Collateral Agent within ten Business Days after receipt by the Working Capital Facility Collateral Agent of such written notice, will pay over such Shared Collateral or proceeds to the Working Capital Facility Collateral Agent in the same form as received for distribution, with any necessary or reasonably requested endorsements, or as a court of competent jurisdiction may otherwise direct. The Working Capital Facility Collateral Agent is authorized to make any such endorsements as the collateral agent for the Collateral Agent or any such Holder. This authorization is coupled with an interest and is irrevocable.

Release of Note Liens and Guarantees

Under the Intercreditor Agreement, certain Note Liens will be released in the following circumstances:

(1)   If, in connection the exercise of the Working Capital Facility Collateral Agent’s remedies in respect of the Shared Collateral provided for in the provisions of the Intercreditor Agreement described above under “—Enforcement” or after the occurrence and during the continuation of an Event of Default under the Working Capital Facility Documents, any Disposition in lieu of foreclosure or other exercise of remedies on any of the Shared Collateral by the Company or any Guarantor at the written direction, or with the written approval, of the requisite Senior Lenders or the Working Capital Facility Collateral Agent, as the case may be, the Working Capital Facility Collateral Agent, for itself or on behalf of any of the Senior Lenders, releases any Working Capital Facility Lien on any part of the Shared Collateral, then the Note Liens on such Shared Collateral will be automatically, unconditionally and simultaneously released;

(2)   If in connection with any sale, lease, exchange, transfer or other disposition of any Shared Collateral (in each case, a “Disposition”) permitted under the terms of both the Working Capital Facility Documents and the Note Documents (other than in connection with the exercise of the Working Capital Facility Collateral Agent’s remedies in respect of the Shared Collateral provided for in the provisions of the Intercreditor Agreement described above under “—Enforcement”), the Working Capital Facility Collateral Agent, for itself or on behalf of any of the Senior Lenders, releases its Liens on any of the Shared Collateral, other than in connection with the Discharge of Working Capital Facility Obligations, then the Note Liens on such Shared Collateral will be automatically, unconditionally and simultaneously released; provided, that the Note Liens upon the Shared Collateral will not be released if the Disposition is subject to the covenant contained in the Indenture described under “—Certain Covenants—Merger, Consolidation and Sale of Assets;”

(3)   If (i) the requisite number or percentage of Senior Lenders and the requisite percentage or number of Holders under the Note Documents consent to a release of any or all of the Shared Collateral, and (ii) the Company delivers an officers’ certificate to the Working Capital Facility Collateral Agent and the Collateral Agent certifying that all such necessary consents have been obtained, the Working Capital Facility Collateral Agent, for itself and for the benefit of the Senior Lenders and the Collateral Agent, for itself and for the benefit of the Holders, will unconditionally and simultaneously release their Liens on such Shared Collateral;

(4)   If the Guarantee of the Note Indebtedness by a Guarantor is released in accordance with the Note Documents, the Note Liens on the Shared Collateral of such Guarantor will be automatically, unconditionally and simultaneously released; and

(5)   If the guarantee of the Working Capital Facility Indebtedness by a Guarantor is released in accordance with the Working Capital Facility Documents, the Working Capital Facility Liens on the Shared Collateral of such Guarantor will be automatically, unconditionally and simultaneously released;

provided, that, in each case, the Collateral Agent and the Trustee have received all documentation, if any, that may be required by the Trust Indenture Act in connection therewith. In connection with any release of Collateral as provided for above, the Collateral Agent will promptly execute any release documentation with respect thereto reasonably requested by the Company.

Amendments to Working Capital Facility Documents

The Working Capital Facility Documents may be amended, supplemented or otherwise modified in accordance with their terms and the Working Capital Facility may be refinanced, in each case, without notice to, or the consent of the Collateral Agent or the Holders, all without affecting the lien subordination or other provisions of the Intercreditor Agreement; provided, that the holders of such Refinancing Indebtedness bind themselves in a writing addressed to the Collateral Agent and the Holders to the terms of the Intercreditor Agreement.

Purchase Option

Upon the occurrence and during the continuance of an Event of Default or an event of default under the Working Capital Facility Documents that is not cured or waived within 30 days, the Collateral Agent on behalf of the Holders, after the written demand by the Trustee or the Collateral Agent to the Company for the accelerated payment of all Note Indebtedness, will have the option at any time upon five Business Days’ prior written notice to the Working Capital Facility Collateral Agent to elect to purchase all of the Working Capital Facility Indebtedness from the Senior Lenders upon the terms and conditions provided for in the Intercreditor Agreement. Such right may be subject to the pari passu rights of the holders of Pari Passu Indebtedness.

Insolvency Proceedings

Until the Discharge of Working Capital Facility Obligations, if the Company or any Guarantor will be subject to any Insolvency Proceeding and the Working Capital Facility Collateral Agent or any Senior Lender desires to (i) permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting Shared Collateral, or (ii) permit the Company or such Guarantor to obtain financing under Section 364 of the Bankruptcy Code (“DIP Financing”), then the Collateral Agent, on behalf of itself and the Holders, will raise no objection to such Cash Collateral use or DIP Financing and to the extent the Liens securing the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Indebtedness Cap) are subordinated to or pari passu with such DIP Financing, the Collateral Agent will subordinate its Liens on the Shared Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and will not request adequate protection or any other relief in connection therewith, except, as expressly agreed by the Working Capital Facility Collateral Agent or to the extent permitted by this section or by the provisions of the Intercreditor Agreement described below under the next two paragraphs; provided, that:

(1)   the aggregate principal amount of the DIP Financing plus the aggregate outstanding principal amount of Working Capital Facility Indebtedness plus the aggregate face amount of any letters of credit issued and not reimbursed under the Working Capital Facility does not exceed the Senior Lender Indebtedness Cap; and

(2)   the Collateral Agent and the Holders retain the right to object to any ancillary agreements or arrangements regarding Cash Collateral use or the DIP Financing that are materially prejudicial to their interests.

The Collateral Agent, on behalf of itself and the Holders, agrees that none of them will contest (or support any other Person contesting):

(1)   any request by the Working Capital Facility Collateral Agent or the Senior Lenders for adequate protection; or

(2)   any objection by the Working Capital Facility Collateral Agent or the Senior Lenders to any motion, relief, action or proceeding based on the Working Capital Facility Collateral Agent or the Senior Lenders claiming a lack of adequate protection.

Notwithstanding the preceding provisions in this section, in any Insolvency Proceeding:

(1)   if the Working Capital Facility Collateral Agent or the Senior Lenders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Collateral Agent, on behalf of itself or any of the Holders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Indebtedness Cap) and such Cash Collateral use or DIP Financing (and all obligations relating thereto) on the same basis as the other Note Liens are so subordinated to the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Indebtedness Cap) under the Intercreditor Agreement; and

(2)   in the event the Collateral Agent, on behalf of itself or any of the Holders, seeks or requests adequate protection in respect of Note Obligations and such adequate protection is granted in the form of additional collateral, then the Collateral Agent, on behalf of itself or any of the Holders, agrees that the Working Capital Facility Collateral Agent will also be granted a senior Lien on such additional collateral as security for the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Indebtedness Cap) and for any Cash Collateral use or DIP Financing provided by the Senior Lenders and that any Note Lien on such additional collateral will be subordinated to the Lien on such collateral securing the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Indebtedness Cap) and any such DIP Financing provided by the Senior Lenders (and all obligations relating thereto) and to any other Liens granted to the Senior Lenders as adequate protection on the same basis as the other Note Liens are so subordinated to such Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Indebtedness Cap) under the Intercreditor Agreement.

If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any assets of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of the Working Capital Facility Obligations and the Note Obligations, then, to the extent the debt obligations distributed on account of the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Indebtedness Cap) and the Note Obligations are secured by Liens on the same assets, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

The Collateral Agent, for itself and each of the Holders, agrees that none of them will object to or oppose a sale or other disposition of any Shared Collateral free and clear of security interests, liens or other claims under Section 363 of the Bankruptcy Code if the Working Capital Facility Collateral Agent has consented to such sale or disposition of such assets, and such motion does not impair the rights of the Holders under Section 363(k) of the Bankruptcy Code; provided, that the Senior Lender Indebtedness Cap will be reduced by an amount equal to the net cash proceeds of such sale or other disposition which are used to pay the principal or face amount of the Working Capital Facility Indebtedness.

Except as otherwise expressly set forth in the provisions of the Intercreditor Agreement or in connection with the exercise of remedies with respect to the Shared Collateral, nothing in the Intercreditor Agreement will limit the rights of the Collateral Agent or the Holders from seeking adequate protection with respect to their rights in the Shared Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise) and the Working Capital Facility Collateral Agent and the Senior Lenders shall agree that none of them will contest (or support any other person contesting) any such request for adequate protection made in accordance with the Intercreditor Agreement.

Release of Liens in Respect of Notes

The Indenture provides that the Note Liens upon the Collateral will no longer secure the Notes or any other Note Obligations, and the right of the Holders to the benefits and proceeds of the Note Liens on the Collateral will terminate and be discharged automatically:

(1)   upon satisfaction and discharge of the Indenture as set forth under “—Satisfaction and Discharge;”

(2)   upon a Legal Defeasance of the Notes under the Indenture as set forth under “—Legal Defeasance and Covenant Defeasance;”

(3)   upon payment in full and discharge of all Notes outstanding under the Indenture and all Note Obligations that are outstanding, due and payable under the Indenture at the time the Notes are paid in full and discharged;

(4)   in whole or in part, with the consent of the Holders of Notes in accordance with the provisions of the Indenture described below under “—Amendment, Supplement and Waiver;” or

(5)   to the extent not otherwise terminated and discharged, with respect to any asset that is or becomes an Excluded Asset;

provided, that, in each case, the Collateral Agent and the Trustee have received all documentation, if any, that may be required by the Trust Indenture Act in connection therewith. In connection with any release of Collateral as provided for above, the Collateral Agent will promptly execute any release documentation with respect thereto reasonably requested by the Company.

Relative Rights

The Indenture provides that nothing in the Note Documents will:

(1)   impair, as between the Company and the Holders, the Company’s obligations to pay principal of, premium and interest (including Additional Interest, if any) on the Notes in accordance with their terms or any of the Company’s other obligations or any Guarantor’s obligations;

(2)   affect the relative rights of Holders as against any of the Company’s or the Guarantors’ other creditors (other than holders of Working Capital Facility Liens and Pari Passu Indebtedness Liens);

(3)   restrict the right of any Holder to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under “—Intercreditor Agreement”);

(4)   restrict or prevent any Holder of Notes or the Collateral Agent from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the provisions described above under “—Intercreditor Agreement;” or

(5)   restrict or prevent any Holder of Notes or the Collateral Agent from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by the provisions described above under “—Intercreditor Agreement.”

Conversion of the Notes

Subject to the procedures and exceptions described below, Holders may convert any of their Notes, in whole or in part, at any time after 90 days from the initial issue date of the notes until the close of business on the Business Day immediately preceding the final maturity date of the Notes, into shares of the Company’s common stock (the “conversion shares”) at an initial conversion rate equivalent to 120.627 shares of common stock per $1,000 principal amount of Notes, subject to adjustment as described below, which is based upon an initial conversion price equivalent to approximately $8.29 per share. If a Holder converts Notes on any date when the Company is required to pay Liquidated Damages as described under “—Registration Rights; Liquidated Damages,” the conversion rate shall be multiplied by 103%. A Holder may convert Notes in part so long as such part is $1,000 principal amount or a multiple of $1,000.

To convert Notes into shares of the Company’s common stock, a Holder must do the following:

•        complete and manually sign the conversion notice on the back of the Note or facsimile of the conversion notice and deliver such notice to the Conversion Agent, which is initially the Trustee;

•        surrender the Note to the Conversion Agent;

•        if required, furnish appropriate endorsements and transfer documents;

•        if required, pay all transfer or similar taxes; and

•        if required, pay funds equal to interest payable on the next interest payment date.

Subject to certain exceptions described below and under “—Notice of Specified Corporate Transactions” and “—Notice of Certain Designated Events,” the Company will deliver the conversion shares in respect of Notes surrendered for conversion to converting Holders and pay cash in lieu of fractional shares, if any, as promptly as practicable after the conversion date, but in no event later than three Business Days thereafter, subject to the above-referenced exceptions. Delivery of the conversion shares and cash in lieu of fractional shares, if any, will be deemed to satisfy our obligation to pay the Aggregate Accreted Principal Amount of the Notes plus all accrued and unpaid interest and Liquidated

Damages, if any, on the Notes. As a result, accrued but unpaid interest and accrued accretion premium to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your U.S. federal income tax treatment upon receipt of the Company’s common stock upon conversion, see “Material United States Federal Income Tax Considerations—U.S. Holders—Conversion of Notes into Common Stock” and “Material United States Federal Income Tax Considerations—Non U.S. Holders—Conversion of Notes into Common Stock.”

The date a Holder complies with these requirements will be the conversion date under the Indenture. The Notes will be deemed to have been converted immediately prior to the close of business on the conversion date. If a Holder’s interest is a beneficial interest in a global Note, in order to convert, such Holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global Note. A certificate, or a book-entry transfer through DTC, for the number of shares of the Company’s common stock deliverable upon conversion, together with a cash payment for any fractional shares, will be delivered through the Conversion Agent as promptly as practicable following the date on which the Company determines the number of shares of common stock and cash in lieu of fractional shares to be received, but in no event later than the third Business Day thereafter.

If the Company calls Notes for redemption, Holders may convert the Notes only until the close of business on the Business Day immediately preceding the redemption date, after which time Holders’ right to convert will expire unless the Company defaults in the payment of the redemption price. If a Holder has already delivered a repurchase notice or a designated event repurchase notice with respect to a Note called for redemption, the Holder may not surrender that Note for conversion until the Holder has withdrawn the notice in accordance with the Indenture.

Notwithstanding the foregoing, if Notes are converted after a record date but prior to the next interest payment date, Holders of such Notes at the close of business on the record date will receive the interest payable and Liquidated Damages, if any, on such Notes on the corresponding interest payment date notwithstanding the conversion. Such Notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (or, in the event the Company has elected to pay interest with respect to such period by issuing Additional Notes, by Notes in the principal amount of the Additional Notes payable as interest with respect thereto) and Liquidated Damages, if any, payable on the Notes so converted; provided that no such interest payment and Liquidated Damages, if any, need be made to the Company (i) if the Company has specified a redemption date that is after a record date but on or prior to the next interest payment date, (ii) if the Company has specified a repurchase date following a designated event that is after a record date but on or prior to the next interest payment date, or (iii) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

Notice of Specified Corporate Transactions

If the Company elects to:

•        distribute to all Holders of its common stock rights, warrants or options to purchase its common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing prices of its common stock for the ten days immediately preceding the declaration date for such distribution; or

•        distribute to all Holders of its common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of its common stock on the day preceding the declaration date for such distribution;

the Company must notify the Trustee and the Holders of Notes at least ten days prior to the ex-dividend date for such distribution.

In addition, if the Company is party to a consolidation, merger or binding share exchange pursuant to which its common stock would be converted into cash, securities or other property, the Company must notify the Trustee and the Holders of the Notes at least ten days prior to the record date for such transaction, or if there is no record date, at least ten trading days prior to the anticipated effective date for such transaction. If the Company is a party to a consolidation, merger or binding share exchange pursuant to which its common stock is converted into cash, securities or other property (regardless of whether the transaction constitutes a fundamental change), then after the effective date of the transaction, the Holders’ rights to convert Notes into shares of the Company’s common stock will be changed into the right to convert Notes into the kind and amount of cash, securities or other property that the Holder would have received if the Holder had converted its Notes immediately prior to the transaction. If the transaction also constitutes a designated event, as defined below under “—Repurchase at Option of the Holder Upon a Designated Event,” the Holder can require the Company to repurchase all or a portion of its Notes as described under “—Repurchase at Option of the Holder Upon a Designated Event.”

Notice of Certain Designated Events

The Company must give notice (the “effective date notice”) to all record Holders and to the Trustee at least ten days prior to the anticipated effective date of any transaction described in clause (3) of the definition of a fundamental change, as limited by the paragraph following the definition of a fundamental change (both as set forth under “—Repurchase at Option of the Holder Upon a Designated Event”). If Holders convert their Notes following the effective date of such designated event, then the Holders’ rights to convert Notes into shares of the Company’s common stock will be changed into the right to convert Notes into the kind and amount of such cash, securities or other property that the Holder would have received if the Holder had converted its Notes immediately prior to such designated event.

Notwithstanding delivery of the effective date notice by the Company as described above, no make-whole premium (as described below under “—Designated Event Make-Whole Amount”) will be payable if the related designated event does not occur.

Conversion Rate Adjustments

The conversion rate is subject to adjustment, without duplication, upon the occurrence of any of the following events:

(a)    the payment or issuance of the Company’s common stock as a dividend or distribution on its common stock;

(b)   the issuance to all Holders of the Company’s common stock of rights, warrants or options to purchase its common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing prices for the ten trading days preceding the declaration date for such distribution; provided that the conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised;

(c)    subdivisions, splits or combinations of its common stock;

(d)   distributions by the Company to all Holders of its common stock of shares of its Capital Stock, evidences of its Indebtedness, property or assets, including rights, warrants, options and other securities but excluding dividends or distributions covered by clauses (a) or (b) above or any dividend or distribution paid exclusively in cash; in the event that the Company distributes Capital Stock of, or similar Equity Interests in, a Subsidiary or other business unit of the Company, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of the Company’s common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the ten trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the Nasdaq Global Market or such other principal national or regional exchange or market on which the securities are then listed or quoted;

(e)    the payment of cash as a dividend or distribution on the Company’s common stock, excluding any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up, in which case the conversion rate will be adjusted by multiplying the applicable conversion rate by a fraction, the numerator of which will be the current market price of the Company’s common stock on the record date for such dividend or distribution and the denominator of which will be the current market price of its common stock on such record date minus the per share amount of such dividend or distribution; or

(f)    the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Company’s common stock to the extent that the cash and value of any other consideration included in the payment per share of the Company’s common stock exceeds the closing price per share of the Company’s common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

“Current market price” shall mean the average of the daily closing prices per share of the Company’s common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purpose of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which the Company’s common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing price was obtained without the right to receive such distribution. The Company will make adjustments to the current market price in accordance with the Indenture to account for the occurrence of certain events during the ten consecutive trading day period.

To the extent that any rights plan adopted by the Company in the future is in effect upon conversion of the Notes, Holders will receive, in addition to the Company’s common stock or other consideration issuable upon conversion, the rights under the rights plan unless the rights have separated from the Company’s common stock at the time of conversion, in which case the conversion rate will be adjusted as if the Company distributed to all Holders of its common stock, shares of its Capital Stock, evidences of Indebtedness, property or assets as described in clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•        any reclassification of the Company’s common stock;

•        a consolidation, merger or binding share exchange involving the Company; or

•        a sale or conveyance to another person or entity of all or substantially all of the Company’s property and assets;

in which Holders of the Company’s common stock receive stock, other securities, other property, assets or cash for their shares of Company common stock, then, following the effective date of such event, the Holders’ rights to convert Notes into shares of the Company’s common stock will be changed into the right to convert Notes into the other securities, other property, assets or cash received in respect of the Company’s common stock in connection with such event. In the event Holders of the Company’s common stock have the opportunity to elect the form of consideration to be received in such transaction, then from and after the effective date of such transaction, the Notes shall be convertible into the consideration that a majority of the Holders of the Company’s common stock who made such an election received in such transaction. The Company will notify Holders and the Trustee as promptly as practicable following the date it publicly announces such transaction but in no event less than 15 days prior to the anticipated effective date of such transaction.

In the event the Company issues or sells any common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock in one or more transactions during the first two years following the date of the Indenture at an effective weighted average price per share below the then-effective conversion price, which issuances or sales together amount to aggregate gross proceeds of at least $25.0 million, the conversion price of the notes will be reduced (but not increased) to the weighted average price per share at which such common stock or other securities was sold, and the conversion rate on the Notes shall be increased accordingly. In addition, in the event the Company does not issue or sell common stock for aggregate gross proceeds of at least $50.0 million in one or more transactions during the first two years following the date of the Indenture, the conversion price will be reduced (but not increased) to a price that is equal to the volume weighted average closing sale prices of the Company’s common stock on the principal national securities exchange or the Nasdaq Global Market on which it trades for the twenty consecutive trading days ending on the date that is two years after the date of the Indenture, and the conversion rate on the Notes will be increased accordingly; provided that the conversion price and the conversion rate shall not be adjusted beyond an amount that would result in the conversion price being adjusted greater than 25% below the initial conversion price.

Holders may in some circumstances be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion rate. For example, if the Company makes a distribution of property to its stockholders that would be taxable to them as a dividend for United States federal income tax purposes and the conversion rate is increased, this increase will be deemed to be the receipt of taxable income by U.S. Holders (as defined in “Material United States Federal Income Tax Considerations”) of the Notes and may result in withholding taxes for Non-U.S. Holders (as defined in “Material United States Federal Income Tax Considerations”). See “Material United States Federal Income Tax Considerations—U.S. Holders—Adjustment to Conversion Price/Constructive Dividends” and “Material United States Federal Income Tax Considerations—Non-U.S. Holders—Dividends on Common Stock.”

Subject to the Nasdaq Marketplace rules, the Company may, from time to time, increase the conversion rate if its Board of Directors has made a determination that this increase would be in its best interests. Any such determination by the Company’s Board of Directors will be conclusive. In addition, we may increase the conversion rate if its Board of Directors deems it advisable to avoid or diminish any income tax to Holders of the Company’s common stock resulting from any stock or rights distribution. See “Material United States Federal Income Tax Considerations.”

Notwithstanding the foregoing, no adjustment to the conversion rate will be made in connection with a merger, consolidation or other transaction effected solely for the purpose of changing the Company’s jurisdiction of incorporation to any other state within the United States.

Except as described above in this section, the Company will not adjust the conversion rate for any issuance of its common stock or convertible or exchangeable securities or rights to purchase its common stock or convertible or exchangeable securities.

Share Issuance Cap

In order to issue more than an aggregate of 28,767,197 shares of our common stock upon conversions of the Notes and in payment of make-whole premium obligations, we were required to obtain stockholder approval for issuances of shares of our common stock in excess of that number of shares in accordance with, and to the extent required by, the Nasdaq Marketplace rules, and any Holder who would have otherwise been entitled to receive shares upon such conversion of the Notes in excess of such number would have instead been entitled to receive cash in an amount equal to the volume weighted average closing sale prices per share of our common stock on the principal national securities exchange or the Nasdaq Global Market on which it trades for the ten consecutive trading days ending the last trading day before the conversion date in lieu of each share of common stock that such Holder would have otherwise been entitled to receive in excess of such number. On November 8, 2006, we obtained written consent from the holders of a majority of our voting stock to issue shares in excess of such number upon conversion of the Notes. However, under applicable securities laws, we were not permitted to take any action until February 9, 2007, which is 20 calendar days after the mailing of the information statement relating to such shareholder action. Accordingly, on and after February 9, 2007, we had the option to either pay Holders cash as described or issue shares of our common stock upon such conversions and payments of make-whole premiums.

Redemption at Maturity

Unless previously redeemed or converted as herein provided, the Company will redeem the Notes at 125.411% of their principal amount (the “Redemption Amount”) on November 15, 2012. The Company may redeem the Notes in whole or in part prior to that date as provided below under “—Optional Redemption.” In addition, under certain circumstances the Company may be obligated to redeem the Notes in whole or in part at the option of Holders as described below under “—Repurchase at Option of the Holder Upon a Designated Event” and “—Limitations on Asset Sales.”

Conversion prior to November 15, 2009

In addition to the conversion shares and cash for fractional shares described above under “—Conversion of the Notes,” in the event a Holder elects to convert Notes prior to November 15, 2009, such Holder shall be entitled to receive a make-whole premium. This amount will consist of the present value of all required interest payments on the Notes as if paid in cash from the date of such conversion through November 15, 2009 (including any accrued but unpaid interest), computed using a discount rate equal to the Reinvestment Yield determined on the date of conversion (the “Conversion Make-Whole Amount”), provided that the Conversion Make-Whole Amount shall in no event be greater than $130.277 per $1,000 principal amount of Notes so converted prior to such date. The Company shall have 30 days from the date of conversion to pay the Conversion Make-Whole Amount.

Such payment shall include the Holder’s pro rata amount of the amounts in the Escrow Account in the event of conversion prior to November 15, 2008, with the balance of the payment payable, at the Company’s option, in cash, shares of the Company’s common stock, or a combination of cash and shares. Any such shares of the Company’s common stock will be valued at the volume weighted average closing sale prices of such common stock on the principal national securities exchange or the Nasdaq Global Market on which it trades for the ten consecutive trading days ending the last trading day before the conversion date and the number of shares of the Company’s common stock to be delivered to Holders in satisfaction of such stock payment election will be at a 5.0% discount to the stock price.

Optional Redemption

The Company may not redeem the Notes before November 15, 2010. The Company may redeem the Notes, at its option, in whole or in part at any time on or after November 15, 2010, upon not less than 30 nor more than 60 days’ notice, at 100% of the Aggregate Accreted Principal Amount, together with accrued and unpaid interest, including Liquidated Damages, if any, thereon, up to the redemption date; provided that for twenty of the preceding thirty consecutive trading days on the principal national securities exchange or the Nasdaq Global Market on which it trades, the Company’s common stock has had (i) a closing sale price at least equal to 1.50 times the then effective conversion price, and (ii) a daily trading volume for each such trading day, when multiplied by the closing sale price for such trading day, equals at least $8.0 million. For so long as at least $215.0 million aggregate principal amount of the Notes remains outstanding, the Company may not redeem more than 50% of the then outstanding principal amount of Notes in any 90-day period.

If the redemption date falls after a record date and on or prior to the corresponding interest payment date, the Company will pay the full amount of accrued and unpaid interest, including Liquidated Damages, if any, due on such interest payment date to the Holder of record at the close of business on the corresponding record date. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in full satisfaction of the applicable redemption price, together with accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of redemption, pursuant to the Indenture.

Selection and Notice of Redemption

If the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1)   in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2)   if the Notes are not then listed on a national securities exchange, on a pro rata basis or by such method as the Trustee may reasonably determine is fair and appropriate.

No Notes of a principal amount of $1,000 or less shall be redeemed in part and Notes of a principal amount in excess of $1,000 may be redeemed in part in multiples of $1,000 only.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. If Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in the Global Note will be made).

Mandatory Redemption; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes prior to maturity. In addition, under certain circumstances, the Company may be required to offer to purchase the Notes as described under “—Repurchase at Option of the Holder Upon a Designated Event” and “—Limitations on Asset Sales.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase at Option of the Holder Upon a Designated Event

If a Designated Event occurs at any time prior to the maturity of the Notes, a Holder may require the Company to repurchase its Notes, in whole or in part, for cash on a repurchase date specified by the Company that is not less than 20 nor more than 30 days after the date of our notice of the Designated Event (the “Designated Event Repurchase Date”). The Notes will be repurchased only in multiples of $1,000 principal amount.

The Company will repurchase the Notes at a price equal to 101% of the Aggregate Accreted Principal Amount of the Notes to be repurchased, plus accrued and unpaid interest, and Liquidated Damages, if any, up to, but excluding, the repurchase date. Notwithstanding the foregoing, if a repurchase date falls after an interest payment record date but on or prior to the corresponding interest payment date, the Company will pay the full amount of accrued and unpaid interest, and Liquidated Damages, if any, on such interest payment date to the Holder of record at the close of business on the corresponding record date.

The Company must give to all record Holders a notice of a Designated Event within 15 Business Days after it has occurred. The Company is also required to deliver to the Trustee a copy of the Designated Event notice. If a Holder elects to require the Company to repurchase its Notes, such Holder must deliver to the Company or its designated agent, on or before the close of business on the repurchase date specified in the Designated Event notice, such Holder’s repurchase notice and any Notes to be repurchased, duly endorsed for transfer.

The repurchase notice from the Holder must state:

•        if certificated Notes have been issued, the Note certificate numbers (or, if such Holder’s Notes are not certificated, the repurchase notice must comply with appropriate DTC procedures);

•        the portion of the principal amount of Notes to be repurchased, which must be in $1,000 multiples; and

•        that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and the Indenture.

A Holder may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•        the principal amount of the withdrawn Notes;

•        if certificated Notes have been issued, the certificate numbers of the withdrawn Notes (or, if such Holder’s Notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•        the principal amount, if any, that remains subject to the repurchase notice.

Payment of the repurchase price for a Note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Note, together with necessary endorsements, to the paying agent at its corporate trust office in The City of New York, Borough of Manhattan at any time after delivery of the repurchase notice. Payment of the repurchase price for the Note will be made promptly following the later of the Business Day immediately following the repurchase date and the time of book-entry transfer or delivery of any such Notes. If the paying agent holds money sufficient to pay the repurchase price of the Note on the Business Day immediately following the repurchase date, then, on and after that date:

•        the Note will cease to be outstanding;

•        interest and Liquidated Damages, if any, will cease to accrue; and

•        all other rights of the Holder will terminate, other than the right to receive the repurchase price upon delivery of the Note.

This will be the case whether or not book-entry transfer of the Note has been made or the Note has been delivered to the Paying Agent.

A “Designated Event” will be deemed to have occurred upon a “fundamental change” or a “termination of trading” as such terms are defined below.

A “fundamental change” generally will be deemed to occur at such time as:

(1)   any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder or a “group” the majority of the voting power of the shares of the Company’s Capital Stock beneficially owned by which is beneficially owned by Permitted Holders, is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of the Company’s Capital Stock entitled to vote generally in the election of directors;

(2)   the following persons cease for any reason to constitute a majority of the Company’s Board of Directors:

(a)    individuals who on the Original Issue Date constituted the Company’s Board of Directors; and

(b)   any new directors whose election to the Company’s Board of Directors or whose nomination for election by the Company’s shareholders was approved by at least a majority of the Company’s Board of Directors, or if applicable, a majority of the Company’s directors on the Board of Directors’ nominating committee then still in office who were either directors on the Original Issue Date or whose election or nomination for election was previously so approved;

(3)   the Company consolidates with, or merges with or into, another person or any person consolidates with, or merges with or into, the Company, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of the Company’s voting stock immediately prior to such transaction, “beneficially own,” directly or indirectly, immediately after such transaction, shares of the continuing or surviving person’s voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving person;

(4)   the sale, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s assets or properties to any “person’ or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; or

(5)   the Company is liquidated or dissolved or Holders of the Company’s Capital Stock approve any plan or proposal for its liquidation or dissolution.

However, a “fundamental change” will not be deemed to have occurred if, in the case of a merger or consolidation, 90% or more of the total consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in the merger or consolidation constituting the fundamental change consists of common stock and any associated rights traded on a United States national securities exchange or quoted on the Nasdaq Global Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change), and, as a result of such transaction or transactions, the Holders’ rights to convert Notes into shares of the Company’s common stock will be changed into the right to convert Notes into the kind and amount of cash, securities or other property that the Holder would have received if the Holder had converted its Notes immediately prior to such transaction or transactions.

The term “fundamental change” is limited to specified events and may not include other events that might adversely affect the Company’s financial condition or business operations. The Company’s obligation to offer to repurchase the Notes upon a fundamental change would not necessarily afford a Holder protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company. A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq Global Market for a 90-day period.

Notwithstanding the foregoing, no Notes may be surrendered for repurchase in connection with a merger, consolidation or other transaction effected solely for the purpose of changing the Company’s jurisdiction of incorporation to any other state within the United States.

No Notes may be repurchased by the Company at the option of the Holders upon a Designated Event if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The Company will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act, as amended, to the extent applicable, in the event of a Designated Event.

This Designated Event repurchase right could discourage a potential acquiror of the Company. However, this Designated Event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions.

The Company’s ability to repurchase Notes for cash upon the occurrence of a Designated Event will be subject to the limitations imposed by existing and any future credit agreements or Indebtedness. See “Risk Factors—Our substantial level of indebtedness could materially affect our financial condition and prevent us from fulfilling our obligations under the notes and our other indebtedness.” In addition, any future credit agreements or Indebtedness may expressly prohibit the Company’s repurchase of Notes upon a Designated Event or may provide that a Designated Event is prohibited or constitutes an event of default under that agreement. If a Designated Event occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to repurchase the Notes or could attempt to refinance their debt. If the Company does not obtain consent or refinance their debt, it would not be permitted to repurchase the Notes. The Company’s failure to repurchase tendered Notes would constitute an event of default under the Indenture, which could also constitute a default under the terms of other agreements.

Designated Event Make-Whole Amount

In addition to the conversion shares and cash described above under “—Conversion of the Notes,” in the event a Holder elects to convert Notes on or prior to November 15, 2010 in connection with a transaction described in clause (3) of the definition of a fundamental change, as limited by the paragraph following the definition of a fundamental change (both as set forth under “—Repurchase at Option of the Holder Upon a Designated Event”), such Holder shall be entitled to receive a make-whole premium within 20 days after the consummation of such Designated Event. This make-whole premium will be equal to the present value on the Designated Event Conversion Date of all required interest payments on the Notes as if paid in cash from the effective date of such fundamental change through November 15, 2010 (including any accrued but unpaid interest), computed using a discount rate equal to the Reinvestment Yield (the “Designated Event Make-Whole Amount”). Holders will only be eligible to receive the Designated Event Make-Whole Amount, unless otherwise converting under the voluntary conversion provision described above in “—Conversion of the Notes” and eligible for the Conversion Make-Whole Amount described above in “—Conversion prior to November 15, 2009,” if the market price of the Company’s common stock immediately following the announcement of such fundamental change is equal to or greater than the market price of the Company’s common stock on the date of issuance of the Notes and less than three times the market price of the Company’s common stock on the date of issuance of the Notes.

Such payment shall include the Holder’s pro rata amount of the amounts in the Escrow Account in the event of conversion prior to November 15, 2008, with the balance of the payment payable, at the Company’s option, in (i) cash, (ii) shares of the Company’s common stock valued at the volume weighted average closing sale prices of such common stock on the principal national securities exchange or the Nasdaq Global Market on which it trades for the ten consecutive trading days ending the last trading day before the conversion date and the number of shares of the Company’s common stock to be delivered to Holders in satisfaction of such stock payment election will be at a 5.0% discount to the stock price, (iii) the consideration received triggering such Designated Event, or (iv) a combination of cash, shares and such consideration.

Certain Covenants

Limitation on Restricted Payments.   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)   declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends, payments or distributions payable to the Company or a Restricted Subsidiary);

(2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or its Restricted Subsidiaries (other than any such Equity Interests owned by the Company or any Guarantor);

(3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company that is contractually subordinated to the Notes (excluding any intercompany Indebtedness between or among the Company and any of the Guarantors), except a payment of interest or principal at the Stated Maturity thereof; or

(4)   make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”).

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)   the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company;

(2)   the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company that is contractually subordinated to the Notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(3)   the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options; and

(4)   the payment of any dividend or other payment or distribution by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis.

Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and its Guarantors will be entitled to incur Indebtedness (including Acquired Indebtedness) and issue Disqualified Stock if, on the date of such incurrence or issuance, as applicable, and after giving effect thereto on a pro forma basis (including pro forma application of the net proceeds therefrom), the Consolidated Coverage Ratio exceeds 2.0 to 1.0;

provided further, that the foregoing will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)   the incurrence by the Company and the Guarantors of additional Indebtedness and letters of credit under the Working Capital Facility in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) not to exceed $50.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company to repay any Indebtedness under the Working Capital Facility and effect a corresponding permanent commitment reduction thereunder pursuant to the covenant described below under “—Limitation on Asset Sales;”

(2)   so long as no Default has occurred and is continuing, at any time after the Company’s Field EBITDA has equaled or exceeded $75.0 million, on an annualized basis, for two consecutive fiscal quarters for which financial statements are available, the incurrence by the Company and the Guarantors, other than a Guarantor that holds any of the Company’s 24 GHz or 39 GHz FCC Licenses, of additional Indebtedness, in an amount equal to 1.50 times the amount of net cash proceeds from the issuance of Equity Interests (other than Disqualified Stock) after the date of the Indenture (other than resulting from the conversion of the Notes), in an aggregate principal amount at any one time outstanding under this clause (2), together with any Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (2), not to exceed $250.0 million, provided that such Indebtedness has a weighted Average Life greater than the remaining Average Life of the Notes, and provided further, that prior to the incurrence of any such Indebtedness, the Company delivers an officers’ certificate to the Trustee certifying that the Company has complied with this clause (2);

(3)   so long as no Default has occurred and is continuing, the incurrence by the Company of additional Indebtedness, in an amount equal to 80% of the aggregate principal amount of Notes that have been converted after the date of the Indenture, provided that such Indebtedness (i) is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, (ii) does not mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Indebtedness, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, (iii) bears cash interest (or any similar payments), if at all, in an amount not to exceed 12.0% per annum and (iv) prohibits the payment of cash interest (and any similar payments) during any period in which the Company has exercised its option to pay interest on the Notes in the form of Additional Notes, or if the Company has Defaulted in the payment of interest on the Notes; and provided further, that prior to the incurrence of any such Indebtedness, the Company delivers an officers’ certificate to the Trustee certifying that the Company has complied with this clause (3);

(4)   the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes to be issued on the date of the Indenture or pursuant to the option to purchase additional Notes in the offering, and any Additional Notes issued as interest on the Notes, and the Guarantees with respect thereto;

(5)   the incurrence by the Company and its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred pursuant to this clause (5) and clauses (2), (4) and (12) of this paragraph;

(6)   the incurrence of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)    if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and the Guarantees; and

(b)   any (i) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, or (ii) sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (6);

(7)   the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that any (a) subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company, or (b) sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock that was not permitted by this clause (7);

(8)   the incurrence by the Company of Hedging Obligations in the ordinary course of business;

(9)   the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(10)  the incurrence by the Company or any Restricted Subsidiaries of the Company of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any Restricted Subsidiary of the Company, in an aggregate amount at any time outstanding not to exceed $10.0 million, provided that the aggregate amount of Indebtedness outstanding under this clause (10) and clause (14) will together not exceed $10.0 million at any time;

(11)  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12)  the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(13)  the incurrence by the Company of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or satisfy and discharge the Notes in accordance with the provisions of the Indenture; and

(14)  the incurrence by the Company or any of its Restricted Subsidiaries of any other Indebtedness not otherwise permitted to be incurred under the terms of the Indenture in an aggregate amount at any time outstanding not to exceed $5.0 million, provided that the aggregate amount of Indebtedness outstanding under this clause (14) and clause (10) will not together exceed $10.0 million at any time.

The amount of any Indebtedness outstanding as of any date will be:

(1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)     the principal amount of the Indebtedness, in the case of any other Indebtedness.

Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)   the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)   at least 85% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)    any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Subsidiary (other than contingent liabilities and Indebtedness that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to (1) a customary novation agreement that releases the Company or such Subsidiary from further liability or (2) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless the Company or such Subsidiary from and against any loss, liability or cost in respect of such assumed liability;

(b)   any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)    any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)   to repay Indebtedness and other Obligations under the Working Capital Facility and to correspondingly reduce commitments with respect thereto;

(2)   to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company and a Guarantor;

(3)   to make capital expenditures in a Permitted Business; or

(4)   to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce borrowings under the Working Capital Facility or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will, within five days thereof, make an Asset Sale Offer to all Holders of Notes and all holders of other senior secured Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the Aggregate Accreted Principal Amount of the Notes, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will include the Holder’s pro rata amount of the amounts in the Escrow Account, with the balance of the purchase price payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the Aggregate Accreted Principal Amount of the Notes and the amount of other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Limitation on Liens.   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Maintenance of Insurance.   The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)   pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)   make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)   sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However,  the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)   any encumbrance or restriction pursuant to an agreement in effect on the date of the issuance of the Notes;

(2)   Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(3)   the Indenture, the Collateral Agreements, the Notes and the Guarantees;

(4)   applicable law, rule, regulation or order;

(5)   customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)   any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(7)   Liens permitted to be incurred under the provisions of the covenant described above under “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(8)   provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(9)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Issuance and Sale of Capital Stock of Restricted Subsidiaries

The Company will not sell, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to issue or sell any Equity Interests of a Restricted Subsidiary of the Company except:

(1)   to the Company or a wholly-owned Restricted Subsidiary of the Company;

(2)   issuances of director’s qualifying shares, or sales to foreign nationals of Equity Interests of Foreign Restricted Subsidiaries of the Company, to the extent required by applicable law;

(3)   if immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made in accordance with the covenant described under “—Limitation on Restricted Payments” if made on the date of such issuance or sale; or

(4)   issuances or sales of common stock of a Restricted Subsidiary of the Company, provided that the Company or such Restricted Subsidiary applies the Net Proceeds, if any, of any such issuance or sale in accordance with the covenant described under “—Limitation on Asset Sales.”

Merger, Consolidation and Sale of Assets.   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)   consolidate or merge with or into another Person (whether or not the Company or such Restricted Subsidiary is the surviving corporation); or

(2)   sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(a)    if the Company or such Restricted Subsidiary is a party to such transaction, either (i) the Company or such Restricted Subsidiary is the surviving corporation or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(b)   if the Company or such Restricted Subsidiary is a party to such transaction, the Person formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company or such Restricted Subsidiary under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(c)    immediately after such transaction, no Default or Event of Default exists;

(d)   except to the extent waived by the FCC or as would not have a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the Company and its

Restricted Subsidiaries, taken as a whole, the Company and its Restricted Subsidiaries have obtained all required FCC consents under the Communications Act in relation to such sale, assignment, transfer, conveyance, or other disposition; and

(e)    the Company or the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition is made (if other than the Company), will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction.

In addition, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, lease all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation and Sale of Assets” covenant will not apply to:

(A)  a merger of the Company or a Restricted Subsidiary with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(B)  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries that are Guarantors.

Limitation on Transactions with Affiliates.   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company or any Restricted Subsidiary (each, an “Affiliate Transaction”), unless:

(1)   the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)   the Company delivers to the Trustee:

(a)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million (other than an Ordinary Course Affiliate Transaction), a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company;

(b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million (other than an Ordinary Course Affiliate Transaction), an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and

(c)    with respect to any Ordinary Course Affiliate Transaction or series of related Ordinary Course Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Ordinary Course Affiliate Transaction complies with this covenant and that such Ordinary Course Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)   any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)   transactions exclusively between or among the Company and/or the Guarantors;

(3)   transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)   payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company or its Restricted Subsidiaries;

(5)   Restricted Payments that do not violate the provisions of the Indenture described above under “—Limitation on Restricted Payments;”

(6)   loans or advances to employees in the ordinary course of business, and in compliance with applicable law, not to exceed $1.0 million in the aggregate at any one time outstanding; and

(7)   any agreement as in effect on the date of the issuance of the Notes or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to the Holders of the Notes).

Anti-Layering.   The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Guarantee on substantially identical terms.

Additional Guarantees.   If the Company or any of its Restricted Subsidiaries organize, acquire or otherwise create or invest in another Person that is or becomes a Domestic Restricted Subsidiary that is not a Guarantor, then the Company shall cause such Domestic Restricted Subsidiary that is not a Guarantor to:

(1)   execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture;

(2)   execute and deliver to the Collateral Agent, amendments to the Collateral Agreements and take such other actions as the Collateral Agent deems reasonably necessary in order to grant to the Collateral Agent, for the benefit of the Holders, a perfected Lien in the assets, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Agreements, by law or as may be reasonably requested by the Collateral Agent;

(3)   take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee to effectuate the foregoing; and

(4)   deliver to the Trustee an opinion of counsel that such supplemental indenture and Guarantee, and amendments to the Collateral Agreements and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the assets of such Domestic Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

Further Assurances Relating to the Collateral.   The Company shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Collateral

Agent or the Trustee shall reasonably request to more fully or accurately describe the property included as Collateral. The Company shall, and shall cause each of its Restricted Subsidiaries to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect and continue the perfection of the Liens created by the Collateral Agreements at such times and at such places as the Collateral Agent or the Trustee may reasonably request.

Real Estate Mortgages and Filings.   With respect to any fee interest in any land and the related improvements (including fixtures) thereon (individually and collectively, the “Premises”) (i) owned by the Company or a Restricted Subsidiary on the Original Issue Date and that has a Fair Market Value on such date of greater than $1.0 million or (ii) acquired by the Company or a Restricted Subsidiary after the Original Issue Date for a purchase price of greater than $1.0 million, within 90 days of the Original Issue Date in the case of clause (i) above and within 90 days of the acquisition thereof in the case of clause (ii) above:

(1)   the Company shall deliver to the Collateral Agent, as mortgagee, fully-executed counterparts of mortgages, each dated as of the Original Issue Date or the date of acquisition of such property, as the case may be, duly executed by the Company or the applicable Restricted Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(2)   the Company shall deliver to the Collateral Agent, mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related mortgage, insuring that title to such property is marketable and that the interests created by the mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens;

(3)   the Company shall deliver to the Collateral Agent, with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit and/or indemnity from the Company or the applicable Restricted Subsidiary, as the case may be, stating that to its knowledge there has been no change in the facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by the Company or Restricted Subsidiary, as applicable, of such Premises for the Company or such Restricted Subsidiary’s business as so conducted, or intended to be conducted, at such Premises at the time of delivery thereof and in each case, in form sufficient for the title insurer issuing the title policy to remove the standard survey exception from such policy and issue a survey endorsement to such policy; and

(4)   the Company shall cause to be delivered to the Collateral Agent, an opinion of counsel that such mortgage and any other documents required to be delivered have been duly authorized, executed and delivered by the Company or such Restricted Subsidiary, as applicable, and constitute legal, valid, binding and enforceable obligations of the Company or such Restricted Subsidiary, as applicable, and such other opinions regarding the perfection of such Liens created by such mortgage in such Premises as the Collateral Agent shall reasonably request.

Conduct of Business.   The Company will not, and will not permit any of its Restricted Subsidiaries to engage in any business other than a Permitted Business.

Designation of Restricted and Unrestricted Subsidiaries.   The Indenture provides that the Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted

Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described under “—Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default. The determination of Fair Market Value for the foregoing purposes will be made by the Board of Directors of the Company, whose determination will be conclusive.

Payments for Consent.   The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, any Collateral Agreement, the registration rights agreement or the Notes, unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders.   Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes and will post on the Company’s website for public availability, within the time periods specified in the SEC’s rules and regulations, all quarterly and annual financial statements and financial information that would be required to be filed with the SEC with Forms 10-Q and 10-K if the Company were required to file such reports (when and as if filed).

All such financial statements will be prepared in all material respects in accordance with SEC Regulation S-X and will be accompanied by:

(1)   a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in substantially the form that would be required if filed with the SEC with a Form 10-Q or 10-K, as the case may be;

(2)   all current reports that would be required to be filed with the SEC in current reports on Form 8-K if the Company were required to file such reports; and

(3)   in the case of annual financial statements, an audit report thereon by the Company’s independent public accountants.

In addition, for so long as any Notes remain outstanding, if at any time the Company is not required to file with the SEC the reports required in this section, the Company will furnish to Holders of Notes and to securities analysts and prospective investors of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

Each of the following is an “Event of Default”:

(1)   default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to the Notes;

(2)   default in the payment when due (at maturity or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)   default in the Company’s obligation to deliver shares of its common stock, cash or other property upon conversion of the Notes as required under the Indenture and such default continues for a period of five days;

(4)   failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under “—Repurchase at Option of the Holder Upon a Designated Event,” “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” “—Certain Covenants—Limitations on Asset Sales” or “—Certain Covenants—Merger, Consolidation and Sale of Assets;”

(5)   failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class to comply with any of the other agreements in the Indenture or any Collateral Agreement; provided, however, that with respect to a failure by the Company to comply with the covenant described under “—Certain Covenants—Reports to Holders,” such period shall be 90 days, rather than 60 days;

(6)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)    is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness when due, or if applicable, prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)   results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7)   failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8)   (i) any revocation, cancellation or relinquishment, which action is not subject to further appeal, of the Company’s or its Restricted Subsidiaries’ (a) 24 GHz FCC Licenses covering a population equal to or greater than 5.0% of the population covered by all of the Company’s and its Restricted Subsidiaries’ 24 GHz FCC Licenses or (b) 39 GHz licenses covering a population equal to or greater than 33 1/3% of the population covered by all of the Company’s and its Restricted Subsidiaries’ 39 GHz licenses, with the population in each case determined by the most recent official census conducted by the U.S. government and (ii) such FCC License revocation, cancellation or relinquishment, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the Company and its Restricted Subsidiaries taken as a whole;

(9)   certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its Restricted Subsidiaries;

(10) any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or any Collateral Agreement ceases to give the Collateral Agent the Liens (other than Liens securing Collateral, individually or in the aggregate, having a Fair Market Value of less than $500,000), rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by any Collateral Agreement or the Indenture;

(11) the Company or any of its Restricted Subsidiaries contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or

(12) the Guarantee of any Guarantor ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Restricted Subsidiary, all outstanding Notes plus any remaining escrowed interest and Liquidated Damages, if any, will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes, plus any remaining escrowed interest and Liquidated Damages, if any, to be due and payable immediately. If the Notes become due and payable at any time prior to maturity, the amount that shall become due and payable shall be the Aggregate Accreted Principal Amount of such Notes.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest or premium, if any, when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)   such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)   Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee pursue the remedy;

(3)   such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)     Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, interest or premium, if any.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

All powers of the Trustee under the Indenture, in its capacity as trustee of such Indenture, will be subject to applicable provisions of the Communications Act, including without limitation, the requirements of prior approval for de facto or de jure transfer of control or assignment of Title III licenses.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, stockholder or incorporator, as such, of the Company, a Guarantor or the Trustee shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, the Collateral Agreements or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes, the Indenture and the Collateral Agreements (“Legal Defeasance”) except for:

(1)   the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest and premium, if any, on, such Notes when such payments are due from the trust referred to below;

(2)   the rights of Holders of outstanding Notes to convert such Notes into common stock of the Company;

(3)   the Company’s and the Guarantors’ obligations with respect to the Notes and the Guarantees concerning issuing temporary Notes and Guarantees, registration of Notes and Guarantees, mutilated, destroyed, lost or stolen Notes and Guarantees and the maintenance of an office or agency for payment and money for security payments held in trust;

(4)   the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(5)   the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise Legal Defeasance or Covenant Defeasance:

(1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof;

(2)   in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)   in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)   the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company and its Subsidiaries with the intent of defeating, hindering, delaying or defrauding any creditors of the Company and its Subsidiaries or others; and

(7)   the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture and the Notes and Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes (including any Additional Notes) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes and Guarantees), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes and Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)   reduce the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)   reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes;

(3)   reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)   waive a Default or Event of Default in the payment of principal of, or interest on, or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)   make any Note payable in money other than that stated in the Notes;

(6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest on, or premium, if any, on, the Notes;

(7)   release any Collateral from the Liens of the pledge and security agreements, except as contemplated by the pledge and security agreements;

(8)   waive a redemption payment or mandatory redemption with respect to any Notes;

(9)   adversely affect the conversion rights of the Holders of the Notes; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, any Collateral Agreement, the Notes and the Guarantees:

(1)   to cure any ambiguity, defect or inconsistency;

(2)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)   to provide for the assumption of the obligations of the Company or any Guarantor to Holders of such Notes in the case of a merger or consolidation in accordance with the provisions of the Indenture;

(4)   to effect the release of a Guarantor from its Guarantee and the termination of such Guarantee, all in accordance with the provisions of the Indenture governing such release and termination;

(5)   to add any Guarantee or to secure the Notes or any Guarantee;

(6)   to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture, the Notes, the Guarantees or any Collateral Agreement of any such Holder;

(7)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(8)   to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture; or

(9)   to provide for a successor trustee in accordance with the provisions of the Indenture.

Satisfaction and Discharge

The Indenture and the Collateral Agreements will be discharged and will cease to be of further effect (except as to surviving rights of registration or exchange of the Notes, as expressly provided for in the Indenture) as to all Notes issued thereunder, when:

(1)   either:

(a)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)   all Notes that have not been delivered to the Trustee for cancellation will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, interest and premium, if any, to the date of maturity or redemption;

(2)   no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)   the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

The Indenture, the Notes, the Guarantees, the Collateral Agreements and the registration rights agreement are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, each of the Trustee and the Collateral Agent will exercise such rights and powers vested in it by the Indenture and the Collateral Agreements, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of each of the Trustee and the Collateral Agent, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, each of the Trustee and the Collateral Agent will be permitted to engage in other transactions; provided that if either the Trustee or the Collateral Agent acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Registration Rights; Liquidated Damages

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as Holders of these Notes. See “Where You Can Find More Information” to learn how you can obtain a copy of the registration rights agreement.

The Company, the Guarantors and the initial purchasers entered into the registration rights agreement on or prior to the closing of the offering. Pursuant to the registration rights agreement, the Company and the Guarantors agreed to file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the Notes and if permitted the shares of the Company’s common stock into which the Notes are convertible by the Holders of the Notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement and for so long as the Notes or the underlying common stock into which the Notes are convertible by the Holders of the Notes, and the Guarantees constitute Transfer Restricted Securities.

“Transfer Restricted Securities” means each Note or the underlying common stock into which the Notes are convertible by the Holders of the Notes until the earliest to occur of:

(1)   the date on which such Note or the underlying common stock into which the Notes are convertible by the Holders of the Notes has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(2)   the date on which such Note or the underlying common stock into which the Notes are convertible by the Holders of the Notes may be distributed by the Holder to the public pursuant to Rule 144(k) under the Securities Act.

The registration rights agreement provides that the Company and the Guarantors will file the Shelf Registration Statement with the SEC on or prior to 90 days after the issuance of the Notes and will use their commercially reasonable efforts to cause the Shelf Registration to become effective on or prior to 180 days after issuance of the Notes.

If:

(1)   the Company and the Guarantors fail to file the Shelf Registration Statement on or before the date specified for such filing;

(2)   the Shelf Registration Statement has not become effective on or prior to the date specified for such effectiveness; or

(3)   the Shelf Registration Statement has become effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (3) above, a “Registration Default”), then the Company and the Guarantors will pay Liquidated Damages to each holder of Transfer Restricted Securities.

Under the registration rights agreement, the Company will be able to suspend the Shelf Registration Statement upon certain events.

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, Liquidated Damages will be paid in an amount equal to $.05 per week per $1,000 principal amount of Transfer Restricted Securities. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of Transfer Restricted Securities.

All accrued Liquidated Damages will be paid by the Company and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Holders of Notes will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their Notes or the underlying common stock into which the Notes are convertible by the Holders of the Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify the Company and the Guarantors and specified other persons against certain losses arising out of information furnished by such Holder in writing for inclusion in the Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Accretion Premium” means an amount as calculated by the Company that is determined so that such Accretion Premium represents for each Holder, for each $1,000 principal amount of the Notes purchased at the Issue Price on the Original Issue Date, a return of 12.00% per annum, calculated on a semi-annual basis.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, or Indebtedness incurred by such specified Person in connection with the acquisition of assets, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person or the acquisition of such assets, as the case may be; and

(2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Aggregate Accreted Principal Amount” means an amount as calculated by the Company equal to 100% of the principal amount of the Notes redeemed or repurchased or otherwise due plus the Accretion Premium on the principal amount of such Notes. The applicable Aggregate Accreted Principal Amount, as of any specified date (the “Specified Date”), for each $1,000 principal amount of Notes if the Specified Date is one of the following dates (each a “Semi-Annual Date”), is equal to the amount set forth opposite such date below:

Semi-Annual Date	Aggregate Accreted Principal Amount ($)
Original Issue Date	1,000.00000
May 15, 2007	1,015.56084
November 15, 2007	1,031.49449
May 15, 2008	1,048.38415
November 15, 2008	1,066.28720
May 15, 2009	1,085.26444
November 15, 2009	1,105.38030
May 15, 2010	1,126.70312
November 15, 2010	1,149.30531
May 15, 2011	1,173.26363
November 15, 2011	1,198.65944
May 15, 2012	1,225.57901
November 15, 2012	1,254.11375

If the Specified Date occurs between two Semi-Annual Dates, the Aggregate Accreted Principal amount shall be the sum of (A) the Aggregate Accreted Principal Amount for the Semi-Annual Date immediately preceding the Specified Date and (B) an amount equal to the product of (a) the difference of (x) the Aggregate Accreted Principal Amount for the immediately following Semi-Annual Date and (y) the Aggregate Accreted Principal Amount for the immediately preceding Semi-Annual Date and (b) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Date to the Specified Date, calculated on a basis of a 360 day year comprised of twelve 30 day months, and the denominator of which is 180 days, except for the period from the Original Issue Date to the first Semi-Annual Date immediately succeeding the Original Issue Date, which is 186 days.

“Asset Acquisition” means (i) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary of the Company or will be merged or consolidated with or into the Company or any of its Restricted Subsidiaries or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person or any division or line of business of such Person.

“Asset Sale” means in a single transaction or a series of related transactions:

(1)   the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback transaction), other than the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole; and

(2)   the issuance or sale of Equity Interests of any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(3)   any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(4)   a transfer of assets between or among the Company and its wholly-owned Guarantors;

(5)   an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a wholly-owned Guarantor;

(6)   the sale or lease of products, services or accounts receivable in the ordinary course of business or equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets including, without limitation, the disposition of equipment that is worn out or obsolete;

(7)   the sale or other disposition of cash or Cash Equivalents; and

Notwithstanding anything to the contrary contained above, a Restricted Payment that does not violate the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment shall not constitute an Asset Sale, except for purposes of determination of the Consolidated Coverage Ratio.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)   the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)   the sum of all such payments.

“Bankruptcy Code” means title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time, and any successor statute, or if the context so requires, any similar federal or state law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)   with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)   with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)   with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York or San Francisco, California or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)   in the case of a corporation, corporate stock;

(2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation in profits, losses or distribution of assets with Capital Stock.

“Cash Equivalents” means:

(1)   United States dollars;

(2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)   commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Collateral” means all collateral of whatsoever nature purported to be subject to the lien of the Collateral Agreements.

“Collateral Agent” means the Trustee, in its capacity as Collateral Agent under the Collateral Agreements, together with its successors in such capacity.

“Collateral Agreements” means the Intercreditor Agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Note Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Communications Act” means the Communications Act of 1934, as amended, the rules, regulations, orders, decisions and written polices of the FCC, and binding interpretations of U.S. federal courts of any of the foregoing.

“Consolidated Coverage Ratio” means with respect to any Person as of any date of determination, the ratio of (i) the aggregate amount of EBITDA of such Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (ii) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such four fiscal quarters; provided, however, that:

(1)   if such Person or any of its Restricted Subsidiaries has incurred any Indebtedness since the beginning of such period through the determination date that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such Person for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been incurred on the first day of such period, and (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

(2)   if since the beginning of such period any Indebtedness of such Person or any of its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such Person for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period,

(3)   if since the beginning of such period such Person or any of its Restricted Subsidiaries shall have made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Sale, EBITDA for such Person for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the assets which are the subject of such Asset Sale for such period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such period, and Consolidated Interest Expense for such Person for such period shall be (i) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of such Person or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to such Person and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary of such Person is sold, transferred or otherwise disposed of, the Consolidated Interest Expense for such Person for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent such Person and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale, transfer or other disposition) and (ii) increased by interest income attributable to the assets which are the subject of such Asset Sale for such period,

(4)   if since the beginning of such period such Person or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Asset Acquisition, EBITDA and Consolidated Interest Expense for such Person for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Asset Acquisition occurred on the first day of such period, and

(5)   if since the beginning of such period any Person that subsequently became a Restricted Subsidiary of such Person or was merged with or into such Person or any of its Restricted Subsidiaries since the beginning of such period shall have made any Asset Sale or Asset Acquisition that would have required an adjustment pursuant to clause (3) or (4) above if made by such Person or a Restricted Subsidiary of such Person during such period, EBITDA and Consolidated Interest Expense for such period for such Person shall be calculated after giving pro forma effect thereto as if such Asset Sale or Asset Acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in accordance with GAAP and Regulation S-X under the Securities Act, to the extent applicable, and may take into account such reasonable additional expense synergies and other adjustments determined, in each case, in good faith by a responsible financial or accounting officer of the Company to the extent permitted by GAAP and Regulation S-X. Any Person that is a Restricted Subsidiary on the determination date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period and any Person that is not a Restricted Subsidiary on the determination date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term that extends at least until the end of such period).

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP (including commitment fees, letter of credit fees and the interest component of Capital Lease Obligations), including the net amounts paid or received under all Interest Rate Agreements, plus, to the extent not included in such interest expense and without duplication, (i) amortization of debt discount, (ii) capitalized interest, (iii) non-cash interest expense, (iv) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon, (v) the interest portion of any deferred payment obligation, and (vi) the product of (x) all cash and Disqualified Stock dividends in respect of all Disqualified Stock of such Person held by Persons other than such Person or a wholly-owned Subsidiary of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal, and less, to the extent included in such total interest expense, the amortization of capitalized debt issuance costs.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its consolidated Restricted Subsidiaries for such period determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income (i) the net income (but not loss) of any Restricted Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary was not permitted (without giving effect to any non-permanent waiver), directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (ii) any gains or losses realized upon the sale or other disposition of any assets of such Person or its consolidated Restricted Subsidiaries not sold or disposed of in the ordinary course of business (including Capital Stock or pursuant to any sale and leaseback transaction), (iii) any non-recurring or extraordinary gain or loss (including expenses related to the issuance of the Notes), (iv) the net income of any Person accrued prior to the date it became a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or a Restricted Subsidiary of the referent Person, (v) the cumulative effect of a change in accounting principles, (vi) subject to clause (vii) below, the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person, (vii) the net income (or loss) of any Unrestricted Subsidiary, whether or not distributed to the specified Person or one of its Restricted Subsidiaries, (viii) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Original Issue Date, and (ix) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued).

“Consolidated Net Worth” means, with respect to any Person of any date, the sum of:

(1)   the consolidated equity of the common stockholders of such Person as of such date; plus

(2)   the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared an paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any such cash received by such Person upon issuance of such preferred stock less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made 12 months after the acquisition of such business subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidate Subsidiary of such Person, and (y) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Discharge of Working Capital Facility Obligations” means the occurrence of all of the following:

(1)   termination or expiration of all commitments to extend credit that would constitute Working Capital Facility Indebtedness;

(2)   payment in full in cash of the principal of and interest and premium (if any) on all Working Capital Facility Indebtedness (other than any undrawn letters of credit);

(3)   cash collateralization (at the lower of (i) 110% of the aggregate undrawn amount and (ii) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Working Capital Facility Document), expiration, termination or return to the issuing bank of all outstanding letters of credit constituting Working Capital Facility Indebtedness; and

(4)   payment in full in cash of all other Working Capital Facility Obligations that are outstanding and unpaid at the time the Working Capital Facility Obligations are paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under “—Certain Covenants—Limitation Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United Sates or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“EBITDA” with respect to any Person for any period means the sum (without duplication) of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)   all income tax expense of such Person and its consolidated Restricted Subsidiaries;

(2)   Consolidated Interest Expense;

(3)   depreciation and amortization expense of the Company and its Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

(4)   all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period. Notwithstanding the foregoing, the provisions for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excluded Assets” will include, among other things, (i) any lease, license, permit, franchise, power, authority or right if, to the extent that and for long as (a) the grant of a security interest therein validly constitutes or would result in the abandonment, invalidation or unenforceability of such lease, license, permit, franchise, power, authority or right or the termination or default under the instrument or agreement by which such lease, license, permit, franchise, power, authority or right is governed and (b) such abandonment, invalidation, unenforceability, breach, termination or default is not rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision) of any relevant jurisdiction or other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that (x) such lease, license, permit, franchise, power, authority or right will be an Excluded Asset only to the extent and for as long as the conditions set forth in clauses (a) and (b) of this paragraph are and remain satisfied, and to the extent such assets otherwise constitute Collateral, such assets will cease to be Excluded Assets and will become subject to the first priority security interest of the Collateral Agent for the benefit of the Holders of Notes and of the Pari Passu Collateral Agent for the benefit of the holders of any Pari Passu Obligations, immediately and automatically at such time as such conditions cease to exist, including by reason of any waiver or consent under the applicable instrument or agreement, and (y) the proceeds of any sale, lease or other disposition of any such lease, license, permit, franchise, power, authority or right that is or becomes an Excluded Asset shall not be an Excluded Asset and shall at all times be and remain subject to the first priority security interest of the Collateral Agent for the benefit of the Holders of Notes and of the Pari Passu Collateral Agent for the benefit of the holders of any Pari Passu Obligations, (ii) property securing Capital Lease Obligations, mortgage financings or purchase money obligations and Indebtedness secured by Liens existing as of the Original Issue Date in favor of Mitsui & Co., (U.S.A.), Inc. and Mitsui & Co., Ltd. pursuant to that certain Master Installment Sale and Security Agreements, each dated as of April 2, 2004 permitted to be incurred under the Indenture to the extent the documents governing such Indebtedness prohibit the granting of a security interest in the assets securing such Indebtedness, (iii) non-material real property, (iv) leased real property, (v) any instrument evidencing Indebtedness owed to the Company or any of the Guarantors to the extent that (a) the existence and amount of such instrument is disclosed herein or (b) such instrument is created following the Original Issue Date in a transaction that complies with the Indenture, and (vi) amounts in the Escrow Account. The Notes also do not have the benefit of any security interest in the assets of any Subsidiaries of the Company that are not Domestic Restricted Subsidiaries.

“Existing Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries in existence on the Original Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the Indenture), evidenced by a resolution delivered to the Trustee.

“FCC” means the U.S. Federal Communications Commission and any successor agency that is responsible for regulating the U.S. telecommunications industry.

“FCC License” means any authorization, license or permit issued by the FCC, together with any extensions or renewals thereof.

“Field EBITDA” means, with respect to any Person for any period, the consolidated service revenues minus the cost of service revenues (excluding depreciation and amortization) of such Person and its consolidated Restricted Subsidiaries, as contained on such Person’s consolidated income statement, minus the field personnel expense of such Person and its consolidated Restricted Subsidiaries, for such period, all as determined in accordance with GAAP, on an annualized basis, and certified to the Trustee in an officer’s certificate.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the ordinary course of business to protect against interest rate and foreign currency exchange rate fluctuations, under:

(1)   interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)   other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any Indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)   in respect of borrowed money;

(2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)   in respect of banker’s acceptances;

(4)   representing Capital Lease Obligations;

(5)   representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)   representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP and also includes, to the extent not otherwise included, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to any Preferred Equity Interests. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture Documents” means, collectively, the Indenture, the Notes, the Guarantees and the Collateral Agreements.

“Insolvency Proceeding” means, as to any Person, any of the following:

(1)   any case or proceeding with respect to such Person under the Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization, arrangement, composition or readjustment of the obligations and Indebtedness of such Person:

(2)   any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any of its assets;

(3)   any proceeding for liquidation, dissolution or other winding up of the business of such Person; or

(4)   any assignment for the benefit of creditors or any marshalling of assets of such Person.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to provide protection against fluctuations in interest rates as to which such Person is party or a beneficiary.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company or such Restricted Subsidiary will be deemed to have made an Investment on the date of any such sale or disposition in such Restricted Subsidiary. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person.

“Issue Price” means 100% of the principal amount of the Notes.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax sharing arrangements, (2) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Working Capital Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Indebtedness” means Indebtedness:

(1)   as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)   no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or to cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Note Documents” means the Indenture, the Notes, the Guarantees, the Collateral Agreements, and any purchase agreement, registration rights agreement or other agreements governing, securing or relating to any Note Obligations.

“Note Indebtedness” means: (i) the Notes and the Guarantees issued on the Original Issue Date and any Notes and Guarantees issued upon the exercise by the initial purchasers of their option to purchase additional Notes in the offering and (ii) any Additional Notes and Guarantees issued pursuant to the Indenture.

“Note Lien” means a Lien granted by a Collateral Agreement to the Collateral Agent (or any other holder, or representative of holders, of Note Obligations), at any time, upon any assets of the Company or any Guarantor to secure Note Obligations.

“Note Obligations” means Note Indebtedness and all other Obligations in respect thereof.

“Obligations” means:

(1)   with respect to Note Indebtedness, any principal, premium, if any, accrued and unpaid interest, including Liquidated Damages, if any, or monetary penalty, or damages, due by the Company or any Guarantor under the terms of the Notes or the Indenture;

(2)   with respect to Working Capital Facility Indebtedness, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Working Capital Facility Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable by the Company or any guarantor of the Working Capital Facility Indebtedness.

“Ordinary Course Affiliate Transaction” means any Affiliate Transaction entered into in the ordinary course of business that is comprised of (1) a lease or leases or other similar arrangements for the installation and existence of the Company’s or any of its Restricted Subsidiaries’ equipment on or about radio towers or other structures, (2) the acquisition or provision of communication transport services via fiber optic or other communications infrastructure, or (3) other contractual arrangements relating to (1) or (2).

“Original Issue Date” means November 9, 2006.

“Pari Passu Collateral Agent” means, at any time, the Person serving at such time as the “Collateral Agent” under the agreement governing any Pari Passu Indebtedness or any other representative then most recently designated in accordance with the applicable provisions of any such agreement, together with its successors in such capacity.

“Pari Passu Indebtedness Cap” means the principal amount outstanding under any Pari Passu Indebtedness in an aggregate principal amount not to exceed $250.0 million.

“Pari Passu Obligations” means the Pari Passu Indebtedness and all other Obligations in respect Pari Passu Indebtedness.

“Permitted Business” means the business of the Company and its Restricted Subsidiaries as described in the Offering Memorandum, dated October 25, 2006 and any business or activity reasonably related or ancillary thereto.

“Permitted Holders” means Crown Castle Investment Corp., Oak Investment, Aspen Advisors LLC, Tudor Investment Corporation, TCS Capital GP, LLC, Peninsula Investment Partners, L.P., American Towers, Inc., Goldman, Sachs & Co, Ramius Capital Group, LLC, Quaker Capital Management Corp. and their respective Affiliates.

“Permitted Investments” means:

(1)   any Investment in the Company or in a wholly-owned Restricted Subsidiary;

(2)   any Investment in Cash Equivalents;

(3)   any Investment by the Company or a wholly-owned Restricted Subsidiary in a Person, if as a result of such Investment:

(a)    such Person becomes a wholly-owned Restricted Subsidiary of the Company; or

(b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a wholly-owned Restricted Subsidiary;

(4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under “—Certain Covenants—Limitation on Asset Sales;”

(5)   any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)   any Investments received in compromise or resolution of litigation, arbitration or other disputes;

(7)   Investments represented by Hedging Obligations;

(8)   loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company for bona fide business purposes in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9)   the making of any other Investment not otherwise permitted under the immediately preceding clauses (1) to (8) having a Fair Market Value (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Permitted Investments made since the date of the Indenture pursuant to this clause (9) that are at the time outstanding, in an aggregate amount not to exceed $5.0 million; and

(10) repurchases of the Notes.

“Permitted Liens” means:

(1)   subject to the terms of the Intercreditor Agreement, Liens on assets of the Company or any of the Guarantors securing Indebtedness and other Obligations under the Working Capital Facility that was permitted by the terms of the Indenture to be incurred and/or securing Hedging Obligations related thereto;

(2)   subject to the terms of the Intercreditor Agreement, Liens to secure Indebtedness permitted by clause (2) of the second paragraph of the covenant entitled “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3)   subject to the terms of the Intercreditor Agreement, Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (10) of the second paragraph of the covenant entitled “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(4)   Liens existing as of the Original Issue Date in favor of Mitsui & Co., (U.S.A.), Inc. and Mitsui & Co., Ltd. pursuant to those certain Master Installment Sale and Security Agreements each dated as of April 2, 2004;

(5)   Liens securing Indebtedness and other Obligations represented by the Notes to be issued on the date of the Indenture or pursuant to the option to purchase additional Notes in the offering, and any Additional Notes issued as interest on the Notes, and the Guarantees with respect thereto;

(6)   Liens in favor of the Company or any Restricted Subsidiary;

(7)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(8)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)   Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, and not incurred in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(12) Liens on property (including Capital Stock) existing at the time of acquisition of such property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition;

(13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)    the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b)   the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such Permitted Refinancing Indebtedness;

(14) To the extent, in each case, not otherwise resulting in an Event of Default, Liens arising by reason of a judgment, decree or court order and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(15) Liens contained in purchase and sale agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby; and

(16) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Company or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued and unpaid interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has an Average Life equal to or greater than the Average Life of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)   if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)   such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pro Rata Amount” means, with respect to any Holder of Notes, a fraction, the numerator of which is the aggregate principal amount of Notes held by such Holder and the denominator of which is the aggregate principal amount of Notes outstanding.

“Reinvestment Yield” means a discount rate equal to 0.50% over the yield (i) reported as of 10:00 a.m. (New York City time) on the date of conversion, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets or, if Page PX1 (or its successor screen on Bloomberg Financial Markets) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity closest to November 15, 2009 (in the case of “—Conversion prior to November 15, 2009”) or November 15, 2010 (in the case of “—Designated Event Make-Whole Amount”), or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the date of the conversion, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a maturity closest to November 15, 2009 (in the case of “—Conversion prior to November 15, 2009”) or November 15, 2010 (in the case of “—Designated Event Make-Whole Amount”). Such yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and later than the period from the date of such conversion November 15, 2009 (in the case of “—Conversion prior to November 15, 2009”) or November 15, 2010 (in the case of “—Designated Event Make-Whole Amount”) and (2) the actively traded U.S. Treasury security with the maturity closest to and earlier than November 15, 2009 (in the case of “—Conversion prior to November 15, 2009”) or November 15, 2010 (in the case of “—Designated Event Make-Whole Amount”). The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable note.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Secured Indebtedness Documents” means the Note Documents and the Working Capital Facility Documents.

“Senior Lenders” means the Persons holding Working Capital Facility Indebtedness.

“Senior Lender Indebtedness Cap” means the principal amount outstanding under the Working Capital Facility in an aggregate principal amount not to exceed 110% of the amount provided by clause (1) of the definition of “Permitted Indebtedness.”

“Shared Collateral” means Collateral that secures the Working Capital Facility Obligations, the Note Obligations and any Pari Passu Indebtedness Obligations, provided that the Shared Collateral with respect to Pari Passu Indebtedness shall not include the assets and Capital Stock of Subsidiaries that hold the Company’s 24 GHz or 39 GHz FCC Licenses.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent such Subsidiary:

(1)   has no Indebtedness other than Non-Recourse Indebtedness;

(2)   except as permitted by covenants described above under the “—Certain Covenants—Limitation on Transactions With Affiliates,” is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company or any Restricted Subsidiary;

(3)   is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under “—Certain Covenants—Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Working Capital Facility” means, one or more debt facilities, up to an aggregate principal amount of $50.0 million, with banks or other institutional lenders providing for revolving credit loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Working Capital Facility Collateral Agent” means, at any time, the Person serving at such time as the “Collateral Agent” under the Working Capital Facility or any other representative then most recently designated in accordance with the applicable provisions of the Working Capital Facility, together with its successors in such capacity.

“Working Capital Facility Documents” means the Working Capital Facility, the Working Capital Facility Security Documents, and all agreements governing or relating to any Working Capital Facility Obligations.

“Working Capital Facility Indebtedness” means:

(1)   Indebtedness of the Company, the Guarantors and the guarantors under the Working Capital Facility that was permitted to be incurred and secured under each applicable Secured Indebtedness Document (or as to which the lenders under the Working Capital Facility obtained an officers’ certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Indebtedness Documents); and

(2)   Hedging Obligations incurred to hedge or manage interest rate risk with respect to Working Capital Facility Indebtedness; provided, that:

(a)    such Hedging Obligations are secured by a Working Capital Facility Lien on all of the assets that secure Indebtedness under the Working Capital Facility; and

(b)   such Working Capital Facility Lien is senior to or on a parity with the Working Capital Facility Liens securing Indebtedness under the Working Capital Facility.

“Working Capital Facility Lien” means a Lien granted by a Working Capital Facility Security Document to the Working Capital Facility Collateral Agent (or any Senior Lender or other representative of the Senior Lenders), at any time, upon any assets of the Company, any Guarantor or any guarantor under the Working Capital Facility to secure Working Capital Facility Obligations.

“Working Capital Obligations” means the Working Capital Facility Indebtedness and all other Obligations in respect of Working Capital Facility Indebtedness.

“Working Capital Facility Security Documents” means the Intercreditor Agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Working Capital Facility Lien upon collateral in favor of the Working Capital Facility Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

DESCRIPTION OF CAPITAL STOCK

General

Our certificate of incorporation authorizes the issuance of up to 400,000,000 shares of common stock, par value $0.001 per share.

Common Stock

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock issuable upon conversion of the notes when issued and paid for will be, fully paid and nonassesable.

Effect of Certain Provisions of our Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

Our certificate of incorporation provides that the board of directors is classified into three classes with each class being comprised of three directors. At each annual meeting, the successors to the class of directors whose terms expire at that meeting are elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified. Therefore, it would take at least two annual meetings for stockholders to effect a change in control of the board of directors, because only a minority of the directors will be elected at each meeting. Because of the additional time required to change control of the board of directors, the classified board will tend to deter unsolicited takeover attempts, which may limit the opportunity for the combined company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or under a merger proposal and also will permit the then-current board to retain their positions and resist changes that the combined company’s stockholders may favor.

In addition, our bylaws provides that directors may only be removed for cause and do not permit stockholders to call special meetings of stockholders. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of these provisions would require approval by holders of at least a majority of our outstanding common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the notes and the common stock into which the notes may be converted from time to time. This discussion is limited to holders of the notes who hold the notes and the common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this discussion assumes the notes constitute debt for U.S. federal income tax purposes. The discussion is based upon the Code, Treasury regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions, all as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders subject to special treatment under the Code, including, without limitation, holders that are dealers in securities or foreign currency, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders that hold the notes or common stock as part of a hedge, straddle, conversion or other risk reduction transaction or holders whose functional currency is not the U.S. dollar. We also do not address the U.S. federal estate, gift or alternative minimum tax consequences of the acquisition, ownership and disposition of notes or common stock and do not address the tax consequences of the acquisition, ownership and disposition of notes or common stock under foreign, state or local tax laws. We have not sought, and will not seek, a ruling from the IRS regarding the U.S. federal income tax consequences of the acquisition, ownership or disposition of the notes or the common stock. ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of the notes or the common stock that is one of the following:

•       an individual citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or meets the “substantial presence” test under section 7701(b)(3) of the Code;

•       a corporation (or an entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

•       an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

•       a trust, if the administration of the trust is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election to be treated as a U.S. person pursuant to applicable Treasury regulations.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of notes or common stock that is not a U.S. holder or a partnership for U.S. federal income tax purposes. If a partnership, or any other type of entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of notes or common stock, the tax treatment of a partner depends upon the activities of the partnership and the status of the partner. A beneficial owner that is a partnership or a partner in such a partnership should consult its own tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes and the common stock. For purposes of this section, “holder” means either a U.S. Holder or a Non-U.S. Holder or both. The following discussion does not purport to address all tax consequences that may be relevant to a Non-U.S. Holder.

U.S. Holders

Original Issue Discount on the Notes.   The notes were issued with original issue discount (“OID”) because neither the Accretion Premium (as defined in the “Description of the Notes”) nor the interest payable on the notes constitutes “qualified stated interest” under the OID rules. The issuance of any additional notes in lieu of making cash interest payments will not be treated as a payment of interest. Instead the notes and any additional notes issued in respect thereof are treated as a single debt instrument under the OID rules. For U.S. federal income tax purposes, the excess of the “stated redemption price at maturity,” including Accretion Premium, of each note over its “issue price” constitutes OID. The “stated redemption price at maturity” of the notes equals the sum of all cash payments required to be made on the notes, whether denominated as principal or interest. The “issue price” of each note will be the first price at which a substantial amount of the notes were initially sold (other than to an underwriter, placement agent or wholesaler), which we have determined to be $1,000.00 per $1,000 initial principal amount. As a result, a U.S. Holder will be required to include OID in income as it accrues, in accordance with a constant yield method, without regard to when the holder receives the cash attributable to that income, and regardless of the holder’s regular method of accounting for U.S. federal income tax purposes. The amount of interest a U.S. holder must include in income will generally equal the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion of the taxable year in which you held such note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the product of the note’s “adjusted issue price” at the beginning of such accrual period and its “yield to maturity” (adjusted for the length of the accrual period). The “adjusted issue price” of a note at the beginning of an accrual period will equal the issue price plus the amount of OID previously includible in the gross income of the U.S. Holder, less any payments made on such note on or before the first day of the accrual period. The “yield to maturity” of a note will be computed on the basis of a constant interest rate and compounded at the end of each accrual period. If we elect to make payments of interest in additional notes, then the yield on the notes would change and thus the rate at which OID accrues would change.

The notes constitute “applicable high yield discount obligations,” commonly referred to as “AHYDOs.” The notes constitute AHYDOs because they have a yield to maturity as determined for federal income tax purposes that is at least five percentage points above the applicable federal rate determined by the IRS as of the month in which they were issued (4.64% for November of 2006 in the case of notes with semi-annual compounding) and they were issued with “significant original issue discount” within the meaning of the rules applicable to AHYDOs.

Because the notes constitute AHYDOs, our deductions for interest with respect to OID will be deferred until the interest is actually paid in cash or other property. Moreover, a portion of the interest deductions for accrued OID will be permanently disallowed because the notes have a yield to maturity that exceeds the applicable federal rate plus six percentage points. The AHYDO rules generally do not affect the amount, timing or character of a holder’s income. However, a domestic corporate holder will be treated as receiving a dividend in the amount of the disallowed portion allocable to the holder, if and to the extent we have current or accumulated earnings and profits and, in such case, be eligible for a dividends received deduction with respect to such amount.

Acquisition Premium.   A U.S. Holder of the notes is generally subject to the rules for accruing OID described above. However, if a U.S. Holder’s purchase price for the notes exceeds the adjusted issue price but is less than or equal to the sum of all amounts payable on the notes after the purchase date, the excess is acquisition premium and is subject to special rules.

Acquisition premium ratably offsets the amount of accrued OID otherwise includible in a U.S. Holder’s taxable income. That is, a holder may reduce the daily portions of OID by a fraction, the numerator of which is the excess of a holder’s purchase price for the notes over the adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the notes after the purchase date over the notes’ adjusted issue price. As an alternative to reducing the amount of OID otherwise includible in income by this fraction, a U.S. Holder may elect to compute OID accruals with respect to the notes by treating the purchase as a purchase at original issue and applying the rules described above under “—Original Issue Discount on the Notes.”

Market Discount.   Under the market discount rules of the Code, a U.S. Holder who purchases the notes at a market discount generally will be required to treat any gain recognized on the disposition of  the notes as ordinary income to the extent of the lesser of the gain or the portion of the market discount that accrued during the period that the holder held the notes. Market discount is generally defined as the amount by which a U.S. Holder’s purchase price for the notes is less than the “revised issue price” of the notes on the date of purchase, subject to a statutory de minimis exception. The “revised issue price” of the notes equals the sum of the issue price of the notes and the aggregate amount of the OID includible in the gross income of all holders of the notes for periods before the acquisition of the notes by the holder, likely reduced, although the Code does not expressly so provide, by any cash payment in respect of the notes. If a U.S. Holder acquires the notes at a market discount the holder may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry the notes until the holder disposes of the notes in a taxable transaction.

Alternatively, a U.S. Holder who has elected under applicable Code provisions to include market discount in income annually as the discount accrues will not be required to treat any gain recognized as ordinary income or to defer deductions for interest expense under these rules. In that case, a U.S. Holder’s tax basis in the notes is increased by each accrual of amounts treated as market discount. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions and any other consequences of the market discount rules that may apply to them.

Election to Treat All Interest as Original Issue Discount.   U.S. Holders may elect to include in gross income all amounts in the nature of interest that accrue on the notes, including any stated interest, acquisition discount, OID, market discount, de minimis market discount and unstated interest, as adjusted by acquisition premium. An election by a U.S. holder for notes with market discount results in a deemed election to accrue market discount in income currently for the notes and for all other bonds a holder acquires with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with permission of the IRS. A U.S. Holder’s tax basis in the notes is increased by each accrual of the amounts treated as OID under the election described in this paragraph.

Additional Amounts/Designated Events.   If a U.S. Holder converts its notes before November 15, 2009 or if a U.S. Holder converts its notes before November 15, 2010 in connection with certain designated events related to consolidations and mergers, we will be required to pay certain additional amounts, referred to below as make-whole amounts, as described under “Description of the Notes—Conversion Prior to November 15, 2009” and “Description of the Notes—Repurchase at Option of the Holder Upon a Designated Event.” In addition, we may be obligated to pay additional amounts in the circumstance described under “Description of the Notes—Registration Rights; Liquidated Damages.” We believe that the possibility that any such additional payment will be required is remote. Therefore, under applicable Treasury regulations, this possibility will not affect the timing or amount of interest income that a U.S. Holder recognizes. However, additional income will be recognized if any such additional payment is made. Additionally, if the additional payment is made with respect to notes that remain outstanding, the yield on the notes would change, altering the rate at which OID accrues. Our determination that these contingencies are remote is binding on a U.S. Holder unless it discloses its contrary position in the manner required by applicable Treasury regulations. It is possible, however, that the IRS might take a different position from that described above with respect to the treatment of these additional amounts, in which case the timing and amount of income inclusion may be different from that described above. A U.S. Holder is urged to consult its tax advisor about the tax treatment of any such additional amounts.

Furthermore, based on our determination that the likelihood of payment of such additional amounts is remote, we have concluded that the notes do not constitute “contingent payment debt instruments.” Our determination that the notes are not contingent payment debt instruments also is not binding on the IRS. If the IRS were to successfully challenge this determination and the notes were treated as contingent payment debt instruments, U.S. Holders would be required, among other things, to accrue interest income at a higher rate, to treat as ordinary income, rather than as capital gain, any gain realized on the sale, exchange or redemption of a notes, and to treat the entire amount of realized gain upon conversion of notes as taxable. Our determination that the notes are not contingent payment debt instruments also is binding upon a U.S. Holder unless it discloses its contrary position to the IRS in the manner required by applicable Treasury regulations.

Sale, Exchange, Repurchase or Redemption of the Notes.   In general, a U.S. Holder will recognize gain or loss upon the sale, exchange (other than a conversion, except as discussed below), repurchase, redemption or other taxable disposition of the notes measured by the difference (if any) between (i) the proceeds of the taxable disposition and (ii) the holder’s adjusted tax basis in the notes. A U.S. Holder’s tax basis in notes generally will equal the cost of the notes to the holder increased by any OID or market discount previously included in income with respect to the notes and reduced by any cash payments made on the notes. Subject to the market discount rules discussed above, any such gain or loss recognized on the sale, exchange, repurchase, redemption or other taxable disposition of the notes will be capital gain or loss and will generally be long-term capital gain or loss if the notes have been held or deemed held for more than one year at the time of the sale or exchange. In the case of U.S. Holders who are individuals, estates or trusts, long-term capital gains are taxed at a maximum U.S. federal income tax rate of 15% until 2011. In the case of corporate U.S. Holders, net capital gain is taxed at the same U.S. federal income tax rate as ordinary income, with a maximum rate of 35%. The deductibility of capital losses is subject to limitations. Our election to pay interest on the notes in additional notes instead of cash would not constitute a taxable exchange of the notes to the holders, although the amount and timing of holders’ income could be affected.

Conversion of Notes into Common Stock.   In general, a U.S. Holder of notes will not recognize gain or loss for U.S. federal income tax purposes on the conversion of the notes into shares of common stock, except with respect to cash received in lieu of common stock upon conversion, cash received in lieu of a fractional share of common stock and cash received as a make-whole premium. It is not clear whether a U.S. Holder would recognize gain or loss with respect to a make-whole premium that is paid in common stock. Except as described below, the U.S. Holder’s tax basis in shares of common stock received upon conversion of the notes will be the same as the holder’s tax basis in the notes exchanged therefor, exclusive of any tax basis allocable to a fractional share exchanged for cash. Except as described below, the holding period of shares of common stock received by a holder upon conversion of notes generally includes the U.S. Holder’s holding period of the notes prior to the conversion, except that the holder’s holding period for common stock attributable to interest or accrued OID may commence on the day following the date of conversion. Cash received in lieu of a fractional share of common stock upon conversion of a note should be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share should result in capital gain or loss, measured by the difference between the cash received for the fractional share and the U.S. Holder’s tax basis in the fractional share. To the extent that gain or loss is recognized with respect to common stock distributed to a U.S. Holder as a make-whole premium, the holder’s tax basis in the common stock should be equal to the fair market value of the stock on the date of issuance and the holder’s holding period should commence on the day following the date of conversion. To the extent the notes converted into common stock have accrued market discount, the amount of unrecognized accrued market discount will carry over to the common stock and will be treated as ordinary income upon disposition of that common stock.

Adjustments to Conversion Rate/Constructive Dividends.   The conversion rate of the notes is subject to adjustment under limited circumstances. U.S. Holders of the notes may be treated as receiving a constructive distribution if, and to the extent that, certain adjustments in the conversion rate or failure to adjust the conversion rate (particularly an adjustment to reflect a taxable dividend to holders of common stock) increase the proportionate interest of holders of the notes in our assets or earnings and profits, whether or not any holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment of the conversion rate of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, the increase in the proportionate interest of the holders of common stock generally will be treated as a distribution to such holders. Any such constructive distribution would be taxable to a U.S. Holder as ordinary dividend income (for which corporate holders may be eligible for a dividends received deduction) to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent of a U.S. Holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of the common stock. If a non-corporate U.S. Holder of our common stock were treated as receiving a constructive distribution with respect to common stock that is taxable as a dividend, the constructive distribution should be eligible for the reduced rate of tax described below under “—The Common Stock.” It is not clear whether a non-corporate U.S. Holder that received a constructive distribution with respect to the notes would be eligible for the reduced rate of tax on dividend income described below under “—The Common Stock.”

The Common Stock.   Distributions paid to a U.S. Holder of our common stock, to the extent made from our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as ordinary dividend income (for which a possible dividends received deduction will be available to corporate holders, subject to applicable limitations). Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s tax basis in the common stock and, subject to the market discount rules discussed above, thereafter as capital gain from the sale or exchange of such common stock. Dividends received by non-corporate holders in taxable years beginning before 2011 are generally subject to federal income tax at the applicable long-term capital gain rate, provided certain holding period requirements are met. The amount of gain or loss realized on the sale, exchange, redemption or other taxable disposition of our common stock will be equal to the difference between the amount realized and the U.S. Holder’s tax basis in the common stock. The U.S. Holder’s tax basis in the common stock will be computed in the manner described above under “—Conversion of Notes into Common Stock.” Subject to the market discount rules discussed above, gain or loss on a sale or exchange of the common stock will be capital gain or loss and generally will be long-term capital gain or loss if the holder has held or is treated as having held the common stock for more than one year. In the case of U.S. Holders who are individuals, estates or trusts, long-term capital gains are taxed at a maximum U.S. federal income tax rate of 15% until 2011. Net capital gain of corporations is taxed at the same U.S. federal income tax rate as their ordinary income, with a maximum rate of 35%. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Withholding Tax on Payments of Original Issue Discount on Notes.   Payments to a Non-U.S. Holder of interest and principal, to the extent attributable to OID on the notes, will not be subject to U.S. federal withholding tax or U.S. federal income tax, provided that the OID on the notes is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. and provided the Non-U.S. Holder:

•       does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury regulations thereunder;

•       is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•       is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•       satisfies certain certification requirements, described generally below.

This withholding exemption is referred to as the “Portfolio Interest Exception.” To satisfy the certification requirement, the Non-U.S. Holder of a note, or a financial institution holding a note on behalf of a Non-U.S. Holder, must provide to us or our paying agent, in accordance with specified procedures, a statement to the effect that the Non-U.S. Holder is not a U.S. person. These requirements will be met if (1) the Non-U.S. Holder provides its name, address and U.S. taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN) or (2) a financial institution holding the note on behalf of the Non-U.S. Holder certifies, under penalties of perjury, that such statement has been received by it and furnishes us or our paying agent with a copy of the statement. The certification requirement also may be satisfied with other documentary evidence in the case of notes held through certain qualified intermediaries.

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exception, payments of interest and principal, to the extent attributable to OID on the notes, to the Non-U.S. Holder will be subject to a 30% withholding tax (or such lower rate as is available under an applicable tax treaty) unless the Non-U.S. Holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from withholding tax or a reduction in withholding tax under a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest and principal, to the extent attributable to OID on the notes, is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s trade or business in the U.S. and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder. IRS Forms W-8BEN and W-8ECI are generally effective for the calendar year in which they are signed and the succeeding three calendar years. Prospective holders are urged to consult their own tax advisors regarding the applicability of the Treasury regulations on withholding to their particular circumstances.

As described under “Description of the Notes—Conversion Prior to November 15, 2009,” “Description of the Notes—Repurchase at Option of the Holder Upon a Designated Event” and “Description of the Notes—Registration Rights; Liquidated Damages,” we may be obligated to pay additional amounts under certain circumstances. It is uncertain whether any such additional amounts would be eligible for the Portfolio Interest Exception or any other exception from U.S withholding tax.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States and OID on the note is effectively connected with the trade or business and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, the Non-U.S. Holder, will not be subject to withholding tax discussed above (provided the Non-U.S. Holder provides us with a properly executed IRS Form W-8ECI), but will be subject to regular U.S. income tax on OID, generally in the same manner as if it were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or such lower rate as is available under an applicable tax treaty, of its effectively connected “dividend equivalent amount,” as defined in Section 884 of the Code, for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, OID on the notes will be included in the dividend equivalent amount if the OID is effectively connected with the Non-U.S. Holder’s trade or business in the United States.

Sale, Exchange or Redemption of Notes or Common Stock.   In general, a Non-U.S. Holder of the notes or common stock will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, redemption or other taxable disposition of the notes (including conversion of the notes to the extent cash is received upon conversion) or the common stock, unless:

•       the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated federal income tax rates and, if the Non-U.S. Holder is a corporation, may be subject to branch profits tax;

•       the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses;

•       in the case of amounts attributable to OID, the U.S. Holder does not meet the conditions for exemption from U.S. federal withholding tax, as describe in “—Withholding Tax on Payments of Original Issue Discount on Notes” above; or

•       we are or have been a “U.S. real property holding corporation” for federal income tax purposes during specified periods, in which case the Non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated federal income tax rates.

We do not believe we are, have been, or will be a U.S. real property holding company during the specified periods. If we are or have been a U.S. real property holding corporation, a Non-U.S. Holder nevertheless would not be subject to U.S. federal income tax on gain on a sale or other disposition of our common stock, provided the Non-US. Holder has not directly or indirectly held more than 5% of the outstanding notes or 5% of our outstanding common stock, and provided our common stock is regularly traded on an established securities market within the meaning of the applicable tax rules. If we are or have been a U.S. real property holding corporation and the above exception does not apply, a Non-U.S. Holder would be subject to U.S. federal income tax with respect to gain realized on any sale or other disposition of our common stock as well as to withholding tax, generally at a rate of 10%, on the sale proceeds. Any amount so withheld would be creditable against the Non-U.S. Holder’s federal income tax liability.

Any amount that a Non-U.S. Holder receives on a redemption of the notes, including cash received in lieu of common stock upon conversion of the notes, that is attributable to OID will be subject to U.S. federal withholding tax in accordance with the rules discussed above under “—Withholding Tax on Payments of Original Issue Discount on Notes.” It is uncertain whether the conversion of the notes into shares of common stock would be treated as a redemption for this purpose, but, as noted in the preceding sentence, cash received in lieu of common stock upon conversion of the notes would be treated as a redemption for this purpose. Absent knowledge or reason to know of a tax avoidance plan, a sale or exchange, other than a redemption, of the notes by a Non-U.S. Holder will not be subject to U.S. federal withholding tax.

Conversion of Notes into Common Stock.   A Non-U.S. Holder of the notes generally will not be subject to U.S. federal income tax on the conversion of the notes into shares of common stock as described immediately above under “—Sale, Exchange or Redemption of Notes or Common Stock.” To the extent a Non-U.S. Holder receives cash in lieu of a fractional share of common stock on conversion, the cash may give rise to gain that would be subject to U.S. federal income tax only as described above under “—Sale, Exchange or Redemption of Notes or Common Stock.” It is uncertain whether a make-whole premium would be subject to withholding tax.

Dividends on Common Stock.   Dividends paid to a Non-U.S. Holder (and any deemed dividends arising from certain adjustments or failure to adjust to the conversion rate of the notes, as described above under “U.S. Holders—Adjustments to Conversion Rate/Constructive Dividends”) are subject to U.S. federal withholding tax at a 30% rate, or if applicable, a lower treaty rate, unless the dividend is effectively connected with the Non-U.S. Holder’s trade or business in the United States and, if required by an applicable tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder. A dividend that is effectively connected with a Non-U.S. Holder’s trade or business in the United States and, if required by an applicable tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder, generally will be taxed to the Non-U.S. Holder as though the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or such lower rate as is available under an applicable tax treaty, of its effectively connected “dividend equivalent amount” (as defined in Section 884 of the Code) for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, dividends will be included in the dividend equivalent amount if the dividends are effectively connected with the Non-U.S. Holder’s trade or business in the United States. A Non-U.S. Holder claiming treaty benefits with respect to dividends or an exemption from withholding tax on dividends that are effectively connected with its U.S. trade or business must meet certain certification requirements.

Backup Withholding and Information Reporting

U.S. Holders.   In general, information reporting requirements will apply to accruals of OID on the notes and dividends on the common stock, as well as payments of proceeds on sales of notes or common stock by a U.S. Holder, unless the holder is a corporation or other exempt recipient. A backup withholding tax will apply to such payments if the U.S. Holder fails to provide its correct taxpayer identification number on IRS Form W-9 or a substitute or fails to certify its exempt status or to report, in full, its dividend or interest income.

Non-U.S. Holders.   Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of OID and dividends paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such amounts also may be made available to the tax authorities of the country in which the Non-U.S. Holder resides under information exchange provisions of an applicable income tax treaty. However, no backup withholding will be required with respect to payments made by us or our paying agent to a Non-U.S. Holder if the certification requirements described in “Non-U.S. Holders—Withholding Tax on Payments of Original Issue Discount on Notes” have been met and the payor does not have actual knowledge or reason to know that the purported Non-U.S. Holder is actually a U.S. person.

Backup withholding and information reporting will not apply if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a note or common stock to a Non-U.S. Holder. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) the broker has documentary evidence in its records that the Non-U.S. Holder is not a U.S. person and certain other conditions are met or (2) the Non-U.S. Holder otherwise establishes an exemption.

The payment by a U.S. office of a broker of proceeds from sales of notes or common stock will be subject to both backup withholding and information reporting unless the Non-U.S. Holder meets the certification requirement referred to in “Non-U.S. Holders—Withholding Tax on Payments of Original Issue Discount on Notes” above, and the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, or the Non-U.S. Person otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Selling Securityholders

We originally issued $402,500,000 aggregate principal amount of the notes to the initial purchasers in a private placement on November 9, 2006. The initial purchasers resold the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act. We may also issue up to $96,130,000 aggregate principal amount of additional notes in payment of interest thereon, as described in “Description of the Notes—Principal, Maturity and Interest.”  Selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the shares of common stock issuable upon conversion of the notes, including any such shares that may be issued in connection with certain make-whole premiums.

The following table sets forth certain information with respect to the principal amounts of the notes owned by the selling securityholders prior to the offering, together with the shares of common stock initially issuable upon conversion of those notes (not including shares that we may issue to such holders in payment of any applicable make-whole premiums), that may be offered using this prospectus. The information is based on information provided to us by or on behalf of the selling securityholders in selling securityholder questionnaires and is as of the respective dates specified by the selling securityholders in such questionnaires. The selling securityholders identified below may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements under the Securities Act, all or a portion of their notes since the time they provided us information regarding their holdings. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if any.

Since the selling securityholders may offer from time to time all or a portion of their notes (and the shares of common stock issuable upon conversion of the notes), we cannot estimate the amount of the notes (or common stock issuable upon conversion of the notes) that will be held by the selling securityholders upon consummation of any particular offering. See “Plan of Distribution.”

None of the selling security holders listed below has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliate.

Only selling security holders identified below or in a supplement or amendment to this prospectus may sell their securities under the registration statement. Prior to any use of this prospectus in connection with an offering of the notes or the shares of common stock issuable upon conversion of the notes by any holder not identified below, this prospectus will be supplemented or amended to set forth the name and other information about the selling security holder intending to sell such notes or shares of common stock. The prospectus supplement or post-effective amendment will also disclose whether any selling security holder selling in connection with such prospectus supplement or post-effective amendment has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement or post-effective amendment if such information has not been disclosed in this prospectus.

Name of Selling Security Holder	Principal Amount of Notes Owned Prior to the Offering and Offered Hereby	Amount (and Percentage) of Notes Owned After the Offering(1)	Number of Shares of Common Stock Owned Prior to the Offering	Number of Shares of Common Stock Offered Hereby(2)	Number of Shares of Common Stock Owned After the Offering(1)	Percentage of Common Stock Outstanding after Offering(1)(3)
ACE Tempest Reinsurance Ltd. (4)	$690,000	0	0	83,232	0	*
AHFP Context (5)	$160,000	0	0	19,300	0	*
Altma Fund Sicav PLC in respect of the Grafton Sub Fund (5)	$540,000	0	0	65,138	0	*
Arkansas PERS (6)	$530,000	0	0	63,932	0	*
AstraZeneca Holdings Pension (6)	$65,000	0	0	7,840	0	*
Bear, Stearns & Co., Inc.	$11,520,000	0	0	1,389,623	0	*
CASAM Context Offshore Advantage Fund Limited (5)	$350,000	0	0	42,219	0	*
Century National Insurance Company	$1,425,000	0	0	171,893	0	*
Chrysler Corporation Master Retirement Trust (4)	$3,090,000	0	0	372,737	0	*
CNH CA Master Account, L.P. (7)	$2,500,000	0	0	301,567	0	*
Context Advantage Master Fund, L.P. (5)	$2,070,000	0	0	249,697	0	*
Credit Suisse Securities (USA) LLC	$5,000,000	0	0	603,135	0	*
CSS, LLC (8)	$1,000,000	0	0	120,627	0	*
Delaware Public Employees Retirement System (4)	$1,740,000	0	0	209,890	0	*
Dow Employees Pension Plan (13)	$1,040,000	0	0	125,452	0	*
Finch Tactical Plus Class B (5)	$20,000	0	0	2,412	0	*
F.M. Kirby Foundation, Inc. (4)	$545,000	0	0	65,741	0	*
Goldman Sachs & Co. Profit Sharing Master Trust (9)	$779,000	0	43,277	93,968	43,277	*
Guggenheim Portfolio Company XXXI, LLC (10)	$436,000	0	0	52,593	0	*
Harvest Capital, LP (11)	$170,000	0	0	20,506	0	*
Harvest Master Enhanced, Ltd. (11)	$492,000	0	0	59,348	0	*
Harvest Offshore Investors Ltd. (11)	$338,000	0	0	40,771	0	*
HFR RVA Combined Master Trust (10)	$202,000	0	0	24,366	0	*
Institutional Benchmarks Series (Master Feeder) Limited in respect of Alcor Series (5)	$30,000	0	0	3,618	0	*
Institutional Benchmark Series (Master Feeder) Limited in respect of Electra Series c/o Quattro Fund (12)	$208,000	0	0	25,090	0	*

Institutional Benchmark Series (Master Feeder) Ltd. (13)	$175,000	0	0	21,109	0	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust (4)	$300,000	0	0	36,188	0	*
International Truck & Engine Corporation Retiree Health Benefit Trust (4)	$180,000	0	0	21,712	0	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust (4)	$165,000	0	0	19,903	0	*
Jefferies and Company (14)	$5,010,000	0	78,700	604,341	78,700	*
JP Morgan Securities Inc.	$2,000,000	0	0	241,254	0	*
LDG Limited (15)	$465,000	0	0	56,091	0	*
Linden Capital LP (16)	$16,250,000	0	0	1,960,188	0	*
Lyxor/Context Fund Ltd. (5)	$780,000	0	0	94,089	0	*
Mariner Opportunities Fund LP (17)	$1,500,000	0	0	180,940	0	*
McMahon Securities Co., L.P. (18)	$65,000	0	0	7,840	0	*
Microsoft Capital Group, L.P. (4)	$310,000	0	0	37,394	0	*
MSS Convertible Arbitrage 1 Fund c/o TQA Investors, LLC (19)	$49,000	0	0	5,910	0	*
National Railroad Retirement Investment Trust (4)	$2,090,000	0	0	252,110	0	*
Nuveen Preferred & Convertible Fund JQC (6)	$2,260,000	0	0	272,617	0	*
Nuveen Preferred & Convertible Income Fund JPC (6)	$1,605,000	0	0	193,606	0	*
OCM Convertible Trust (4)	$935,000	0	0	112,786	0	*
OCM Global Convertible Securities Fund (4)	$490,000	0	0	59,107	0	*
O’Connor Global Convertible Arbitrage Master Limited (20)	$6,613,000	0	0	797,706	0	*
O’Connor Global Convertible Arbitrage II Master Limited (20)	$637,000	0	0	76,839	0	*
Oz Global Special Investments Master Fund, LP (21)	$668,000	0	29,073	80,578	29,073	*
Oz Master Fund, Ltd. (9)	$62,053,000	0	2,524,861	7,485,267	2,524,861	1.7%
Pandora Select Partners, L.P. (10)	$500,000	0	0	60,313	0	*

Partner Reinsurance Company Ltd. (4)	$670,000	0	0	80,820	0	*
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund (22)	$390,000	0	0	47,044	0	*
Polygon Global Opportunities Master Fund (23)	$17,000,000	0	0	2,050,659	0	*
Quattro Fund Ltd. (24)	$1,820,000	0	0	219,541	0	*
Quattro Multistrategy Masterfund LP (24)	$182,000	0	0	21,954	0	*
Qwest Occupational Health Trust c/o Oaktree Capital Management, LLC (4)	$225,000	0	0	27,141	0	*
Qwest Occupational Health Trust, c/o Zazove Associates, LLC (13)	$100,000	0	0	12,062	0	*
Qwest Pension Trust c/o Oaktree Capital Management, LLC (4)	$1,630,000	0	0	196,622	0	*
Qwest Pension Trust, c/o Zazove Associates, LLC (13)	$3,300,000	0	0	398,069	0	*
San Diego County Employees’ Retirement Association (13)	$625,000	0	0	75,391	0	*
Stanfield Offshore Leveraged Assets, Ltd. (25)	$52,500,000	0	3,232,500	6,332,917	3,232,500	2.2%
State of Oregon Equity (6)	$1,500,000	0	0	180,940	0	*
TQA Master Fund, Ltd. (19)	$3,326,000	0	0	401,205	0	*
TQA Master Plus Fund, Ltd. (19)	$1,672,000	0	0	201,688	0	*
Trust for the Defined Benefit Plans of ICI American Holdings, Inc. (4)	$160,000	0	0	19,300	0	*
Union Carbide Employees Pension Plan (13)	$550,000	0	0	66,344	0	*
UnumProvident Corporation (4)	$445,000	0	0	53,679	0	*
Vanguard Convertible Securities Fund, Inc. (4)	$5,545,000	0	0	668,876	0	*
Virginia Retirement System c/o Oaktree Capital Management, LLC (4)	$2,450,000	0	0	295,536	0	*
Virginia Retirement System c/o Zazove Associates, LLC (13)	$2,770,000	0	0	334,136	0	*
Whitebox Convertible Arbitrage Partners, L.P. (10)	$3,862,000	0	0	465,861	0	*
Whitebox Diversified Convertible Arbitrage Partners, L.P. (10)	$500,000	0	0	60,313	0	*

Worldwide Transactions Limited (5)	$50,000	0	0	6,031	0	*
Zazove Aggressive Growth Fund, L.P. (13)	$4,800,000	0	0	579,009	0	*
Zazove Convertible Securities Fund Inc. (13)	$2,100,000	0	0	253,316	0	*
Zazove High Yield Convertible Securities Fund, L.P. (13)	$1,000,000	0	0	120,627	0	*
Zurich Institutional Benchmarks Master Fund, Ltd. c/o TQA Investors, LLC (19)	$988,000	0	0	119,179	0	*
Additional Selling Security Holders (26)

                 * Less than 1%

       (1) Assumes that each listed selling security holder sells all of the securities that are offered hereby and does not sell any of the securities owned prior to the offering.

       (2) Assumes conversion of the selling securityholder’s notes at an initial conversion rate of 120.627 shares of common stock per $1,000 principal amount of notes and that we do not elect to pay any applicable make-whole premium in shares of our common stock. These numbers are subject to adjustment as described under “Description of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future.

       (3) Based on a total of 145,668,647 shares of common stock outstanding as of April 16, 2007.

       (4) Oaktree Capital Management, LLC (“Oaktree”), as the investment manager of the listed selling securityholder, has voting and investment control over these securities. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the listed selling securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of these securities, except for their pecuniary interest therein.

       (5) Michael S. Rosen and William D. Fertig of Context Capital Management, LLC, the investment advisor to the listed security holder, may be deemed to have voting and investing control over these securities.

       (6) Ann Houlihan may be deemed to have voting and investment control over these securities.

       (7) CNH Partners, LLC, the investment advisor of the listed security holder, has voting and investment control over these securities. Investment principals for the investment advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

       (8) Nicholas D. Schoewe and Clayton A. Struve may be deemed to have voting and investment control over these securities.

       (9) Daniel S. Och, as senior managing member of Oz Management, LLC, the investment manager to the listed security holder, may be deemed to have voting and investment control over these securities.

(10) Andrew Redleaf, as managing member of the general partner of the listed security holder, may be deemed to have voting and investment control over these securities.

(11) Harvest Management LLC, as investment manager, has sole voting and investment control over these securities.

(12) Gary Crowder has voting and investment control over these securities.

(13) Gene T. Pretti of Zazove Associates, LLC may be deemed to have voting and investment control over these securities.

(14) The listed selling securityholder is an affiliate of Jefferies & Company, Inc., one of the initial purchasers of the notes.

(15) TQA Investors LLC has shared voting control and sole investment control over these securities. The members of TQA Investors LLC are John Idone, Paul Bucci, Darren Langis and Andrew Anderson.

(16) Siu Min Wong may be deemed to have voting and investment control over these securities.

(17) Mariner Advisors LLC, as the general partner of the listed securityholder, has voting and investment control over these securities.

(18) The Executive Committee of the listed selling securityholder, which is composed of Joe Castro, Ron Fertig, Jay Glassman, Joe Dwyer, Alan Streiter, D. Bruce McMahon, Pat Ranson and Norman Ziegler, has voting and investment control over these securities.

(19) TQA Investors, LLC has voting and investment control over these securities. The principals of TQA Investors, LLC are Robert Butman, John Idone, Paul Bucci, George Esser, Bartholomew Tesoriero, DJ Langis and Andrew Anderson.

(20) UBS O’Connor LLC, as the investment manager of the listed selling securityholder, has voting and investment control over these securities. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG.

(21) Daniel S. Och, as senior managing member of Och-Ziff Associates, the managing member of OZ Advisors, LLC, the general partner of OZ Global Special Investments Master Fund, L.P., may be deemed to have voting and investment control over these securities.

(22) Mark Rowe, Felix Hardner, Michael Fitchet and Denis O’Maley have voting and investment control over these securities.

(23)   Polygon Investment Partners LLP and Polygon Investment Partners LP, as the investment managers, Polygon Investments Ltd., as the manager, Alexander E. Jackson, Reade E. Griffith and Patrick G.G. Dear share voting and investment control over these securities. Each of these persons disclaims beneficial ownership of the securities held by the listed selling security holder.

(24) Andrew Kaplan, Brian Swain and Louis Napoli have voting and investment control over these securities.

(25)   Stanfield Capital Partners LLC, as the investment manager of the listed security holder, has voting and investment control over these securities. The management committee of Stanfield Capital Partners LLC is composed of Dan Baldwin, Steve Alfieri, Chris Jansen, Sarah Street and Chris Greetham. Each of these persons disclaims beneficial ownership of the securities held by the listed selling security holder.

(26)   Information regarding these securities and any additional selling securityholders will be set forth in supplements to this prospectus, if necessary

Plan of Distribution

The notes and the common stock issuable upon conversion of the notes are being registered to permit public secondary trading of these securities from time to time after the date of this prospectus. Any references below to the shares of common stock issuable upon conversion of the notes also includes shares of common stock that may be issued in connection with certain “make-whole premiums” described in “Description of the Notes.”  We will not receive any of the proceeds of the sale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes. The aggregate proceeds to the selling securityholders from the sale of the notes or common stock issuable upon conversion of the notes will be the purchase price of such securities less any discounts and commissions. A selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of notes or common stock to be made directly or through agents.

The notes and the common stock issuable upon conversion of the notes may be sold from time to time to purchasers:

•        directly by the selling securityholders and their successors; or

•        through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the common stock issuable upon conversion of the notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the common stock issuable upon conversion of the notes may be deemed to be “underwriters” within the meaning of Section 2(11) the Securities Act. As a result, any profits on the sale of such securities by selling securityholders and any discounts, commission or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions within the meaning of the Securities Act. Selling securityholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders who are deemed to be underwriters will also be subject to the prospectus delivery requirements of the Securities Act.

If the notes and the common stock issuable upon conversion of the notes are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

The notes and the common stock issuable upon conversion of the notes may be sold in one or more transactions at:

•        fixed prices;

•        prevailing market prices at the time of sale;

•        varying prices determined at the time of sale; or

•        negotiated prices.

These sales may be effected in transactions (which may involve block transactions):

•        on any national securities exchange or quotation service on which the notes and common stock issuable upon conversion of the notes may be listed or quoted at the time of the sale;

•        in the over-the-counter market; or

•        in transactions otherwise than on such exchanges or services or in the over-the-counter market.

In connection with the sale of notes and the common stock issuable upon conversion of the notes, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of notes or the common stock issuable upon conversion of the notes in the course of hedging their positions. The selling securityholders may also sell the notes and common stock issuable upon conversion of the notes short and deliver such notes and common stock to close out short positions, or loan or pledge such securities to broker-dealers that in turn may sell such securities.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the common stock issuable upon conversion of the notes.

Our common stock is listed on the Nasdaq Global Market under the symbol “FTWR.” We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Accordingly, we can offer no assurance as to the development of liquidity or any trading market for the notes.

There can be no assurance that any selling securityholder will sell any or all of the notes or the common stock issuable upon conversion of the notes pursuant to this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift such securities by other means not described in this prospectus. In addition, any notes or shares of common stock issuable upon conversion of the notes covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The notes and the common stock issuable upon conversion of the notes may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock issuable upon conversion of the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling securityholders and any other person participating in the sale of notes or the common stock issuable upon conversion of the notes will be subject to the Exchange Act. The Exchange Act rules include (and any successor rules or regulations may include), without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the common stock issuable upon conversion of the notes by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of such securities and the ability of any person or entity to engage in market-making activities with respect to such securities.

Legal Matters

The validity of the securities will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

Experts

The consolidated financial statements of FiberTower Corporation appearing in FiberTower Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2006, and FiberTower Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon which conclude, among other things, that FiberTower Corporation did not maintain effective internal control over financial reporting as of December 31, 2006, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. With the exception of the SEC registration fee, all fees and expenses set forth below are estimates.

SEC registration fee	$53,354
Printing expenses	25,000
Legal fees and expenses	50,000
Accounting fees and expenses	60,000
Miscellaneous	6,646
Total	$180,000

Item 15.                 Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. In addition, the statutes of Delaware contain provisions to the general effect that any director shall in the performance of his duties be fully protected in relying in good faith upon the books of account or records of the corporation or statements prepared by any official of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant’s amended and restated certificate of incorporation provides that the registrant shall indemnify its directors and officers to the full extent permitted by the General Corporation Law. The Registrant’s amended and restated certificate of incorporation also provides that the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the registrant’s amended and restated certificate of incorporation provides that the limitation of liability provided for therein shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Registrant’s amended and restated by-laws provide that the Registrant shall indemnify its officers, directors, employees and agents to the full extent permitted by the General Corporation Law and shall provide for the advancement of expenses to such persons.

All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

Although the above discussion summarizes the material provisions of our certificate of incorporation and bylaws, as amended, and Section 145 of the DGCL, it is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Reference is made to Item 17 for the Registrant’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 16.                 Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this registration statement.

Item 17.                 Undertakings.

A.      The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs A(l)(a), A(l)(b) and A(1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)             Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

B.      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on April 24, 2007.

FIBERTOWER CORPORATION
By:	/s/ Thomas A. Scott
Thomas A. Scott
Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
	/s/ Michael K. Gallagher	President, Chief Executive Officer and Director (Principal Executive Officer)	April 24, 2007
Michael K. Gallagher
	/s/ Thomas A. Scott	Senior Vice President and Chief
	Thomas A. Scott	Financial Officer (Principal Financial and Accounting Officer)	April 24, 2007
	*	Executive Chairman and Director	April 24, 2007
John D. Beletic
	*	Director	April 24, 2007
Bandel Carano
	*	Director	April 24, 2007
Randall Hack
	*	Director	April 24, 2007
John Kelly
	*	Director	April 24, 2007
John B. Muleta
	*	Director	April 24, 2007
Darryl Schall
	*	Director	April 24, 2007
Steven D. Scheiwe
	*	Director	April 24, 2007
Neil S. Subin
* By:	/s/ Michael K. Gallagher
Michael K. Gallagher, Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, each of the co-registrants set forth below (the “Co-Registrants”) has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on this 24th day of April 2007.

FIBERTOWER NETWORK SERVICES CORP.		FIBERTOWER SOLUTIONS CORPORATION
By:	/s/ Thomas A. Scott	By:	/s/ Thomas A. Scott
Name: Thomas Scott Title: Chief Financial Officer		Name: Thomas Scott Title: Chief Financial Officer

ART LICENSING CORPORATION		ART LEASING, INC.
By:	/s/ Thomas A. Scott	By:	/s/ Thomas A. Scott
Name: Thomas Scott		Name: Thomas Scott
Title: Chief Financial Officer		Title: Chief Financial Officer
TELIGENT SERVICES ACQUISITION, INC.
By:	/s/ Thomas A. Scott
Name: Thomas Scott
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed on April 24, 2007 by the following persons in the capacities indicated.

In their capacity as the directors of each of the following Co-Registrants:

FIBERTOWER NETWORK SERVICES CORP.
FIBERTOWER SOLUTIONS CORPORATION
ART LICENSING CORPORATION
ART LEASING, INC.
TELIGENT SERVICES ACQUISITION, INC.

/s/ Michael K. Gallagher	/s/ Thomas A. Scott
Michael K. Gallagher,	Thomas A. Scott,
Director	Director